                                                Filed Pursuant to Rule 424(b)(1)
                                                 Registration Nos. 333-66153 and
                                                                    333-66153-01

                      1,315,790 Trust Preferred Securities

                        UNION BANKSHARES CAPITAL TRUST I

                    9% Cumulative Trust Preferred Securities

            (Liquidation Amount $7.60 per Trust Preferred Security)

                 guaranteed as described in this prospectus by

                             UNION BANKSHARES, LTD.

Union Bankshares Capital Trust I, a Delaware statutory business trust is offering the 9% Cumulative Trust Preferred Securities. The Preferred Securities represent undivided beneficial interests in the assets of Union Bankshares Capital Trust I. Union Bankshares, Ltd. will be the owner of all of the beneficial interests represented by common securities of Union Bankshares Capital Trust I and will guarantee all of Union Bankshares Capital Trust I's obligations under the Preferred Securities as described in this prospectus.

Union Bankshares, Ltd. intends to include the Preferred Securities for listing on the NASDAQ National Market under the trading symbol "UBSCP."

YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 12 BEFORE INVESTING IN THE PREFERRED SECURITIES.

These securities are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                       PER SHARE       TOTAL
                       ---------       -----
Public Offering
  Price..............   $ 7.60      $10,000,004
Maximum Underwriting
  Commission.........   $0.266      $   350,000
Proceeds to Union
  Bankshares Capital
  Trust I............   $ 7.60      $10,000,004

The underwriters may purchase up to 131,578 additional Preferred Securities from Union Bankshares Capital Trust I under certain circumstances.

Union Bankshares, Ltd. has agreed to pay the underwriters' commission.

The underwriters are offering the Preferred Securities subject to certain conditions. The underwriters expect to deliver the Preferred Securities on or about December 17, 1998.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BIGELOW & COMPANY INVESTMENT BANKERS
BARINGTON CAPITAL GROUP

The date of this prospectus is December 11, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     3
Selected Consolidated Financial Data........................    10
Risk Factors................................................    12
Safe Harbor Statement Under the Private Securities
  Litigation
  Reform Act of 1995........................................    24
Use of Proceeds.............................................    25
Accounting Treatment........................................    25
Capitalization..............................................    26
Ratio of Earnings to Fixed Charges..........................    27
Pro Forma Consolidated Financial Statements.................    28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    35
Business....................................................    52
Management..................................................    68
Information Concerning Lakewood State Bank..................    70
Description of the Preferred Securities.....................    84
Description of the Junior Subordinated Debentures...........    96
Book-Entry Issuance.........................................   108
Description of Guarantee....................................   111
Relationship Among the Preferred Securities, the Junior
  Subordinated Debentures and the Guarantee.................   114
Certain Federal Income Tax Consequences.....................   116
ERISA Considerations........................................   121
Underwriting................................................   121
Legal Matters...............................................   123
Experts.....................................................   123
Incorporation of Certain Documents by Reference.............   123
Available Information.......................................   124
Index to Financial Statements...............................   F-1

                               PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all the information you should consider. Therefore, you should also read the more detailed information set forth in this prospectus, the financial statements of the company and the other information that is incorporated by reference in this prospectus.

                                  THE COMPANY

OVERVIEW

Union Bankshares, Ltd. is an independent bank holding company which owns Union Bank & Trust, a state chartered commercial bank located in Denver, Colorado. The bank, acquired by the company in 1985, and its predecessors have been operating since 1917. The bank attracts FDIC-insured deposits, and focuses on providing relationship banking based on personal attention and professional service. Most of the bank's customers are small and medium-sized businesses and individuals located in the Denver area. The bank follows conservative underwriting standards and emphasizes asset quality and capital preservation. As a result, the bank has largely avoided excessive loan losses. The bank's ratios of nonperforming assets to capital and to total assets were .13% and .01%, respectively, at December 31, 1997. At September 30, 1998, the company had consolidated total assets of $249.4 million, net loans of $125.6 million, deposits of $217.1 million and shareholders equity of $19.9 million. Additionally, the company's Tier I and total risk-based capital ratios were 11.72% and 12.97%, respectively.

On August 27, 1998, the company announced the planned acquisition of Lakewood State Bank, a state chartered bank located in Lakewood, Colorado. Lakewood State Bank focuses on account relationships that are similar to those of the bank. At September 30, 1998, Lakewood State Bank had total assets of $44.9 million, net loans of $23.6 million, deposits of $40.3 million and shareholders equity of $4.3 million. Additionally, Lakewood State Bank's Tier I and total risk-based capital ratios were 16.1% and 17.3%, respectively.

The company continues to seek to take advantage of the opportunities in the Colorado banking market which have resulted from the relaxation of regulatory limitations on branch banking. In addition, recent bank acquisition activity has led to lapses in coverage of different customer needs and reduction in customer services, as well as disruption of existing account relationships. The company believes that this continues to afford the bank an opportunity for internal growth through attracting new customers and quality personnel with existing customer relationships.

The company's strategy for growth has been to develop startup branches around the Denver metropolitan area. In July 1994, the bank opened its first branch in the Lakeside area of metropolitan Denver. The branch has been well received by the community and has attracted over $22.7 million in deposits to date. In March 1995, the bank opened its second branch in the University Hills area of metropolitan Denver, and in December 1995, the bank opened its third branch in the Lakewood area of metropolitan Denver. The University Hills and Lakewood branches have also been well received by their respective communities and have attracted over $18.4 million and $15.0 million in deposits to date, respectively. The recently opened Littleton branch has attracted over $6.3 million of deposits, and a Golden branch opened in October 1998. The bank plans to operate Lakewood State Bank as a stand-alone branch. The company continues to analyze opportunities to open additional branches in the metropolitan Denver area.

As a result of this strategy, the company has enjoyed substantial growth in its asset base, revenues and net income. The company's total assets increased from approximately $167.2 million at December 31, 1995, to $249.4 million at September 30, 1998. The company's net interest income increased from $8.2 million for the year ended December 31, 1995 to $10.8 million for the twelve month period ended December 31, 1997. The company's net income increased from $1.2 million for the year ended December 31, 1995 to $2.1 million for the twelve month period ended December 31, 1997.

OPERATING STRATEGY

The company's strategy as an independent, one-bank holding company has been carried out through the operations of the bank and, since 1994, its branches. The bank emphasizes local relationship banking for small and medium-sized businesses and individuals. The bank's operating strategies include:

     - Personal Attention and Professional Service

     - Maintaining Asset Quality

     - Asset/Liability Management

- Personal Attention and Professional Service. The bank's customer-oriented strategy is to provide customers with personal attention and professional service. The bank involves all employees in developing and carrying out its customer service program. The bank's executive management team believes that by providing employees an open opportunity to communicate their ideas to management, and, if appropriate, implementing them, it can refine and improve the operation of the bank.

- Maintaining Asset Quality. The bank has emphasized asset quality through its conservative lending policy rooted in relationship banking. The bank generally is not a transaction-by-transaction lender, preferring instead to develop a full banking relationship with its loan customers. This philosophy has resulted in generally low loan losses and low ratios of nonperforming assets to total assets. See "Business -- Nonperforming Assets."

- Asset/Liability Management. The bank maintains an asset/liability management policy to manage the risk/return relationships between capital adequacy, market risk, liquidity and interest rate risk. A primary goal of this policy is to protect the bank's asset and liability portfolio from undue interest rate risk. Exposure to interest rate risk arises from volatile interest rates and differences in the maturities of the bank's assets (i.e. loans and securities) and its liabilities (i.e. deposits). The bank attempts to control the exposure of its earnings to changing interest rates by generally maintaining a position within a narrow range around an "earnings neutral position," which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management."

GROWTH STRATEGY

On August 27, 1998 the company announced that it had reached an agreement to acquire Lakewood State Bank. The company believes that Lakewood State Bank's operating philosophy is consistent with that of Union Bank & Trust, and that the combined bank, with approximately $300 million in pro forma total assets, will be able to operate effectively in the Denver marketplace. The acquisition is structured as a cash-for-stock merger in which the shareholders of Lakewood State Bank will receive a total of $8.35 million in cash, Lakewood State Bank will be merged into the bank and its separate corporate existence will cease. Thereafter, the bank will continue Lakewood State Bank's operations in the same fashion as the company's other branches. The acquisition of Lakewood State Bank is referred to in this prospectus as the "Lakewood Acquisition."

The company is focused on growth of the bank as an independent entity. The bank has adopted an aggressive internal growth strategy through establishing full-service branches to serve the small and medium-sized businesses in each location. The bank's five existing full-service branches provide complete banking services in each location and are headed by a branch president with responsibility and authority to service the banking and lending needs of the local business. This structure compliments the bank's philosophy of customer-to-staff-to-management direction so that the bank responds to customer input rather than the customer being asked to respond to the bank without having the opportunity to give input.

Management intends to continue to recruit additional high-quality personnel and enhance its internal management systems. Management believes that such personnel and systems are necessary if the company is to achieve its growth strategy without compromising its customer-oriented approach to banking and its commitment to maximize asset quality. Further, the recent consolidation in the Colorado banking industry has resulted in the availability of a large number of quality personnel with long-standing customer relationships. We cannot guarantee, however, that we will achieve our growth objectives.

The company's principal executive office is located at 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, and its telephone number is (303) 298-5352.

                        UNION BANKSHARES CAPITAL TRUST I

Union Bankshares Capital Trust I is a statutory business trust created under Delaware law on October 14, 1998. The trust's business and affairs will be conducted by the Property Trustee, the Delaware Trustee and three individual Administrative Trustees who are officers of the company. The trust was created for the exclusive purpose of offering the Preferred Securities and engaging in the other transactions discussed in this prospectus. All of the common securities of the trust are owned by the company. See "Description of the Preferred Securities -- Subordination of Common Securities of the Trust Held by the Company." The trust will have a term of 30 years, but may dissolve earlier as provided in the trust agreement.

Union Bankshares Capital Trust I's principal executive office is located at 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, and its telephone number is
(303) 298-5352.

                                  RISK FACTORS

YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" SET OUT IMMEDIATELY FOLLOWING THIS SUMMARY.

                                  THE OFFERING

Preferred Securities issuer.....    Union Bankshares Capital Trust I

Securities offered..............    1,315,790 Preferred Securities. The
                                    Preferred Securities represent undivided beneficial interests in the trust's assets, which will consist solely of the 9% Junior
                                    Subordinated Debentures and payments
                                    thereunder and rights under an expense
                                    agreement.

Distributions...................    The distributions payable on each Preferred
                                    Security will be fixed at a rate per annum of 9% of the Liquidation Amount of $7.60 per Preferred Security, will be cumulative, will accrue from the date of issuance of the Preferred Securities, and will be payable quarterly in arrears on the 15th day of March, June, September and December of each year that the Preferred Securities are outstanding, commencing on March 15, 1999
                                    (subject to possible deferral as described below). The amount of each distribution due with respect to the Preferred Securities will include amounts accrued through the date the distribution payment is due. See
                                    "Description of the Preferred Securities --
                                    Distributions."

Extension Periods...............    So long as no default has occurred and is
                                    continuing, the company will have the right, at any time, to defer payments of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters with respect to each deferral period (each an "Extension Period"). No Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. If interest payments are deferred, distributions on the Preferred Securities will also be deferred and the company will generally not be permitted to declare or pay any cash distributions with respect to the company's capital stock or debt securities that rank equally with or junior to the Junior
                                    Subordinated Debentures. During an Extension
                                    Period, distributions will continue to
                                    accrue with income on the deferred
                                    distributions compounding quarterly at the rate of 9%. Because interest would continue to accrue and compound on the Junior Subordinated Debentures, to the extent permitted by applicable law, holders of the Preferred Securities would be required to accrue income for United States federal income tax purposes. This means that you would have income from the Preferred
                                    Securities for United States federal income tax purposes but that you would not receive any cash with which to pay any tax that may be due on that income. See "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period," "Certain
                                    Federal Income Tax Consequences -- Interest
                                    Income and Original Issue Discount" and
                                    "Risk Factors -- Option to Extend Interest
                                    Payment Period; Tax Consequences; Market
                                    Price Consequences."

Maturity........................    The Junior Subordinated Debentures will
                                    mature on December 17, 2028, which date may be accelerated (such date, as it may be accelerated, the "Stated Maturity") to a date not earlier than December 17, 2003 if certain conditions are met (including the company having received prior approval of the Federal Reserve to do so if then required).

Redemption......................    You may be required to sell your Preferred
                                    Securities to the trust if the Junior
                                    Subordinated Securities are prepaid. In this case, the trust will buy your Preferred
                                    Securities at a redemption price equal to the aggregate Liquidation Amount of the Preferred Securities, plus accumulated and unpaid distributions on the Preferred
                                    Securities to the date of redemption.
                                    Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the company may redeem the Junior Subordinated
                                    Debentures prior to maturity (i) on or after December 17, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and during the continuance of a Tax Event, an Investment Company Event or a
                                    Capital Treatment Event, in each case at a redemption price equal to 100% of the principal amount of the Junior Subordinated
                                    Debentures so redeemed, plus any accrued but unpaid interest to the date fixed for redemption. See "Description of the
                                    Preferred Securities -- Redemption" and
                                    "Description of the Junior Subordinated
                                    Debentures -- Redemption."

Distribution of Junior
Subordinated Debentures.........    The company has the right at any time to
                                    dissolve the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to holders of Preferred
                                    Securities in liquidation of the trust, if the company has received prior approval of the Federal Reserve to do so if then required. See "Description of the Preferred
                                    Securities -- Distribution of Junior
                                    Subordinated Debentures."

Guarantee.......................    The company will provide a guarantee on a
                                    subordinated basis of payments by the trust of distributions and certain other amounts due on the Preferred Securities, to the extent the trust has sufficient funds. If the trust has insufficient funds to pay distributions on the Preferred Securities
                                    (i.e., if the company has failed to make required payments under the Junior
                                    Subordinated Debentures), a holder of the Preferred Securities would be entitled to institute a legal proceeding directly against the company to enforce such holder's rights under the Guarantee. See "Risk
                                    Factors -- Limitations on Direct Actions
                                    Against the Company and on Rights Under the Guarantee" and "Description of the Junior
                                    Subordinated Debentures -- Debenture Events of Default," "-- Enforcement of Certain
                                    Rights of Holders of Preferred Securities,"
                                    "Description of Guarantee."

Ranking.........................    The Preferred Securities will rank equally
                                    with, and payments thereon will be made pro rata, with the Common Securities of the trust held by the company, except as described under "Description of the
                                    Preferred Securities -- Subordination of
                                    Common Securities of the Trust Held by the Company." The company's obligations under the Guarantee, the Junior Subordinated
                                    Debentures and other documents described in this prospectus are unsecured and rank subordinate and junior in right of payment to all current and future Senior and Subordinated Debt of the company. At
                                    September 30, 1998, the aggregate
                                    outstanding Senior and Subordinated Debt of the company, on an unconsolidated basis, was $1.0 million. In addition, all existing and future liabilities of the company's subsidiaries, including the bank, will rank prior to all obligations of the company relating to the securities described in this prospectus. The company may cause additional preferred securities to be issued by trusts similar to Union Bankshares Capital Trust I in the future, and there is no limit on the amount of such securities that may be issued. In this event, the company's obligations under the junior subordinated debentures to be issued to such other trusts and the company's guarantees of the payments by such trusts will rank equally with the company's obligations under the Junior
                                    Subordinated Debentures and the Guarantee.

Voting Rights...................    The holders of the Preferred Securities will
                                    generally have limited voting rights
                                    relating only to the modification of the Preferred Securities, the dissolution, winding-up or termination of the trust and certain other matters described herein. See
                                    "Description of the Preferred
                                    Securities -- Voting Rights; Amendment of the Trust Agreement."

NASDAQ Symbol...................    UBSCP

Use of Proceeds.................    The proceeds to the trust from the sale of
                                    the Preferred Securities offered by this prospectus will be used by the trust to purchase the Junior Subordinated Debentures of the company. The company, in turn, intends to contribute $7 million of the net proceeds to the capital of the bank to finance the acquisition of Lakewood State
                                    Bank, and with the remainder of the proceeds to be used for general corporate purposes, which may include, without limitation, establishment of future bank branch locations, possible future acquisitions and additional capital contributions to the bank. The company expects approximately $5.8 million of the Preferred Securities to qualify as Tier 1 capital under the capital guidelines of the Federal Reserve subject to regulatory limitations. See "Use of
                                    Proceeds."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                              AT OR FOR THE NINE
                                 MONTHS ENDED
                                 SEPTEMBER 30,            AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                              -------------------   ------------------------------------------------------
                                1998       1997       1997        1996        1995       1994       1993
                              --------   --------   --------   ----------   --------   --------   --------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
Interest income.............  $ 13,079   $ 11,688   $ 15,960   $   13,526   $ 12,091   $  9,549   $  7,738
Interest expense............     4,516      3,737      5,118        4,212      3,845      2,659      2,627
Net interest income.........     8,563      7,951     10,842        9,314      8,246      6,890      5,111
Provision for loan losses...       243        270        360          285        120        195        170
Other income................       715        700        958        1,037        610        413      1,275
Other expenses..............     7,547      6,242      8,453        7,616      7,213      5,817      4,897
Income tax expense..........       240        628        851          540        297        248        201
Net income before
  extraordinary items.......     1,248      1,511      2,136        1,910      1,226      1,043      1,118
Extraordinary items.........        --         --         --          337         --         --         --
Net income..................     1,248      1,511      2,136        1,573      1,226      1,043      1,118
BALANCE SHEET
Total Assets................   249,398    208,389    221,505      183,186    167,232    145,772    132,878
Loans.......................   127,929    122,792    122,784      100,732     81,312     65,199     57,957
Allowance for loan losses...     2,304      2,034      2,125        1,754      1,448      1,071      1,006
Investment securities
  available for sale........    58,515     32,240     37,180       39,904     51,232     33,100     42,664
Investment securities held
  to maturity...............    25,786     30,317     27,929       24,634     18,416     34,219     23,013
Nonperforming assets(1).....        52        129         23           14        192      1,025        560
Deposits....................   217,063    176,900    190,076      156,409    140,175    126,201    113,094
Shareholders' equity........    19,859     17,565     18,222       16,032     14,912     12,055     12,339
PER COMMON SHARE
Net income per share
  (basic)(3)................  $   0.53   $   0.65   $   0.92   $     0.68   $   0.53   $   0.44   $   0.52
Net income per share
  (diluted)(3)..............  $   0.47   $   0.60   $   0.84   $     0.65   $   0.47   $   0.41   $   0.47
Tangible book value per
  share (basic)(3)..........  $   7.40   $   6.40   $   6.69   $     5.89   $   5.10   $   3.62   $   4.08
Tangible book value per
  share (diluted)(3)........  $   6.58   $   5.91   $   6.12   $     5.42   $   3.51   $   2.50   $   2.90
KEY RATIOS:
Net interest margin(2)......      5.77%      6.30%      6.25%        6.29%      6.35%      6.03%      4.99%
Net interest spread(2)......      4.68%      5.20%      5.14%        5.29%      5.33%      5.24%      4.17%
Return on average assets
  (annualized)..............      0.73%      1.05%      1.08%        0.91%      0.80%      0.76%      0.91%
Return on average common
  equity (annualized).......      8.79%     12.16%     12.68%       10.44%      9.28%      8.49%     10.23%
Shareholders' equity to
  total assets..............      7.96%      8.41%      8.22%        8.75%      8.92%      8.27%      9.29%
Tier 1 risk-based capital...     11.72%     10.34%      9.91%       10.12%      9.88%     10.35%     11.14%
Total risk-based capital....     12.97%     11.61%     11.18%       11.37%     11.15%     11.58%     12.39%
Nonperforming assets to
  total assets..............      0.02%      0.06%      0.01%        0.01%      0.12%      0.70%      0.42%
Nonperforming loans to total
  loans.....................      0.04%      0.11%      0.02%        0.01%      0.24%      1.57%      0.97%
Allowance for loan losses to
  total loans...............      1.80%      1.66%      1.73%        1.74%      1.78%      1.64%      1.74%
Allowance for loan losses to
  nonperforming loans.......  4,430.77%  1,576.74%  9,239.13%   12,528.57%    754.17%    104.49%    179.64%

---------------
(1) Includes loans 90 days or more delinquent and still accruing interest, nonaccrual loans and restructured loans.

(2) On a tax equivalent basis.

(3) Earnings per share and tangible book value per share recalculated in prior years to reflect the 2 for 1 stock dividend in 1998.

                      UNION BANK & TRUST BRANCH LOCATIONS

                                     [MAP]

                                  RISK FACTORS

You should consider, among other things, the following risk factors in connection with a decision to purchase the Preferred Securities.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

Ranking of the Company's Obligations Under the Junior Subordinated Debentures and the Guarantee. The ability of the trust to make the required payments on the Preferred Securities depends completely upon the company making required payments on the Junior Subordinated Debentures. The company's obligations under the Guarantee, the Junior Subordinated Debentures and other documents described in this prospectus are unsecured and rank lower in right of payment to all current and future Senior and Subordinated Debt of the company. At September 30, 1998, the aggregate outstanding Senior and Subordinated Debt of the company was $1.0 million. The company and its subsidiaries may incur an unlimited amount of additional debt under the Indenture, the Guarantee and the Trust Agreement. The company may also issue additional junior subordinated debentures in connection with future offerings of Preferred Securities, and any such additional debentures would rank equally with the Junior Subordinated Debentures.

All existing and future liabilities of the company's subsidiaries, including the bank, will rank prior to all obligations of the company relating to the securities described in this prospectus. At September 30, 1998, the bank had total liabilities of $228.8 million. The right of the company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that the company may itself be recognized as a creditor of that subsidiary. Accordingly, holders of the Preferred Securities should look only to the assets of the company, and not to the assets of its subsidiaries, for principal and interest payments on the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures -- Subordination" and "Description of Guarantee -- Status of the Guarantee."

Dependence on Dividends from Subsidiary Bank. As a holding company, with the substantial majority of its assets represented by its ownership of the bank, the company's ability to pay interest on the Junior Subordinated Debentures to the trust (and consequently the trust's ability to pay Distributions on the Preferred Securities and the company's ability to pay its obligations on the Guarantee) depends primarily upon the cash dividends the company receives from the bank. The bank's ability to pay dividends to the company depends on several factors including the following:

- regulatory limitations imposed by the various regulatory agencies with authority over the bank, generally based on current and retained earnings;

- regulatory restrictions if such dividends would impair the capital of the bank; and

- the profitability and financial condition of the bank and its capital expenditures and other cash flow requirements

We cannot give any assurance that the bank will be able to pay dividends at past levels, or at all, in the future.

Option to Extend Interest Payment Period; Tax Consequences; Market Price Consequences. If no Debenture Event of Default (as defined herein) has occurred and is continuing, we have the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time for a period of not more than 20 consecutive quarters with respect to each Extension Period, provided that we cannot defer the payment of interest beyond the Stated Maturity of the Junior Subordinated Debentures. If we defer payment of interest on the Junior Subordinated Debentures, then the trust will also defer quarterly Distributions on the Preferred Securities (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional amounts at the rate of 9% per year compounded quarterly, from the relevant payment date for such Distributions, if permitted by applicable law) during any such Extension Period. During any such Extension Period, the company will not be permitted to make certain payments or distributions with respect to the company's capital stock (including dividends on or redemptions of common or preferred stock which may be issued in the future) and the company will not be permitted to make certain payments with respect to any debt securities of the company that rank equally with or junior in interest to the Junior Subordinated Debentures; however, the company may (a) pay dividends or distributions in common stock of the company, (b) redeem rights or take certain other actions under a stockholders' rights plan, if any, (c) make payments under the Guarantee or (d) make purchases of common stock related to the issuance of common stock or rights under any future benefit plans for the company's directors, officers or employees. Further, during an Extension Period, we would have the ability to continue to make payments on Senior and Subordinated Debt. Before the termination of any Extension Period, we may further extend such Extension Period if such extension does not cause such Extension Period to exceed 20 consecutive quarters or to extend beyond the Stated Maturity. Following termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 9%, compounded quarterly, if permitted by applicable law), we may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that we may elect to begin an Extension Period. See "Description of the Preferred Securities -- Distributions" and "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

The company believes the likelihood of it exercising its option to defer payments of interest is remote. Consequently, the Junior Subordinated Debentures will be treated as issued without "original issue discount" ("OID") for United States federal income tax purposes, and each beneficial owner of the Preferred Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Therefore, holders of Preferred Securities will include interest in taxable income under their own methods of accounting (i.e., cash or accrual). If the company exercises its right to defer payments of interest or if the Internal Revenue Service successfully took the position that the exercise of such right was not remote at the time of issuance of the Junior Subordinated Debentures, OID would arise, and the holders of Preferred Securities would be required to include their pro rata share of OID in gross income as it accrues for United States federal income tax purposes before receiving cash. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount." We do not currently intend to exercise our right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, if we do elect to exercise our right to defer payments of interest in the future, the market price of the Preferred Securities is likely to be adversely affected. Therefore, if you dispose of your Preferred Securities during an Extension Period, you might not receive the same return on your investment than if you continued to hold the Preferred Securities. In addition, the mere existence of the company's right to defer payments of interest on the Junior Subordinated Debentures may cause the market price of the Preferred Securities to be more volatile than the market prices of other securities on which OID accrues that are not subject to such deferrals.

Tax Event Redemption, Investment Company Act Redemption or Capital Treatment Event Redemption. If a Tax Event, an Investment Company Event or a Capital Treatment Event (whether occurring before or after December 17, 2003) occurs and is continuing, the company may redeem the Junior Subordinated Debentures in whole (but not in part) at a price equal to 100% of the principal amount plus accrued but unpaid interest to the date fixed for redemption within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and therefore cause a mandatory redemption of the Trust Securities. The company may not exercise such right without receiving prior approval of the Federal Reserve to do so if then required under applicable guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities -- Redemption."

A "Tax Event" will occur if counsel experienced in such matters delivers an opinion to the company and the trust to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any of its political subdivisions or taxing authorities, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the original issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) any portion of the interest payable by the company on the Junior Subordinated Debentures is not, or within 90 days of such opinion, will not be, deductible by the company for United States federal income tax purposes, or (iii) the trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. See "-- Possible Tax Law Changes Affecting the Preferred Securities" below for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the company to cause a redemption of the Junior Subordinated Debentures (and therefore a redemption by the trust of the Preferred Securities) prior to December 17 , 2003.

An "Investment Company Event" will occur if counsel experienced in such matters delivers an opinion to the company and the trust to the effect that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any relevant governmental authority, which change becomes effective on or after the original issuance of the Preferred Securities, the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act.

A "Capital Treatment Event" will occur if the company reasonably determines that, as a result of any amendment to, or change (including any proposed change) in, the laws or regulations applying to the company, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the company's ability to treat the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the company.

Possible Tax Law Changes Affecting the Preferred Securities. In both 1996 and 1997 legislation was proposed that would, if enacted, have adversely affected the tax treatment of the Preferred Securities by limiting the ability of the company to deduct interest paid on the Junior Subordinated Debentures. On March 19, 1996, President Clinton proposed certain tax law changes (the "1996 Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations having a maximum term in excess of 20 years and not shown as indebtedness on the issuer's applicable consolidated balance sheet. Neither the 1996 Proposed Legislation nor other similar legislation was enacted during the 104th Congress. On February 6, 1997, President Clinton proposed in the administration's fiscal year 1998 budget certain tax law changes (the "Administration's 1997 Tax Proposals") that would, among other things, generally deny corporate issuers a deduction for interest or OID in respect of certain debt obligations having a maximum term in excess of 15 years and not shown as indebtedness on the issuer's applicable consolidated balance sheet. Neither the Administration's 1997 Tax Proposals nor similar legislation was enacted by the 105th Congress. Nevertheless, we cannot give any assurance that other legislation enacted in the future will not limit the ability of the company to deduct the interest payable on the Junior Subordinated Debentures or otherwise give rise to a Tax Event. Therefore, we cannot give any assurance that a Tax Event will not occur. A Tax Event would permit the company, upon approval of the Federal Reserve if then required, to cause a redemption of the Preferred Securities before, as well as after December 17, 2003. See "Description of the Preferred Securities -- Redemption," "Description of Junior Subordinated Debentures -- Redemption," and "Certain Federal Income Tax Consequences."

Possible Distribution of Junior Subordinated Debentures to Holders of Preferred Securities. The company may at any time dissolve the trust, and after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the trust, subject to the receipt of any required prior approval of the Federal Reserve. Because holders of the Preferred Securities may receive Junior Subordinated Debentures upon liquidation of the trust and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of the Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained in this prospectus. See "Description of the Preferred Securities -- Liquidation Distribution upon Termination" and "Description of the Junior Subordinated Debentures."

If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the trust, the company will use its best efforts to list the Junior Subordinated Debentures on the NASDAQ or such stock exchanges, if any, on which the Preferred Securities are then listed.

Limitations on Direct Actions Against the Company and on Rights Under the Guarantee. Under the Guarantee, the company guarantees the payment of Distributions by the trust and payments on liquidation of or redemption of the Preferred Securities (subordinate to the right to payment of Senior and Subordinated Debt of the company) to the extent of funds held by the trust. If the trust does not have sufficient funds to pay Distributions on the Preferred Securities when due (i.e., if the company has failed to make required payments under the Junior Subordinated Debentures), a holder of the Preferred Securities would be able to make a claim directly against the company to collect payment of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder. Except as described in this prospectus, holders of the Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures unless the Junior Subordinated Debentures have been distributed to such holders.

Under the Guarantee, American Securities Transfer & Trust, Inc. will act as indenture trustee (the "Guarantee Trustee"). The holders of at least a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Preferred Securities may institute a legal proceeding directly against the company to enforce its rights under the Guarantee without first instituting a legal proceeding against the trust, the Guarantee Trustee or any other person or entity. The Trust Agreement provides that each holder of the Preferred Securities agrees to the provisions of the Guarantee Agreement and the Indenture. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights of Holders of Preferred Securities" and "-- Debenture Events of Default" and "Description of Guarantee."

Under the Guarantee the company has agreed to pay, to the extent not paid by the trust:

     - any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the trust has funds available therefor at such time,

     - the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that the trust has funds available therefor at such time, and

     - upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of Junior Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent the trust has funds available therefor at such time, and (b) the amount of assets of the trust remaining available for distribution to holders of the Preferred Securities in liquidation of the trust.

If the company fails to pay amounts payable under the Junior Subordinated Debentures, the trust would be unable to pay Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, therefore, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. If, however, a Debenture Event of

Default has occurred and is continuing and such event is a result of the failure of the company to pay interest on or principal of the Junior Subordinated Debentures when due, then a holder of Preferred Securities may make a claim directly against the company for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the company of its right to defer the payment of interest on the Junior Subordinated Debentures does not constitute a Debenture Event of Default. In connection with such Direct Action, the company will have a right of set-off under the Indenture to the extent of any payment made by the company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities," "-- Debenture Events of Default" and "Description of the Guarantee."

Limited Covenants. The covenants in the Indenture are limited, and there are no covenants relating to the company in the Trust Agreement. The Indenture and the Trust Agreement do not protect holders of Junior Subordinated Debentures or Preferred Securities in the event of a material adverse change in the company's financial condition or results of operations. The Indenture and the Trust Agreement permit the company or any subsidiary to incur unlimited additional indebtedness. Therefore, you should not consider the provisions of these governing instruments a significant factor in evaluating whether the company will be able to comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

Limited Voting Rights. Holders of the Preferred Securities will generally have limited voting rights relating only to the modification of the Preferred Securities and certain other matters described in this prospectus. If (i) there is a Debenture Event of Default (as defined herein) with respect to the Junior Subordinated Debentures (see "Description of the Junior Subordinated
Debentures -- Debenture Events of Default"), (ii) the Property Trustee fails to pay any Distribution on the Preferred Securities for 30 days (subject to deferral of Distributions as provided under "Description of the Preferred Securities -- Distributions"), (iii) the Property Trustee fails to pay the redemption price on the Preferred Securities when due upon redemption, (iv) the Property Trustee fails to observe a covenant in the Trust Agreement for the Preferred Securities for 60 days after receiving a Notice of Default, or (v) the Property Trustee is declared bankrupt or insolvent and not replaced by the company within 60 days, the holders of a majority of the outstanding Preferred Securities will be able to remove the Property Trustee and the Indenture Trustee (but not the Administrative Trustees who may only be removed by the company as holder of the Common Securities). See "Description of the Preferred
Securities -- Removal of Trustees" and "-- Voting Rights; Amendment of the Trust Agreement."

Trading Characteristics of the Preferred Securities. The Preferred Securities may trade at a price that does not reflect fully the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debentures are deemed to have been issued with OID) and who disposes of its Preferred

Securities between record dates for payments of Distributions on such securities will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to its adjusted tax basis in its share of the underlying Junior Subordinated Debentures deemed disposed of. If the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Considerations -- Interest Income and Original Issue Discount" and "-- Sales or Redemption of Preferred Securities."

Absence of Existing Public Market; Market Prices. There is no existing market for the Preferred Securities. The trust intends to apply for listing for the Preferred Securities on the NASDAQ National Market System ("NASDAQ"). We cannot make any assurance that a listing of the Preferred Securities will be available on NASDAQ or, if available, that an active and liquid trading market for the Preferred Securities will develop or continue. Although the representative of the underwriters has informed the trust and the company that the underwriters intend to make a market in the Preferred Securities, the underwriters are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Preferred Securities. Future trading prices of the Preferred Securities will depend on many factors including, among other things, prevailing interest rates, the operating results and financial condition of the company, and the market for similar securities. We cannot make any assurances as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Preferred Securities if the company exercises its right to terminate the trust. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that a holder of the Preferred Securities may receive in liquidation of the trust, may decline in value from the price that the investor paid to purchase the Preferred Securities.

Shortening of Stated Maturity of Junior Subordinated Debentures. The company has the right, at any time, to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than December 17, 2003. If the company does exercise this right, all of the senior debt of the company would be entitled to receive full payment before any payments are made resulting from the accelerated maturity. The company may not exercise this right if it does not first receive prior approval of the Federal Reserve if such approval is then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Junior Subordinated Debentures -- General."

Redemption; Exchange of Preferred Securities for Junior Subordinated
Debentures. The company has the right at any time to dissolve the trust and cause the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the trust, to be distributed to the holders of the Preferred Securities in exchange for the Preferred Securities in liquidation of the trust. The company may not exercise this right if it does not first receive prior approval of the Federal Reserve if such approval is then required under applicable capital guidelines or policies of the Federal Reserve. The company will have the right, in certain circumstances, to redeem the Junior Subordinated Debentures in whole or in part, instead of a distribution of the Junior Subordinated Debentures by the trust, in which event the trust will redeem the Preferred Securities on a pro rata basis to the same extent as the

Junior Subordinated Debentures are redeemed by the company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities -- Redemption."

Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of the trust would not be a taxable event to holders of the Preferred Securities. If, however, the trust is characterized as an association taxable as a corporation at the time of the dissolution of the trust, the distribution of the Junior Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, if a Tax Event occurs, a dissolution of the trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Certain Federal Income Tax Consequences."

Possible Adverse Effect on Market Prices. The company cannot make any assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if the company terminates the trust. Accordingly, the Preferred Securities or the Junior Subordinated Debentures may trade at a discount from the price that investors paid to purchase the Preferred Securities offered by this prospectus. Because holders of Preferred Securities may receive Junior Subordinated Debentures in liquidation of the trust and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of the Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained in this prospectus. See "Description of the Junior Subordinated Debentures."

Preferred Securities Are Not Insured. The Preferred Securities are not insured by the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"), by the Depositors Insurance Fund ("DIF") of the Mutual Savings Central Fund, Inc., or by any other governmental agency.

Book-Entry System; No Physical Certificates. Since transactions in the Preferred Securities generally can be effected only through The Depository Trust Company (the "Depositary") or its participants or indirect participants, the ability of a holder to pledge, or to otherwise act with respect to, the Preferred Securities to persons or entities that do not participate in the Depositary's system may be limited due to the lack of a physical certificate for the Preferred Securities. In addition, under a book-entry format, holders may experience delays in their receipt of payments since distributions will be made by the trustee, or a paying agent on behalf of the trustee, to Cede & Co., as nominee for the Depositary. Also, the issuance of Preferred Securities in book-entry form may reduce their liquidity in any secondary trading market that may develop because investors may be unwilling to purchase securities where they can not obtain delivery of physical certificates.

RISK FACTORS RELATING TO THE COMPANY

Economic Conditions and Impact of Interest Rates. The company's profitability, like that of most similar financial institutions, depends largely on the bank's net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Accordingly, the company's results of operations and financial condition are largely dependent on movements in market interest rates and its ability to manage its assets in response to such movements. The difference between the amount of the total interest-earning assets and interest-bearing liabilities which reprice within a given time period could have a negative effect on the bank's net interest income depending on whether such difference was positive or negative and whether interest rates are rising or falling.

Increases in interest rates may reduce demand for loans and, thus, the amount of loan and commitment fees earned by the bank. In addition, fluctuations in interest rates may also result in disintermediation, which is the flow of funds away from depository institutions into direct investments which pay a higher rate of return, and may affect the value of the company's investment securities and other interest earning assets. Because the bank's assets consist of a substantial number of loans with interest rates which change in accordance with changes in prevailing market rates, if interest rates rise sharply, many of the bank's borrowers would be required to make higher interest payments on their loans. Therefore, increases in interest rates may cause the bank to experience an increase in delinquent loans and defaults to the extent that borrowers are unable to meet their increased debt servicing obligations. In addition, the bank has a substantial portfolio of fixed-rate loans that may be prepaid without significant penalty, so that customers might prepay or refinance them in a period of declining interest rates. That would alter the bank's asset-liability gap position and ultimately reduce the rates earned on those assets, as cash flows from loan repayments would be re-invested at lower rates.

Results of operations for financial institutions, including the company, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. The profitability of the company depends in part on the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities. Although management believes that the maturities of the company's assets are moderately balanced in relation to maturities of liabilities ("asset/liability management"), asset/liability management involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. A decrease in interest rate spreads would have a negative effect on the net interest income and profitability of the company, and we cannot give any assurance that this spread will not decrease. Although economic conditions in the Denver metropolitan area have been generally stronger than those in many other regions of the country, we cannot give any assurance that such conditions will continue to prevail. Moreover, substantially all of the loans of the company are to businesses and individuals in the Denver area, and any decline in the economy of this market area could have an adverse impact on the company. We cannot give any assurance that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have a material adverse effect on the company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Growth and Acquisition Risks. The company has pursued and intends to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in noninterest expenses. The company intends to use a significant portion of the net proceeds from the sale by the company of the Junior Subordinated Debentures to support growth, including the acquisition of Lakewood State Bank. The company has grown by the establishment of new branches, and intends to consider new branching opportunities in the future. The company cannot give any assurance that it will be successful in continuing its internal growth strategy. Although the company does not have any discussions or negotiations underway relating to acquisitions other than the acquisition of Lakewood State Bank, the company in the future intends to review and solicit acquisition opportunities and, at any given time, may attempt to acquire financial institutions. The company may not be successful in identifying acquisition candidates, integrating acquired institutions or preventing loss of deposits at acquired institutions. Competition for acquisitions in the company's market area is highly competitive, and the company may not be able to acquire institutions on terms beneficial to the company. Furthermore, the level of success of the company's growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in the Denver area.

Competitive Banking Environment. The banking business in Colorado is highly competitive. The company competes for loans and deposits with other local, regional and national commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and nonfinancial institutions, many of which have substantially greater financial resources than the company. Interstate banking is permitted in Colorado. As a result, management believes that the company may experience greater competition in its market area.

Allowance for Loan Losses. Inability of borrowers to repay loans can erode earnings and capital of banks. Like all banks, the company maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management's control, and such losses may exceed current estimates. At December 31, 1997 the company had nonperforming loans of $23,000 and an allowance for loan losses of $2,125,000 or 1.73% of total loans and 9,239.13% of nonperforming loans. At September 30, 1998, the company had nonperforming loans of $52,000 and an allowance for loan losses of $2,304,000 or 1.80% of total loans and 4,430.77% of nonperforming loans. We cannot give any assurance that the company's allowance for loan losses will be adequate to cover actual losses. Future provisions for loan losses could materially and adversely affect results of operations of the company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The bank has established an allowance for loan losses in accordance with generally accepted accounting principles. The company believes that the allowance is adequate. Nevertheless, future additions to the allowance in the form of the provision for loan losses may be necessary due to changes in economic conditions and growth of the bank's loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the bank's allowance for loan losses. An increase in the bank's provision for loan losses would negatively affect the company's earnings.

Lending Risks -- Credit Quality. A central focus of the company's and the bank's strategy is the continued development and growth of a diversified loan portfolio, with emphasis on commercial business lending to small- and medium-sized businesses. Certain risks are inherent in the lending function, including a borrower's inability to pay, insufficient collateral coverage and changes in interest rates. Repayment risk on commercial loans is significantly affected by changing economic conditions in a particular geographical area, business or industry which could impair future operating performance. Risks associated with general business loans include changes in general economic conditions which may affect the borrower's ability to repay as well as underlying collateral values. Installment and other consumer loans are also subject to repayment risk.

Dependence on Key Personnel. The company depends on the continued services of Charles R. Harrison, Chairman of the Board and Chief Executive Officer of the company, Herman J. Zueck, the bank's Chairman of the Board and Chief Executive Officer and President of the company and Bruce E. Hall, Vice President of the company. The company has employment agreements with Messrs. Harrison, Zueck and Hall. The loss of the services of Mr. Harrison, Mr. Zueck or Mr. Hall, or of certain other key personnel, could adversely affect the company. The company is the beneficiary of key-person life insurance on the lives of each of Messrs. Harrison, Zueck and Hall. The company's anticipated growth and expansion into areas and activities requiring additional expertise are expected to place increased demands on the company's resources. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could have a material adverse effect on the company's future growth. See "Management."

Control by Officers and Directors as a Group; Anti-takeover Effect. Our officers and directors own beneficially approximately 52.02% of the outstanding shares of Common Stock. This percentage includes the shares of Common Stock held in the company's 401(k) plan over which certain officers of the company have voting control as trustees of the 401(k) plan. As a result, they alone may elect by simple majority the Board of Directors. This may impede the efforts of a third party to acquire control of the company or to change the Board of Directors of the company.

Government Regulation and Recent Legislation. The company and the bank are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Bank Insurance Fund, rather than investors. Recently enacted, proposed and future legislation and regulations designed to strengthen the banking industry have had and may have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit the company and the bank, others may increase their costs of doing business or otherwise adversely affect them and create competitive advantages for non-bank competitors. For a discussion of the government regulatory environment applicable to the bank and the company, see the information under "Business" in the company's Form 10-KSB for the year ended December 31, 1997, incorporated in this prospectus by reference.

The financial institutions industry is subject to significant regulation which has materially affected the financial institutions industry in the past and will do so in the future. Such regulations, which affect the company on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations are also subject to change by the authorities who examine the company and the bank and interpret those laws and regulations. We cannot make any assurance that any present or future changes in the laws or regulations or in their interpretation will not adversely and materially affect the company.

Economic Conditions and Monetary Policies. Conditions beyond the company's control may have a significant impact on the company's operations and its net interest income from one period to another. Examples of such conditions could include:

- prevailing economic conditions both nationally and in the Denver metropolitan market;

- the strength of credit demands by customers;

- fiscal and debt management policies of the federal government, including changes in tax laws;

- the Federal Reserve's monetary policy, including the percentage of deposits that must be held in the form of non-earning cash reserves;

- the introduction and growth of new investment instruments and transaction accounts by non-bank financial competitors; and

- changes in rules and regulations governing the payment of interest on deposit accounts.

Potential Liability for Undercapitalized Subsidiary Bank. Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank or thrift subsidiary with its primary regulator. If the subsidiary defaults under the plan, the holding company may be required to contribute to the capital of the subsidiary bank an amount equal to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with applicable capital standards. It is, therefore, possible that the company would be required to contribute capital to the bank or any other bank it may acquire in the event that the bank or such other bank becomes undercapitalized.

Year 2000 Compliance. Some of the company's computer programs are written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than 2000. This could cause a system failure or miscalculation causing disruption of operation including, among other things, a temporary inability to process transactions, pay invoices or engage in similar, normal business activities.

The company has adopted a Year 2000 Project Management Plan in recognition of the potential problems that all computer systems may have when the date January 1, 2000 arrives. As part of the implementation of this plan, the company is currently conducting an assessment to determine whether it will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project is not estimated to have a material impact on the company's financial position or the results of its operations and consists entirely of installation of software upgrades provided by third party vendors or modification of existing programs. These costs will be expensed as incurred. As of September 30, 1998, approximately $300,000 in expenses had been incurred in connection with the implementation of the company's year 2000 plan.

The company has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the company is vulnerable to those third parties' failure to remediate their own Year 2000 issue. The company's total Year 2000 project cost and estimates for completion include the estimated costs and time associated with the impact of a third party's Year 2000 issue and are based on presently available information. However, we cannot guarantee that the systems of other companies on which the company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the company's systems, would not have a material adverse effect on the company.

The company will utilize both internal and external resources to reprogram, or replace and test the software for Year 2000 modifications. The Year 2000 Project Management Plan is estimated to be completed by December 31, 1998, which is prior to any anticipated impact on its operating systems. The company believes that with modifications to existing software, the Year 2000 issue will not pose any significant operations problems for its computer system nor is the Year 2000 issue expected to have any significant impact on the operations of the company.

The costs of the project and the date on which the company believes it will complete the Year 2000 modifications are based on management's best estimates which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, the ability to locate and correct all relevant computer codes and similar uncertainties. Therefore, the company cannot give any assurance that these estimates will be achieved and actual results could differ materially from those anticipated.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

Statements which are not historical facts contained or incorporated by reference in this document are forward-looking statements that involve risks and uncertainties that could cause actual results to differ from projected results. Factors that could cause actual results to differ materially include, among others: management's ability to integrate the operations of Lakewood State Bank, continued success of the bank's branching strategy, general economic conditions, economic conditions in the Denver metropolitan area, the monetary policy of the Federal Reserve Board, changes in interest rates, inflation, competition in the banking business, changes in the state and federal regulatory regime applicable to the company's and the bank's operations, the results of financing efforts and other risk factors detailed in the company's filings with the Securities and Exchange Commission.

Information included and incorporated by reference in this prospectus includes "forward looking statements," which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "believe," "estimate," or "continue," or the negative thereof or other variations thereon or comparable terminology. The statements in "risk factors" and other statements and disclaimers in the prospectus constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements.

                                USE OF PROCEEDS

All of the proceeds from the sale of Preferred Securities will be invested by Union Bankshares Capital Trust I in the Junior Subordinated Debentures of the company. The net proceeds to the company from the sale of the Junior Subordinated Debentures are estimated to be approximately $9 million (net of estimated underwriting commissions and offering expenses) assuming the over-allotment option of the underwriters is not exercised. See "Underwriting." The company intends to use approximately $7 million of the net proceeds to finance the bank's acquisition of Lakewood State Bank, with the remainder to be used for general corporate purposes, which may include, without limitation, establishment of future bank branch locations, possible future acquisitions and additional capital contributions to the bank. Any additional net proceeds received by the company in connection with the underwriters' exercise of their over-allotment option will be used by the company for general corporate purposes. Although the company does not have any discussions or negotiations underway relating to acquisitions other than the acquisition of Lakewood State Bank, the company in the future intends to review and solicit acquisition opportunities and, at any given time, may attempt to acquire financial institutions. Pending their application, the net proceeds may be invested in short-term, marketable, investment grade interest-bearing securities.

The company is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. On October 21, 1996, the Federal Reserve announced that certain qualifying amounts of securities having the characteristics of the Preferred Securities could be included as Tier 1 capital for bank holding companies subject to certain limitations. See "Capitalization." Such Tier 1 capital treatment, together with the company's ability to deduct, for federal income tax purposes, interest payable on the Junior Subordinated Debentures, would provide the company with a cost-effective means of obtaining capital for bank regulatory purposes.

                              ACCOUNTING TREATMENT

For financial reporting purposes, Union Bankshares Capital Trust I will be treated as a subsidiary of the company and, accordingly, the accounts of the trust will be included in the consolidated financial statements of the company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheets of the company under the caption "Cumulative Trust Preferred Securities," and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, the company will record Distributions payable on the Preferred Securities as interest expense in the consolidated statements of operations.

Future reports of the company filed under the Exchange Act of 1934, as amended (the "Exchange Act") will include a footnote to the financial statements stating that (i) the trust is wholly-owned, (ii) the sole assets of the trust are the Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of such Junior Subordinated Debentures), and (iii) the obligations of the company described herein, in the aggregate, constitute a full and unconditional guarantee on a subordinated basis by the company of the obligations of the trust under the Preferred Securities. It is expected that the trust will not be required to provide separate reports under the Exchange Act.

                                 CAPITALIZATION

The following table sets forth the consolidated borrowings and capitalization of the company at September 30, 1998 and as adjusted to give effect to the issuance of the Preferred Securities by the trust in this offering (the "Offering") and the use of net proceeds therefrom as described in "Use of Proceeds" and assumes that the underwriters' over-allotment option was not exercised.

                                                              SEPTEMBER 30, 1998
                                                            -----------------------
                                                             ACTUAL    AS ADJUSTED
                                                            --------   ------------
                                                            (DOLLARS IN THOUSANDS)
Borrowings:
  Total borrowings........................................  $11,000      $11,000
                                                            =======      =======
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely Junior
  Subordinated Debentures(1)..............................  $     0      $10,000
                                                            =======      =======
Shareholders' equity:
  Common Stock, $.001 par value; 10 million shares
     authorized(2); 2,340,514 shares issued and
     outstanding..........................................        1            1
  Additional paid-in capital..............................    9,610        9,610
  Retained earnings.......................................    9,632        9,632
  Unrealized appreciation on securities available for
     sale, net of income tax effect.......................      616          616
                                                            -------      -------
          Total shareholders' equity......................  $19,859      $19,859
                                                            =======      =======
Consolidated regulatory capital ratios:
  Total capital to risk-weighted assets...................   12.97%       16.37%
  Tier 1 capital to risk-weighted assets(3)...............   11.72%       17.62%
  Tier 1 capital to tangible assets(3)....................    6.74%        9.41%

-------------------------

(1) The subsidiary trust is Union Bankshares Capital Trust I, a wholly-owned subsidiary of the company that will hold, as its sole asset, approximately $10.3 million principal amount of Junior Subordinated Debentures, of which $10 million will be purchased with the proceeds of the 9% Preferred Securities issued by the trust. The remaining $300,000 of Junior Subordinated Debentures will be purchased with the proceeds of the Common Securities issued by the trust. The company will own all of the Common Securities. See "Description of the Junior Subordinated Debentures" and "Description of the Preferred Securities." The Junior Subordinated Debentures will mature on December 17, 2028, which date may be shortened to a date not earlier than December 17, 2003 if certain conditions are met. The Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption in an amount equal to the amount of Junior Subordinated Debentures maturing or being redeemed at a redemption price equal to the aggregate Liquidation Amount of the Preferred Securities, plus accumulated and unpaid distributions thereon to the date of redemption. See

    "Description of the Preferred Securities -- Redemption" and "Description of the Junior Subordinated Debentures -- Redemption."

(2) Effective May 27, 1998 the company increased its authorized capital stock to 10 million shares of Common Stock and 500,000 shares of Preferred Stock. The increase was made to enable the company to consummate a two-for-one split of its Common Stock in the form of a share-for-share stock dividend and to provide for possible future capital needs of the company. There is no pending or planned transaction which would require the issuance of any of the newly authorized stock. The increase in capital was not part of a plan by the company's management to adopt a series of anti-takeover measures over a period of time.

(3) The Preferred Securities have been structured to qualify as Tier 1 capital. However, they cannot be used to constitute more than 25% of the company's total Tier 1 capital. As adjusted for this offering, the company's Tier 1 capital as of September 30, 1998 would have been $23.1 million, of which $5.8 million would have been attributable to the Preferred Securities. Any future increases in other elements of the company's Tier 1 capital, including retained earnings, should permit the company to include greater portions of the Preferred Securities proceeds in Tier 1 capital.

                       RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges (as defined below) for the company, the bank, Lakewood State Bank and on a Pro forma Consolidated basis is detailed below:

                                                        NINE MONTHS
                                                           ENDED             YEAR ENDED
                                                     SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                                     ------------------   -----------------
Union Bankshares, Ltd.
  Including interest on deposits...................         1.33x               1.58x
  Excluding interest on deposits...................         3.55x               4.00x
Union Bank & Trust Company
  Including interest on deposits...................         1.52x               1.83x
  Excluding interest on deposits...................         5.85x               6.56x
Lakewood State Bank
  Including interest on deposits...................         1.72x               1.80x
  Excluding interest on deposits...................           N/A                 N/A
Union Bankshares, Ltd. Pro forma
  Including interest on deposits...................         1.20x               1.37x
  Excluding interest on deposits...................         2.00x               2.42x

N/A -- Lakewood State Bank has no fixed charges other than interest on deposits.

For purposes of computing these ratios, earnings represent income before income taxes plus fixed charges. Fixed charges including interest on deposits include, interest on deposits, other interest expense and amortization of debt issuance cost. Fixed charges excluding interest on deposits, include other interest expense, and amortization of debt issuance cost.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements and explanatory notes are presented to show the impact on the historical financial position and results of operation of the Company of the consummation of the pending acquisition of Lakewood State Bank. The Lakewood Acquisition will be accounted for under the purchase method of accounting. See "Prospectus
Summary -- The Company -- Growth Strategy."

The unaudited pro forma consolidated balance sheet assumes that the Lakewood Acquisition was consummated on September 30, 1998. The unaudited pro forma consolidated statements of income reflect the consolidation of the results of operations of the company and Lakewood State Bank for the year ended December 31, 1997, and the nine months ended September 30, 1998, as if the Lakewood Acquisition had occurred on January 1, 1997.

The unaudited historical financial statement data as of September 30, 1998 and for the period then ended of both the company and Lakewood State Bank have been prepared on the same basis as the historical information derived from audited financial statements. In the opinion of the companies' respective managements, these financials reflect all adjustments necessary for a fair presentation of the financial position and results of operations for such periods.

The unaudited pro forma consolidated financial statements do not take into account the effect of the possible exercise of the underwriters' option to purchase additional Preferred Securities. For a description of this option see "Underwriting."

Management believes that the assumptions made in the preparation of these pro forma consolidated financial statements provide a reasonable basis for presenting the significant effects of the Lakewood Acquisition as contemplated and that the pro forma adjustments give appropriate effect to these assumptions. The unaudited pro forma information does not incorporate any benefits from cost savings or transaction and integration costs that may occur.

The pro forma consolidated financial statements are not necessarily indicative of the consolidated financial position or results of future operations of the combined entity or of the actual results that would have been achieved had the Lakewood Acquisition been consummated as of the date indicated above.

PRO FORMA FINANCIAL SUMMARY

The following unaudited information summarizes financial information of the company and Lakewood State Bank as if the Lakewood Acquisition had been effective during the periods presented.

                                                        NINE MONTHS
                                                           ENDED        YEAR ENDED
                                                       SEPTEMBER 30,   DECEMBER 31,
                                                           1998            1997
                                                       -------------   ------------
                                                          (DOLLARS IN THOUSANDS)
Pro forma net income.................................     $1,003          $1,803
Pro forma net income per share (basic)...............       0.43            0.78
Pro forma return on average equity (annualized)......       7.02%          10.52%
Pro forma return on average assets (annualized)......       0.48%           0.74%

                             UNION BANKSHARES, LTD.

                PRO FORMA CONDENSED CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1998
                      (DOLLARS IN THOUSANDS -- UNAUDITED)

                                                                          LAKEWOOD    COMBINED    PRO FORMA     PRO FORMA
                                                              COMPANY    STATE BANK    ENTITY    ADJUSTMENTS   CONSOLIDATED
                                                              --------   ----------   --------   -----------   ------------
ASSETS
  Cash and due from banks...................................  $ 17,140    $ 1,873     $19,013      $    --       $ 19,013
  Federal funds sold........................................    11,000      4,960      15,960          650         16,610
                                                              --------    -------     --------     -------       --------
         Total Cash and Cash Equivalents....................    28,140      6,833      34,973          650         35,623
                                                              --------    -------     --------     -------       --------
  Held-to-maturity securities...............................    25,786     11,988      37,774           --         37,774
  Available-for-sale securities.............................    58,515         --      58,515           --         58,515
  Other investments.........................................       970         --         970           --            970
                                                              --------    -------     --------     -------       --------
         Total Investment Securities........................    85,271     11,988      97,259           --         97,259
                                                              --------    -------     --------     -------       --------
  Loans, net of allowance for loan losses...................   125,625     23,626     149,251           --        149,251
  Mortgage loans held-for-sale..............................     2,504         --       2,504           --          2,504
  Excess of cost over fair value of net assets acquired, net
    of amortization.........................................     2,551         --       2,551        4,093          6,644
  Premises and equipment, net...............................     2,030      1,945       3,975           --          3,975
  Accrued interest receivable...............................     1,636        322       1,958           --          1,958
  Other assets..............................................     1,641        177       1,818        1,000          2,818
                                                              --------    -------     --------     -------       --------
         TOTAL ASSETS.......................................  $249,398    $44,891     $294,289     $ 5,743       $300,032
                                                              ========    =======     ========     =======       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    Demand..................................................  $ 67,038    $10,351     $77,390      $    --       $ 77,390
    NOW.....................................................    18,009      5,084      23,093           --         23,093
    Money Market............................................    61,245      3,936      65,181           --         65,181
    Savings.................................................    11,836      7,240      19,076           --         19,076
    Time....................................................    58,935     13,673      72,607           --         72,607
                                                              --------    -------     --------     -------       --------
         Total Deposits.....................................   217,063     40,284     257,347           --        257,347
  Notes Payable.............................................    11,000         --      11,000           --         11,000
  Federal funds purchased...................................        --         --          --           --             --
  Cumulative trust preferred securities.....................        --         --          --       10,000         10,000
  Accrued interest payable..................................       252        242         494           --            494
  Other liabilities.........................................     1,224        108       1,332           --          1,332
                                                              --------    -------     --------     -------       --------
         Total Liabilities..................................   229,539     40,634     270,173       10,000        280,173
                                                              --------    -------     --------     -------       --------
STOCKHOLDERS' EQUITY
  Preferred Stock, $.001 par value; authorized 500,000
    shares; issued and outstanding -0- shares...............        --         --          --           --             --
  Common stock, $.001 par value; authorized 10,000,000
    shares; issued and outstanding 2,340,514 shares.........         1      1,000       1,001       (1,000)             1
  Additional paid-in-capital................................     9,610      1,455      11,065       (1,455)         9,610
  Unrealized appreciation on available for-sale securities,
    net of income taxes of 322,000..........................       616         --         616           --            616
  Retained earnings.........................................     9,632      1,802      11,434       (1,802)         9,632
                                                              --------    -------     --------     -------       --------
         Total Stockholders' Equity.........................    19,859      4,257      24,116       (4,257)        19,859
                                                              --------    -------     --------     -------       --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........  $249,398    $44,891     $294,289     $ 5,743       $300,032
                                                              ========    =======     ========     =======       ========

The accompanying notes are an integral part of these pro forma condensed consolidating financial statements.

                             UNION BANKSHARES, LTD.

             PRO FORMA CONDENSED CONSOLIDATING STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA -- UNAUDITED)

                                                                      LAKEWOOD
                                                                       STATE     COMBINED    PRO FORMA     PRO FORMA
                                                          COMPANY       BANK      ENTITY    ADJUSTMENTS   CONSOLIDATED
                                                         ----------   --------   --------   -----------   ------------
INTEREST INCOME
  Interest and fees on loans...........................  $    9,385    $1,781    $11,166      $   --       $   11,166
  Interest on investment securities:
    U.S. governmental agencies and corporations........       2,312       392      2,704          --            2,704
    States and other political sub-divisions...........         895         4        899          --              899
  Interest on federal funds sold and interest-bearing
    deposits in other banks............................         487       219        706          24              730
                                                         ----------    ------    -------      ------       ----------
         Total interest income.........................      13,079     2,396     15,475          24           15,499
INTEREST EXPENSE
  Deposits.............................................       3,932       861      4,793          --            4,793
  Federal funds purchased..............................           2        --          2          --                2
  Notes payable........................................         582        --        582          --              582
  Cumulative trust preferred securities................          --        --         --         637              637
                                                         ----------    ------    -------      ------       ----------
         Total interest expense........................       4,516       861      5,377         637            6,014
                                                         ----------    ------    -------      ------       ----------
NET INTEREST INCOME....................................       8,563     1,535     10,098        (613)           9,485
PROVISION FOR LOAN LOSSES..............................         243        --        243          --              243
                                                         ----------    ------    -------      ------       ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES....       8,320     1,535      9,855        (613)           9,242
                                                         ----------    ------    -------      ------       ----------
NONINTEREST INCOME
  Service charges......................................         292       185        477          --              477
  Gain on sale of available-for-sale securities, net...          25        --         25          --               25
  Other................................................         398       100        498          --              498
                                                         ----------    ------    -------      ------       ----------
         Total noninterest income......................         715       285      1,000          --            1,000
                                                         ----------    ------    -------      ------       ----------
NONINTEREST EXPENSE
  Salaries and employee benefits.......................       4,009       615      4,624          --            4,624
  Amortization of excess of cost over fair value of net
    assets acquired....................................         170        --        170         205              375
  Occupancy and equipment..............................       1,095       223      1,318          --            1,318
  Other operating expenses.............................       2,273       358      2,631          75            2,706
                                                         ----------    ------    -------      ------       ----------
         Total noninterest expense.....................       7,547     1,196      8,743         280            9,023
                                                         ----------    ------    -------      ------       ----------
INCOME BEFORE INCOME TAXES.............................       1,488       624      2,112        (893)           1,219
INCOME TAXES...........................................         240        --        240         (24)             216
                                                         ----------    ------    -------      ------       ----------
NET INCOME.............................................  $    1,248    $  624    $ 1,872      $ (869)      $    1,003
                                                         ==========    ======    =======      ======       ==========
EARNINGS PER SHARE
  BASIC
    Net income per share...............................  $     0.53                                        $     0.43
    Weighted average number of common shares
      outstanding......................................   2,338,446                                         2,338,446
                                                         ==========                                        ==========
  DILUTED
    Net income per share...............................  $     0.47                                        $     0.38
    Weighted average number of common shares
      outstanding......................................   2,630,620                                         2,630,620
                                                         ==========                                        ==========

The accompanying notes are an integral part of these pro forma condensed consolidating financial statements.

                             UNION BANKSHARES, LTD.

             PRO FORMA CONDENSED CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA -- UNAUDITED)

                                                                     LAKEWOOD    COMBINED    PRO FORMA     PRO FORMA
                                                        COMPANY     STATE BANK    ENTITY    ADJUSTMENTS   CONSOLIDATED
                                                       ----------   ----------   --------   -----------   ------------
INTEREST INCOME
  Interest and fees on loans.........................  $   11,448     $2,644     $14,092      $    --      $   14,092
  Interest on investment securities:
    U.S. governmental agencies and corporations......       2,893        326       3,219           --           3,219
    States and other political sub-divisions.........       1,393          6       1,399           --           1,399
  Interest on federal funds sold and interest-bearing
    deposits in other banks..........................         226        105         331           33             364
                                                       ----------     ------     -------      -------      ----------
         Total interest income.......................      15,960      3,081      19,041           33          19,074
                                                       ----------     ------     -------      -------      ----------
INTEREST EXPENSE
  Deposits...........................................       4,121      1,020       5,141           --           5,141
  Federal funds purchased............................         110          1         111           --             111
  Notes payable......................................         887         --         887           --             887
  Cumulative trust preferred securities..............          --         --          --          850             850
                                                       ----------     ------     -------      -------      ----------
         Total interest expense......................       5,118      1,021       6,139          850           6,989
                                                       ----------     ------     -------      -------      ----------
NET INTEREST INCOME..................................      10,842      2,060      12,902         (817)         12,085
PROVISION FOR LOAN LOSSES............................         360         --         360           --             360
                                                       ----------     ------     -------      -------      ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES.............................................      10,482      2,060      12,542         (817)         11,725
                                                       ----------     ------     -------      -------      ----------
NONINTEREST INCOME
  Service charges....................................         371        279         650           --             650
  Gain on sale of available-for-sale securities,
    net..............................................         101         --         101           --             101
  Other..............................................         486        124         610           --             610
                                                       ----------     ------     -------      -------      ----------
         Total noninterest income....................         958        403       1,361           --           1,361
                                                       ----------     ------     -------      -------      ----------
NONINTEREST EXPENSE
  Salaries and employee benefits.....................       4,477        808       5,285           --           5,285
  Amortization of excess of cost over fair value of
    net assets acquired..............................         226         --         226          273             499
  Occupancy and equipment............................       1,232        307       1,539           --           1,539
  Other operating expenses...........................       2,518        527       3,045          100           3,145
                                                       ----------     ------     -------      -------      ----------
         Total noninterest expense...................       8,453      1,642      10,095          373          10,468
                                                       ----------     ------     -------      -------      ----------
INCOME BEFORE INCOME TAXES...........................       2,987        821       3,808       (1,190)          2,618
INCOME TAXES.........................................         851       (240)        611          204             815
                                                       ----------     ------     -------      -------      ----------
NET INCOME...........................................  $    2,136     $1,061     $ 3,197      $(1,394)     $    1,803
                                                       ==========     ======     =======      =======      ==========
EARNINGS PER SHARE
  BASIC
    Net income.......................................  $     0.92                                          $     0.78
    Weighted average number of common shares
      outstanding....................................  $2,317,056                                          $2,317,056
                                                       ==========                                          ==========
  DILUTED
    Net income.......................................  $     0.84                                          $     0.71
    Weighted average number of common shares
      outstanding....................................  $2,534,904                                          $2,534,904
                                                       ==========                                          ==========

The accompanying notes are an integral part of these pro forma condensed consolidating financial statements.

                             UNION BANKSHARES, LTD.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On August 27, 1998, the bank entered into a definitive agreement to acquire by merger all of the issued and outstanding stock of Lakewood State Bank. The acquisition will be consummated through the payment of $8,350,000 in cash. The transaction will be financed with approximately $10,000,000 in long-term debt raised by the company through the offering of the Preferred Securities. The company will contribute $7,000,000 to the bank and will use an estimated $1,000,000 for debt issue costs and will invest the balance in short term investments. The bank will use the $7,000,00 contributed by the company plus $1,350,000 of short term investments to fund the Lakewood Acquisition. The additional amounts raised provide capital for future growth. See "Prospectus Summary -- The Company -- Growth Strategy" and "Use of Proceeds."

     1. The pro forma consolidated balance sheet of the company and Lakewood State Bank as of September 30, 1998 has been prepared in accordance with the following assumptions:

        a. The pending Lakewood Acquisition occurs on September 30, 1998.

        b. The pending Lakewood Acquisition is accounted for utilizing the purchase method of accounting and, accordingly, the net assets of Lakewood State Bank are adjusted to their fair value. The components of the transaction assumed in the consolidated balance sheet are outlined as follows:

                                                              (DOLLARS IN
                                                               THOUSANDS)
                                                              ------------
Cash paid for Lakewood Acquisition..........................     $8,350
Less: Fair value of net assets of Lakewood State Bank.......      4,257
                                                                 ------
Excess of cost over fair value of net assets acquired.......     $4,093
                                                                 ======

        c. The company will incur $10,000,000 in long-term debt, comprised of the proceeds of the Preferred Securities offered by the company, with interest rates at 8.5% per annum. The additional $1,650,000 raised but not used in the purchase will be invested in short-term securities and used to pay for debt issue costs. See "Use of Proceeds" and "Capitalization." The debt issue costs are estimated to be $1,000,000.

           Management believes that historical book value of the net assets of Lakewood State Bank approximates fair value.

                             UNION BANKSHARES, LTD.

     2. The pro forma consolidated income statements have been prepared in accordance with the following assumptions:

        a. The pending Lakewood Acquisition occurred at January 1, 1997 and is accounted for utilizing the purchase method of accounting. Accordingly, the operations of Lakewood State Bank are included in the pro forma results of operations from January 1, 1997 forward.

        b. Adjustments to reflect amortization of the purchase accounting adjustments, increase in interest income on $650,000 in federal funds sold and interest expense on $10,000,000 in long-term debt, the amortization of debt issue costs of $1,000,000 over ten years and the related income tax effects as well as any tax adjustments to reflect Lakewood State Bank income subject to C-corporation tax rates in the pro forma condensed income statements are as follows:

                                              NINE MONTHS ENDED       YEAR ENDED
                                              SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                              ------------------   -----------------
Increase in interest income for increase in
  federal funds sold........................        $  24               $    33
Increase in interest on borrowed funds......         (637)                 (850)
Increase in other expenses for amortization
  of excess of cost over fair value of net
  assets acquired...........................         (205)                 (273)
Increase in other expense for amortization
  of debt issue costs (ten years)...........          (75)                 (100)
Increase in tax expense due to reflect
  Lakewood State Bank as a C-Corporation
  taxpayer..................................         (233)                 (546)
Decrease in applicable income taxes based on
  adjustments above.........................          257                   342
                                                    -----               -------
  Reduction in net income...................        $(869)              $(1,394)
                                                    =====               =======

The assumed interest rate on federal funds sold is 5.00%.

The assumed interest rate on the long-term debt is 8.50% on $10,000,000 and the estimated issuance costs of $1,000,000 is amortized over the estimated term of the related debt, ten years.

The excess of cost over fair value of net assets acquired is amortized using the straight-line method over fifteen years.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The company's Consolidated Financial Statements show its financial condition and information on a consolidated basis. The bank is the only operating unit of the company. The differences between the company's financial condition and results of operations and those of the bank have historically consisted primarily of the $10 million loan obtained by the company upon the acquisition of the bank (the "Acquisition Loan"), the $6.9 million in 8.3% convertible notes due 2003 (the "Convertible Notes") issued as part of the company's initial public offering in 1993 and principal and interest payments thereon, the $4.0 million loan obtained in March 1996 in connection with the redemption of the remaining Convertible Notes outstanding, and the amortization of the values assigned to the bank's core deposits and goodwill in the acquisition of the bank. In 1993, the company began amortizing the remaining goodwill relating to the acquisition at the rate of approximately $226,000 per year through 2009. Following the Lakewood Acquisition the company's financial condition and results of operations will differ from those of the bank as a result of the issuance of the Junior Subordinated Debentures of the company and the expenses related to the Offering.

On March 1, 1996, the company called the Convertible Notes for redemption. The redemption on April 1, 1996 caused the company to accelerate the amortization of the debt issuance costs which were being amortized over a ten-year period. On March 31, 1996, there was a write-off of the $473,000 balance of the debt issuance costs and the $65,000 call premium. The after-tax effect of this transaction was a $337,000 non-cash charge to income in the first quarter of 1996. This is reported as an extraordinary item in the company's financial statements.

The company has opened five branches since July 1994. As expected, all five branches have all experienced greater expenses than income during the early stages of operations. As the deposit and loan balances have grown, however, the monthly net losses have become smaller. During the last quarter of 1996 and all of 1997, each of the first three branches had an excess of income over direct costs. The company expects the new fourth branch, and the recently opened Golden branch, to have similar performance.

On August 27, 1998, the company announced the planned merger of Lakewood State Bank ("Lakewood"), a state chartered bank located in Lakewood, Colorado, into the bank. The company believes that Lakewood's operating philosophy is consistent with the bank's, and that the combined bank, will be able to operate effectively in the Denver marketplace. The Lakewood Acquisition is structured as a cash-for-stock merger in which Lakewood's shareholders will receive a total of $8.35 million in cash, Lakewood will be merged into the bank and Lakewood's separate corporate existence will cease. Thereafter, it is expected that Lakewood's operations will be operated in the same fashion as the bank's other branches.

The company expects that the Lakewood Acquisition will initially add approximately $40 million in total assets, resulting in the company having approximately $300 million in total assets. Management believes that this higher level of total assets will enhance the bank's competitive position in the Denver metropolitan banking community. As a result of the Lakewood Acquisition and the Offering, the company will be required to amortize approximately $4,093,000 of goodwill over 15 years at approximately $273,000 per year, will have increased interest expense by $850,000 per year and will have incurred approximately $1,000,000 in offering costs.

NET INTEREST INCOME

For most financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. Volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. During the fiscal years ended December 31, 1997, 1996 and 1995, average interest-earning assets were $181.5 million, $157.5 million, and $137.9 million, respectively. During these same periods, net interest margin, computed on a full tax equivalent basis, was 6.25%, 6.29% and 6.35%, respectively. See "-- Results of Operations." It is expected that the Lakewood Acquisition will initially add approximately $40 million in interest-earning assets and that the company's net interest margin will not be materially affected.

The following tables set forth for the periods indicated information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities. Net interest income is computed on a full tax equivalent basis to reflect the effect of tax exempt income earned on municipal obligations in the investment securities portfolio. Full tax equivalent interest income on tax exempt securities is the amount of income that would have to be earned on taxable securities to yield the same after tax return. A 34% tax rate was used.

                                     ASSETS

                                                                 PERIOD ENDED
                                      -------------------------------------------------------------------
                                           YTD SEPTEMBER 30, 1998             YTD SEPTEMBER 30, 1997
                                      --------------------------------   --------------------------------
                                                   INTEREST   AVERAGE                 INTEREST   AVERAGE
                                       AVERAGE      EARNED    YIELD OR    AVERAGE      EARNED    YIELD OR
                                      BALANCE(1)   OR PAID      COST     BALANCE(1)   OR PAID      COST
                                      ----------   --------   --------   ----------   --------   --------
                                                            (DOLLARS IN THOUSANDS)
Loans:
  Commercial........................   $ 89,711    $ 6,635       9.89%    $ 77,716    $ 5,918      10.18%
  Real estate -- mortgage...........      5,013        360       9.60        4,812        343       9.53
  Mortgage loans held for sale......         --         --         --           16          1       8.36
  Real estate -- construction.......     11,168      1,009      12.08        7,665        762      13.29
  Consumer loans....................     19,775      1,381       9.34       20,070      1,405       9.36
                                       --------    -------     ------     --------    -------     ------
    Total loans.....................    125,667      9,385       9.98      110,279      8,429      10.22
Reserve for loan loss...............     (2,210)                            (1,888)
Securities:
  U.S. government...................     17,209        785       6.10       17,879        907       6.78
  Municipal -- tax exempt...........     20,979      1,353       8.64       17,356      1,130       8.70
  Municipal -- taxable..............      2,669        123       6.16        5,905        304       6.88
  Mortgage backed...................     29,915      1,350       6.03       22,619      1,222       7.22
  Other securities..................        950         54       7.60          853         --         --
                                       --------    -------     ------     --------    -------     ------
    Total securities................     71,722      3,665       6.84       64,612      3,563       7.37
Interest bearing deposits in other
  banks.............................         --         --         --           --         --         --
Federal funds sold..................     11,555        487       5.60        1,963         80       5.45
                                       --------    -------     ------     --------    -------     ------
    Total interest-earning assets...    208,944     13,537       8.66      176,854     12,072       9.13
Non interest-earning assets:
  Excess of investment in subsidiary
    over net assets acquired........      2,644                              2,870
  Other assets......................     18,821                             14,535
                                       --------                           --------
    Total non interest-bearing
      assets........................     21,465                             17,405
                                       --------                           --------
    Total assets....................   $228,199                           $192,371
                                       ========                           ========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Interest bearing demand
    accounts........................   $ 80,633    $ 1,751       2.90%    $ 70,092    $ 1,505       2.87%
  Certificates of deposit...........     47,810      1,959       5.48       30,992      1,247       5.38
  Savings accounts..................     11,535        222       2.57       10,821        212       2.62
                                       --------    -------     ------     --------    -------     ------
    Total interest bearing
      accounts......................    139,978      3,932       3.76      111,905      2,964       3.54
Federal funds purchased.............         42          2       6.37        2,563        108       5.63
Notes payable.......................     11,593        582       6.71       12,852        666       6.93
                                       --------    -------     ------     --------    -------     ------
    Total interest bearing
      liabilities...................    151,613      4,516       3.98      127,320      3,738       3.93
  Noninterest bearing demand
    accounts........................     56,510                             47,724
                                       --------                           --------
    Total deposits and interest
      bearing liabilities...........    208,123                            175,044
Other noninterest-bearing
  liabilities.......................        646                              1,072
                                       --------                           --------
    Total liabilities...............    208,769                            176,116
Redeemable preferred stock..........         --                                 --
Shareholders' equity................     18,937                             16,255
                                       --------                           --------
    Total liabilities and
      shareholders' equity..........   $227,706                           $192,371
                                       ========                           ========
Net interest income.................               $ 9,022                            $ 8,334
                                                   =======                            =======
Net interest spread.................                             4.68%                              5.20%
                                                               ======                             ======
Net interest margin.................                             5.77%                              6.30%
                                                               ======                             ======
Ratio of average interest-earning
  assets to average total deposits
  and interest bearing
  liabilities.......................                           100.39%                            101.03%
                                                               ======                             ======
Net income -- current quarter
  Return on assets (current quarter
    annualized).....................                             0.73%                              1.03%
  Return on equity (current quarter
    annualized).....................                             8.79%                             12.16%
Ratio of average equity to average
  assets............................                             8.32%                              8.45%


                                                  CHANGE IN   CHANGE IN
                                      CHANGE IN   INTEREST     AVERAGE
                                       AVERAGE     EARNED     YIELD OR
                                       BALANCE     OR PAID      COST
                                      ---------   ---------   ---------
                                           (DOLLARS IN THOUSANDS)
Loans:
  Commercial........................   $11,995     $  717       (0.29)%
  Real estate -- mortgage...........       201         17        0.07
  Mortgage loans held for sale......       (16)        (1)         --
  Real estate -- construction.......     3,503        247       (1.21)
  Consumer loans....................      (295)       (24)      (0.02)
                                       -------     ------       -----
    Total loans.....................    15,388        956       (0.24)
Reserve for loan loss...............      (322)
Securities:
  U.S. government...................      (670)      (122)      (0.68)
  Municipal -- tax exempt...........     3,623        223       (0.06)
  Municipal -- taxable..............    (3,236)      (181)      (0.72)
  Mortgage backed...................     7,296        128       (1.19)
  Other securities..................        97         54        7.60
                                       -------     ------       -----
    Total securities................     7,110        102       (0.53)
Interest bearing deposits in other
  banks.............................        --         --          --
Federal funds sold..................     9,592        407        0.15
                                       -------     ------       -----
    Total interest-earning assets...    32,090      1,465       (0.47)
Non interest-earning assets:
  Excess of investment in subsidiary
    over net assets acquired........      (226)
  Other assets......................     4,286
                                       -------
    Total non interest-bearing
      assets........................     4,060
                                       -------
    Total assets....................   $35,828
                                       =======
                                        LIABILITIES AND SHAREHOLDERS'
                                  LI                EQUITY
Liabilities:
  Interest bearing demand
    accounts........................   $10,541     $  246        0.03%
  Certificates of deposit...........    16,818        712        0.10
  Savings accounts..................       714         10       (0.05)
                                       -------     ------       -----
    Total interest bearing
      accounts......................    28,073        968        0.22
Federal funds purchased.............    (2,521)      (106)       0.74
Notes payable.......................    (1,259)       (84)      (0.22)
                                       -------     ------       -----
    Total interest bearing
      liabilities...................    24,293        778        0.05
  Noninterest bearing demand
    accounts........................     8,786
                                       -------
    Total deposits and interest
      bearing liabilities...........    33,079
Other noninterest-bearing
  liabilities.......................      (426)
                                       -------
    Total liabilities...............    32,653
Redeemable preferred stock..........        --
Shareholders' equity................     2,682
                                       -------
    Total liabilities and
      shareholders' equity..........   $35,335
                                       =======
Net interest income.................               $  687
                                                   ======
Net interest spread.................                            (0.52)%
                                                                =====
Net interest margin.................                            (0.53)%
                                                                =====
Ratio of average interest-earning
  assets to average total deposits
  and interest bearing
  liabilities.......................                            (0.64)%
                                                                =====
Net income -- current quarter
  Return on assets (current quarter
    annualized).....................
  Return on equity (current quarter
    annualized).....................
Ratio of average equity to average
  assets............................

-------------------------

(1) Average balances are based on daily averages and include nonaccrual loans. Loan fees are included in interest income as follows: 1997 -- $602,000; 1996 -- $589,000; 1995 -- $474,000.

The following table illustrates the changes in the company's net interest income due to changes in volume and changes in interest rate on a full tax equivalent basis. Changes attributable to the combined effect of volume and interest rate have been allocated proportionately to the change due to volume and the change due to interest rate.

                                                           NINE MONTHS ENDED
                                                           SEPTEMBER 30, 1998
                                                                  VS.
                                                           NINE MONTHS ENDED
                                                           SEPTEMBER 30, 1997
                                                          INCREASE (DECREASE)
                                                         IN NET INTEREST INCOME
                                                           DUE TO CHANGES IN
                                                         ----------------------
                                                         VOLUME   RATE    TOTAL
                                                         ------   -----   -----
                                                         (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS
Loans:
  Commercial loans.....................................  $ 913    $(196)  $ 717
  Real estate mortgage.................................     14        3      17
  Mortgage loans held for sale.........................     (1)      --      (1)
  Real estate construction.............................    348     (101)    247
  Consumer loans.......................................    (21)      (3)    (24)
                                                         ------   -----   -----
          Total loans..................................  1,253     (297)    956
                                                         ------   -----   -----
Securities:
  U.S. government securities...........................    (34)     (88)   (122)
  Municipal tax exempt.................................    233      (10)    223
  Municipal taxable....................................   (167)     (14)   (181)
  Mortgage backed......................................    394     (266)    128
  Other securities.....................................     --       54      54
                                                         ------   -----   -----
          Total securities.............................    426     (324)    102
                                                         ------   -----   -----
Interest bearing deposits at other banks...............     --       --      --
Federal funds sold.....................................    394       13     407
                                                         ------   -----   -----
          Total interest-earning assets................  2,073     (608)  1,465
                                                         ------   -----   -----
INTEREST BEARING LIABILITIES
Deposits:
  Interest bearing demand deposits.....................  $ 226    $  20   $ 246
  Certificates of deposit..............................    677       35     712
  Savings deposits.....................................     14       (4)     10
                                                         ------   -----   -----
          Total interest-bearing accounts..............    917       51     968
Federal funds purchased................................   (106)      --    (106)
Notes payable..........................................    (65)     (19)    (84)
                                                         ------   -----   -----
          Total interest-bearing liabilities...........    746       32     778
                                                         ------   -----   -----
          Total increase (decrease) in net interest
             income....................................  $1,327   $(640)  $ 687
                                                         ======   =====   =====

MARKET RISK MANAGEMENT

Market risk arises from changes in interest rates. The company has risk management policies to monitor and limit exposure to market risk as discussed below. See "-- Asset/ Liability Management." Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 18 of Notes to Consolidated Financial Statements.

ASSET/LIABILITY MANAGEMENT

The company's results of operations depend substantially on its net interest income. Like most financial institutions, the company's interest income and cost of funds are affected by general economic conditions and by competition in the marketplace.

The function of asset/liability management is to manage the risk/return relationships between capital adequacy, market risk, liquidity and interest rate risk. To manage these relationships, the bank uses the following items: equity, free capital, debt/capital, liquidity, volatile liability coverage, portfolio maturities, maturing assets and maturing liabilities. In addition, in reviewing the needs of the bank with regard to proper management of its asset/liability program, the company's management has projected its needs into the future, taking into consideration historical periods of high loan demand, low deposit balances, projected loan increases (due to increased demand through marketing), and interest rate changes (as projected by consulting economists). The bank's Asset and Liability Management Committee is responsible for establishing procedures that enable the company to achieve its goals while adhering to prudent banking practices and existing loan and investment policies.

The excess of the bank's interest-earning assets over its interest-bearing liabilities have generally been invested in securities when suitable lending opportunities have not been sufficient to use such excess funds. The bank's securities portfolio plays an important part in the overall asset/liability management program and is a major contributor to the company's financial results. The primary objectives in the overall management of the securities portfolio are safety, liquidity, yield, interest rate risk and pledging for public deposits.

The securities designated as available for sale generally are more liquid and have a shorter term than those designated as held to maturity. In connection with the preparation of its Consolidated Financial Statements, the company has designated securities with a cost of $37,180,000 and $58,515,000 as available for sale as of December 31, 1997 and September 30, 1998, respectively. These securities are to be available for sale to assist management in providing an adequate asset/liability and liquidity management program for the bank. Securities designated as held to maturity typically have less liquidity and also have less call protection than those held for sale.

A critical element of the company's asset/liability management program is management of exposure to interest rate risk. Exposure to interest rate risk arises from volatile interest rates and changes in the balance sheet mix. The bank's policy is to control the exposure of its earnings to changing interest rates by generally maintaining a position within a narrow range around an "earnings neutral position," which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes. The bank uses a measurement tool known as dollar duration to help its efforts to achieve an earnings neutral position. Dollar duration measures the percentage of loss or gain that the portfolio would sustain with a 100 basis point parallel shift in applicable interest rates.

In order to control interest rate risk in a rising interest rate environment, or when management believes there is a significant risk of rising interest rates, management's philosophy is generally to reduce the dollar duration of the investment portfolio in order to achieve a more asset sensitive position, thereby allowing quicker repricings and maximizing net interest margin. Conversely, in a declining interest rate environment, management's philosophy is to increase the dollar duration of the investment portfolio, thereby becoming more liability sensitive. Management would ideally take steps to increase dollar duration at the time of a peak in interest rates or during the stabilization period prior to the anticipated decline of rates. This strategy, if successful, provides that rates on the investments are locked in at higher levels and enhances the effect on net interest margin. The bank decreases the dollar duration of its investment portfolio by taking steps to increase the coupon rate and decrease the average life (the period for which a security is actually held as opposed to its stated maturity) of the securities held in the portfolio. The bank increases the dollar duration of its investment portfolio by taking steps to decrease the coupon rate and increase the average life of the securities held in the portfolio.

As of December 31, 1997, the dollar duration of the investment portfolio was
3.20 compared to 4.00 at December 31, 1996. The decrease in dollar duration during 1997 reflects management's decision to replace investments which matured with investments that had similar yields, but shorter maturities due to stable interest rates in 1997. As of September 30, 1998, the dollar duration of the investment portfolio was 3.20.

During 1998, the gross yield on the investment portfolio has decreased from 7.44% to 6.84%. This decrease is due to replacing matured investments with new investments at current market yields which are lower than the matured investments, and an increase in the total portfolio, with the new investments at the lower current market yields. The company may also engage in hedging transactions to control interest rate risk. The effect of these efforts in any given period may be to negatively impact reported net non-interest income and the interest earned on the securities.

Although analysis of interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is one standard tool for the measurement of exposure to interest rate risk, the company believes that because interest rate gap analysis does not address all factors that can affect earnings performance, such as early withdrawal of time deposits and prepayment of loans, it should not be used as the primary indicator of exposure to interest rate risk and the related volatility of net interest income in a changing interest rate environment. Interest rate gap analysis is primarily a measure of liquidity based upon the amount of change in principal amounts of assets and liabilities outstanding, as opposed to a measure of changes in the overall net interest margin. The company believes that since interest rate risk is caused by a combination of (i) differing volumes of re-pricing assets and liabilities (i.e. gaps), (ii) variability of interest rate changes (i.e. multiples) and (iii) variability of occurrence of rate changes for various classes of assets and liabilities (i.e.
lags), that its system of measuring the effect of each of these factors is a preferable tool for management of interest rate risk.

The bank has contracted with a consulting firm to assist it with economic outlook, interest rate forecasting, asset/liability management and purchase and/or sale of securities. This firm does not have discretionary authority to act on behalf of the company.

The following table sets forth the estimated maturity or repricing, and the resulting interest rate gap, of the company's interest-earning assets and interest-bearing liabilities at December 31, 1997. The amounts in the table are derived from internal data from the company. The amounts are based upon regulatory reporting formats and, therefore, may not be consistent with financial information appearing elsewhere in this Registration Statement that has been prepared in accordance with generally accepted accounting principles. The amounts could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawals of deposits and competition.

                                                         SEPTEMBER 30, 1998
                                  -----------------------------------------------------------------
                                                   ESTIMATED MATURITY OR REPRICING
                                  -----------------------------------------------------------------
                                   LESS THAN     THREE MONTHS   ONE YEAR TO      OVER
                                  THREE MONTHS   TO ONE YEAR    FIVE YEARS    FIVE YEARS    TOTAL
                                  ------------   ------------   -----------   ----------   --------
                                                       (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Fixed rate loans..............    $  3,526       $  7,810       $15,735      $ 3,479     $ 30,550
  Floating rate loans...........      83,512          1,972         7,892        6,507       99,883
  Investment securities.........       3,230         18,318        24,859       37,894       84,301
  FHLB stock....................         970             --            --           --          970
  Federal funds sold............      11,000             --            --           --       11,000
                                    --------       --------       -------      -------     --------
          Total interest-earning
             assets.............     102,238         28,100        48,486       47,880      226,704
                                    --------       --------       -------      -------     --------
Interest-bearing liabilities:
  Interest-bearing demand
     deposits...................      18,009             --            --           --       18,009
  Money market deposits.........      61,245             --            --           --       61,245
  Certificates of deposit under
     $100,000...................       6,205         12,051         4,228        2,946       25,430
  Certificates of deposit over
     $100,000...................      17,263          9,512         4,206        2,524       33,505
  Savings deposits..............      11,836             --            --           --       11,836
  Notes payable.................          --          1,000        10,000           --       11,000
  Federal funds purchased.......          --             --            --           --           --
                                    --------       --------       -------      -------     --------
          Total interest-bearing
             liabilities........     114,558         22,563        18,434        5,470      161,025
                                    --------       --------       -------      -------     --------
Interest rate gap...............    $(12,320)      $  5,537       $30,052      $42,410     $ 65,679
                                    ========       ========       =======      =======     ========
Cumulative interest rate gap....    $(12,320)      $ (6,783)      $23,269      $65,679
                                    ========       ========       =======      =======
Cumulative interest rate gap to
  total assets..................       (4.93)%        (2.72)%       (9.33)%      26.34%
                                    ========       ========       =======      =======
Total consolidated assets.......    $249,398
                                    ========

The following table presents at the date indicated (i) the aggregate loans by maturity in each major category of the company's loan portfolio and (ii) the aggregate amounts of variable and fixed rate loans that mature after one year. Actual maturities may differ from the contractual maturities shown below as a result of renewals and prepayments. Management estimates that approximately $14 million of loans maturing during the year ending December 31, 1998 will actually be paid off in cash during that period.

                                                       SEPTEMBER 30,
                                                            1998
                                       ----------------------------------------------
                                       LESS THAN     ONE TO        OVER
                                       ONE YEAR    FIVE YEARS   FIVE YEARS    TOTAL
                                       ---------   ----------   ----------   --------
                                                   (DOLLARS IN THOUSANDS)
Commercial loans.....................   $69,524     $14,744       $8,503     $ 92,771
Real estate -- construction loan.....    12,684          --           --       12,684
Real estate -- mortgage loans........     2,578         349          696        3,623
Consumer loans.......................    10,803       7,251          797       18,851
                                        -------     -------       ------     --------
          Total......................   $95,589     $22,344       $9,996     $127,929
                                        =======     =======       ======     ========
Fixed rate loans.....................               $14,451       $3,478
Floating rate loans..................                 7,893        6,518
                                                    -------       ------
          Total......................               $22,344       $9,996
                                                    =======       ======

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

Overview: The company reported net income of $1,248,000 for the nine months ended September 30, 1998, a decrease of 17.4% from net income of $1,511,000 for the first nine months of 1997. Earnings were positively impacted in the first nine months of 1998 by an increase in net interest income of $612,000, a $27,000 decrease in provision for loan loss and a $388,000 decrease in income tax expense. These improvements were offset by a $66,000 decrease in gain on sale of securities available for sale and a $1,305,000 increase in noninterest expense for the nine months ended September 30, 1998. Net income per share (diluted) was $.47 for the nine months ended September 30, 1998, compared to $.60 per share for the 1997 period. Return on average assets and average equity were .73% and 8.79%, respectively, for the nine months ended September 30, 1998, compared to 1.05% and 12.18%, respectively, for the first nine months of 1997.

During the first nine months of 1998, the company's deposits increased $27.0 million, mainly in interest bearing accounts. During the same period, the company's total loans increased $5.1 million, and the company's securities portfolio and federal funds sold increased $18.8 million. This combination of changes in the earning asset mix, along with market pressure to price loans lower and deposits higher, resulted in a lower net interest margin.

In addition, the company's long term debt decreased $1.0 million as a result of a partial prepayment of the company's loan with NationsBank.

Interest Income: Interest income increased $1,391,000, or 11.9%, to $13,079,000 for the period ended September 30, 1998 from $11,688,000 for the comparable 1997 period, primarily as a result of higher loan balances and interest on federal funds sold during the period. The company's net yield on interest earning assets on a fully tax equivalent basis was 8.66% for the first nine months of 1998, which reflects a decrease of 47 basis points (each basis point equals 1/100th of 1%) from the comparable 1997 period. The average yield on loans decreased from 10.22% in the 1997 period to 9.98% in the 1998 period, and the average yield on securities held by the company decreased from 7.37% in the 1997 period to 6.84% in the 1998 period. Interest income on loans, federal funds sold and securities was $956,000, $407,000 and $28,000 greater in the 1998 period, respectively.

Interest Expense: Interest expense increased $779,000, or 20.8%, to $4,516,000 for the nine months ended September 30, 1998 from $3,737,000 for the nine months ended September 30, 1997. This increase is primarily due to the change in the mix in interest bearing and noninterest bearing deposit accounts in the 1998 period compared to those in the 1997 period. Average rates paid on interest bearing deposits increased 22 basis points to 3.76% in the first nine months of 1998 from 3.54% in the first nine months of 1997. Interest bearing deposits increased to $150.0 million from $123.2 million in the year earlier period.

Net Interest Income: Net interest income before provision for loan loss was $8,563,000 for the nine months ended September 30, 1998, an increase of $612,000, or 7.7%, over the first nine months of 1997. Net interest margin decreased 53 basis points from 6.30% in the 1997 period to 5.77% in the 1998 period. The increase in net interest income is primarily due to a $956,000 increase in interest income on loans and a $407,000 increase in interest income on federal funds sold, partially offset by a $779,000 increase in interest expense. The company's average cost of funds for the nine months ended September 30, 1998 was 5 basis points higher than the comparable 1997 period. The company's average yield on interest earning assets decreased 47 basis points in the 1998 period compared to the 1997 period, from 9.13% to 8.66%.

Noninterest Income: Noninterest income increased $15,000 for the nine months ended September 30, 1998 to $715,000 from $700,000 for the nine months ended September 30, 1997.

Noninterest Expense: Noninterest expense increased $1,305,000, or 20.9%, for the first nine months of 1998 to $7,547,000 compared to $6,242,000 in the first nine months of 1997. This increase is primarily the result of (i) increases in salaries and benefits relating primarily to annual merit increases, staffing expenses for the new branches, and additional staffing expenses for data processing in respect of the Year 2000 situation; (ii) increases in occupancy and equipment relating to the new branches; and (iii) increases in other noninterest expenses due to increases in marketing expenses and other expenses relating to opening two new branches in 1998.

Income Tax Expense: Income tax expense decreased $388,000, or 61.8%, for the first nine months of 1998. This decrease is primarily the result of (i) a decrease in pretax earnings and (ii) a tax credit recorded in 1998 in connection with options exercised during 1997 and the stock acquired was sold within twelve months.

PROVISION FOR LOAN LOSS

The company charged $243,000 to Provision for Loan Loss in the first nine months of 1998 and $270,000 for the same period in 1997. The ratio of loan loss reserve to total loans was 1.80% at September 30, 1998 and 1.66% at September 30, 1997. The company sets its loan loss reserve at a level considered adequate to provide for anticipated loan losses based on management's assessment of various factors affecting the loan portfolio. These factors include a review of problem loans, business conditions, loan loss experience and an overall evaluation of the quality of the collateral, holding and disposal costs and costs of capital. Provision for loan loss is a direct charge against income and is determined by management based on the adequacy of the loan loss reserve.

ASSET QUALITY

The company's lending activities are guided by its Statement of Lending Policies and Procedures. These policies are annually reviewed and approved by the Bank's Board of Directors. The bank employs an internal auditor to monitor its internal supervision and audits of its lending operation, and the company supplements these internal procedures with independent examinations performed by professional consultants and auditors. The company monitors concentrations of loans by collateral, purpose and industry. The company has no significant exposure to highly leveraged transactions and has no foreign credits in its loan portfolio.

Total nonperforming assets were $52,000 and $23,000 at September 30, 1998 and December 31, 1997, respectively. Other Real Estate Owned (OREO) was $0 at both September 30, 1998 and December 31, 1997. At September 30, 1998, securities held to maturity were $25.8 million, or 30.2% of the total portfolio, and securities available for sale totaled $58.5 million, or 68.6% of the total portfolio. Other securities (investment in FHLB stock) totaled $1.0 million, or 1.2% of the total portfolio. Securities available for sale are those securities which may be sold in response to changes in interest rates, changes in the company's short term liquidity needs or changes in prepayment risk, and are stated at the lower of cost or estimated market value. At September 30, 1998, the market value of investments available for sale exceeded carrying value by approximately $938,000.

Securities held to maturity are considered longer term assets which are normally held until maturity and are carried at amortized cost. The market value of securities designated as held to maturity exceeded carrying value by approximately $931,000 at September 30, 1998. U.S. government securities make up $13.8 million, or 16.2% of the investment portfolio, mortgage backed securities make up $45.7 million, or 53.6% of the investment portfolio, obligations of states and political subdivisions (municipal securities) comprise $24.8 million, or 29.1% of the investment portfolio, and other investments make up $1.0 million, or 1.1% of the investment portfolio at September 30, 1998.

As noted in the company's Form 10-KSB for the year ended December 31, 1997, management has generally sought to control the exposure of the company's securities portfolio to rising interest rates by maintaining a position within a narrow range around an "earnings neutral position" (i.e. the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes). The company uses a measurement tool known as dollar duration to help maintain an earnings neutral position. As of September 30, 1998, the dollar duration of the investment portfolio was 3.20 compared to 3.20 at December 31, 1997. This lack of change in dollar duration resulted from the partial replacement of securities which were sold, matured or called during the first nine months of 1998 with securities with the same or lower yields but with longer maturities. The company may also engage in hedging transactions to control interest rate risk. The effect of these efforts in any given period may be to negatively impact reported net noninterest income and the interest earned on the securities.

CAPITAL RESOURCES

The company's capital adequacy is a direct measurement of the overall financial strength of the company and its ability to absorb adverse market conditions. In addition, the capital position of the company provides a mechanism to promote public confidence in the company and the bank.

The company's total stockholders' equity increased $1.7 million to $19.9 million at September 30, 1998 from $18.2 million at December 31, 1997. This increase in stockholders' equity was due to the retention of earnings in the current year and the exercise of options to purchase 6,500 shares of common stock, plus the net effect of FAS 115 which requires financial institutions to mark their available for sale securities portfolio to market.

The Federal Reserve Board and FDIC guidelines require a minimum of a 4% Tier 1 core capital to risk-weighted assets ratio and an 8% total qualifying capital to risk-weighted assets ratio. Due to the company's high level of capital and the level of risk in its current asset mix, the company's risk based capital ratios exceed the regulatory minimum ratios. The company's Tier 1 core capital to risk weighted assets was 11.72% at September 30, 1998, and its total qualifying capital to risk weighted assets was 12.97%. As of September 30, 1998, the bank also exceeded the minimum regulatory risk based capital ratios.

YEARS ENDED DECEMBER 31, 1997 AND 1996

Overview. Net income increased $563,000 for 1997 to $2,136,000 from $1,573,000, primarily as a result of a $1,528,000 increase in net interest income. The positive change in net interest income was partially offset by a decrease in gain on sale of securities of $61,000 and an $837,000 increase in noninterest expense. Return on average assets and return on average equity were 1.08% and 12.68%, respectively, for 1997, compared to .91% and 10.44%, respectively, for 1996.

Interest Income. Interest income increased $2,434,000 to $15,960,000 for 1997 from $13,526,000 for 1996. In 1997, interest income from loans increased $2,044,000, interest income on securities increased $341,000 and interest income on federal funds sold increased $49,000. This increase in interest income from loans was primarily due to the increase in the size of the loan portfolio, as the interest rates were relatively stable in 1997, compared to 1996.

Interest Expense. Interest expense increased $906,000 to $5,118,000 for 1997 from $4,212,000 in 1996. Interest expense on interest-bearing deposits increased $385,000, interest expense on federal funds purchased increased $19,000, and interest expense on the notes payable increased $502,000 in 1997. The increase in interest expense on interest-bearing deposits was primarily due to greater deposit volume in 1997 as the rates paid on interest-bearing deposits was relatively unchanged between 1996 and 1997. The increase in interest expense on the notes payable was due to the $10.0 million increase in notes payable to the FHLB, offset by the $1.5 million reduction of the NationsBank note.

Net Interest Income. Net interest income increased $1,528,000 to $10,842,000 for 1997 from $9,314,000 for 1996. During 1997, average loans outstanding increased $21,457,000, average securities owned increased $1,666,000 and the net interest spread decreased from 5.29% for 1996 to 5.14% for 1997. The increase in net interest income resulted primarily from the bank's ability to increase the percentage of its assets employed in its loan portfolio.

Noninterest Income. Noninterest income decreased $79,000 to $958,000 for 1997 from $1,037,000 for 1996. This decrease is primarily due to a $61,000 decrease in gains on sale of investment securities.

Noninterest Expense. Noninterest expense increased $837,000 to $8,453,000 for 1997 from $7,616,000 for 1996. This increase is a net result of the following factors: (i) salary/benefit expense increased $483,000, primarily due to increased staffing (at the bank and the three branches) and yearly salary increases; and (ii) other operating expenses increased $345,000, primarily as a result of an $56,000 increase in advertising and marketing expense, a $157,000 increase in legal fees, primarily due to expenses on a problem credit, and the absence of a $100,000 accrual reversal of a 1995 claim made against the company, which was settled favorably in February, 1996.

Extraordinary Item. On March 1, 1996, the company called the Convertible Notes for redemption. The redemption on April 1, 1996 caused the company to accelerate the amortization of the debt issuance costs which were being amortized over a ten-year period. On March 31, 1996, there was a write-off of the $473,000 balance of the debt issuance costs and the $65,000 call premium. The after-tax effect of this transaction was a $337,000 non-cash charge to income in the first quarter of 1996.

PROVISION FOR LOAN LOSSES

The company's provisions for loan losses in the years ended December 31, 1997, 1996 and 1995 were $360,000, $285,000, and $120,000, respectively. See
"Business -- Analysis of Allowance for Loan Losses."

INCOME TAXES

The company's income tax expense for the years ended December 31, 1997, 1996 and 1995 was $851,000, $339,000 (which is net of the $201,000 tax effect of the extraordinary item), and $297,000, respectively. The company's effective tax rate typically differs from the expected 34% enacted tax rate due to interest income received on tax-exempt securities, which is partially offset by the amortization of excess of investment in subsidiary over net assets acquired.

LIQUIDITY AND SOURCES OF FUNDS

The company's primary sources of funds are customer deposits, sales and maturities of investment securities and loan repayments. These funds are used to make loans, to acquire investment securities and other assets and to fund continuing operations. During the year ended December 31, 1997, deposits increased to $190,076,000 from $156,409,000 and $140,175,000 at December 31,
1996 and 1995, respectively. Deposits increased to $217,063,000 at September 30, 1998. None of the deposits at September 30, 1998 or

December 31, 1997, 1996 or 1995 were brokered deposits. Management believes that the increases in deposits in 1996, 1997 and 1998 were the result of (i) recent bank acquisition activity in Colorado which has improved the bank's opportunities to attract new business from customers in its small and medium-sized business focus area; (ii) continued success of the bank's Officer Call Program; (iii) referrals from existing customers, and (iv) the successful opening of the bank's branches and the resulting increase in new customers at each branch. See "Business -- Operating Strategy" and "-- Growth Strategy." The company expects deposits to increase by up to $40,283,000 upon consummation of the Lakewood Merger. At December 31, 1997, net loans were $120,659,000 compared to $98,978,000 and $79,864,000 at December 31, 1996 and 1995, respectively. Net loans increased to $125,625,000 at September 30, 1998, and are expected to increase by approximately $23,625,000 upon consummation of the Lakewood Acquisition. The company's Acquisition Loan was renewed on January 1, 1993, and was paid off on March 17, 1993 with the proceeds from the sale of Convertible Notes in the Offering. The Convertible Notes required semi-annual interest only payments, with no principal due until maturity at March 17, 2003. On March 1, 1996, the company exercised the optional redemption provision of the Convertible Notes. On the redemption date, April 1, 1996, the company paid 101% of the principal amount of each Convertible Note redeemed, plus accrued and unpaid interest. Prior to 5:00 p.m. on the redemption date holders of the Convertible Notes had the right to convert the Convertible Notes into the company's common stock at a rate of 78.68 shares for each $1,000 principal amount of Convertible Notes (a conversion price of $12.71 per share). There were $6,512,000 in principal amount of Convertible Notes outstanding and all except $26,000 were tendered for redemption. The company entered into a loan agreement (the "Loan Agreement") with NationsBank, formerly Boatmen's First National Bank of Kansas City ("NationsBank"), to borrow up to $4,000,000 to fund the redemption. The remainder of the funds needed to pay off the Convertible Notes was taken from the investments which the company held in its available for sale portfolio.

The company's total assets increased 12.6% to $249.4 million at September 30, 1998 from $221.5 million at December 31, 1997. During the nine months ended September 30, 1998 deposits increased $27.0 million to $217.1 million at September 30, 1998 from $190.1 million at December 31, 1997. None of the company's deposits at September 30, 1998 were brokered deposits.

The Loan Agreement with NationsBank provides for interest on outstanding amounts to be payable at NationsBank's corporate base rate, which was 8.50% at September 30, 1998. The Loan Agreement provides for a one-year term loan which is renewable by the company unless the company's credit standing is unsatisfactory based on the criteria set forth below. The Loan Agreement contains a twelve-year amortization schedule, with interest only for the first two years, assuming renewal of the loan in accordance with its terms.

Annual renewal of the loan is based on the compliance by the bank with the following criteria:

     1. Capital Ratio of not less than 6.25%;

     2. Return on Average Assets of not below 1.00%;

     3. Loan Loss Reserve/Total Loans Ratio of not below 1.00%;

     4. Non-Performing Loans/Total Loans Ratio of not greater than 2.00%;

     5. Debt Service Coverage Ratio of not less than 2:1; and

     6. Absence of regulatory dividend restrictions.

In the event the bank does not meet any of these criteria calculated as of December 31 of each year and based on its financial statements, the company will have 90 days from the delivery of the financial statements to cure the situation.

The loan is secured by the pledge of all of the shares of capital stock of the bank, and contains standard representations, warranties and covenants.

At December 31, 1997, the company met all of the above criteria, and the loan was renewed for another one year term.

At September 30, 1998, the company had $1.0 million outstanding under this loan agreement after making a $200,000 principal payment during the third quarter of 1998. The company intends to continue to pay down this loan as liquidity allows.

The company has also entered into a revolving line of credit with NationsBank in an amount not to exceed $3,000,000. Any monies advanced under this line would be used solely for capital needs of the company or to purchase the stock of banks or bank holding companies. This line of credit is available for one year only, with renewals to be negotiated each year. If any principal is advanced on this line, the terms of the repayment would also be negotiated depending upon the use of proceeds. Interest on amounts outstanding under this revolving line of credit, if any, is due quarterly. At March 31, 1998, this line of credit was also renewed for an additional one year term.

In early 1998, the bank borrowed $10 million from the FHLB in the form of two $5 million loans. The purpose of securing these loans was primarily to provide liquidity and allow the bank to limit its capital exposure relative to securities held in the Available for Sale portfolio. The first $5 million enabled management to reduce its current daily purchase of federal funds from approximately $8 million to $3 million. With the remaining $5 million, the bank purchased approximately $5 million in short-term U.S. Government securities, which were placed in the Available for Sale portfolio. This allowed the bank to transfer approximately $5 million in long-term GNMA mortgage pool securities with relatively high coupon yields to Held to Maturity, which limits the bank's capital exposure should interest rates increase. The loans are structured as follows: $5 million at 6.34%, maturing January 14, 1999; and $5 million at 6.50%, maturing January 14, 2000. These loans cannot be prepaid without a prepayment penalty. Interest on these notes is due monthly. The company expects that maturities of securities held in the Available for Sale portfolio will be adequate to fund repayment of these loans.

Management anticipates that the company will continue to rely primarily on customer deposits, sales and maturities of investment securities, loan sales and loan repayments, as well as retained earnings to provide liquidity. These funds are used to make loans, to acquire investment securities and other assets and to fund continuing operations. The company believes that its customer deposits will continue to provide a strong source of liquidity because of the high percentage of core deposits, many of which are held as compensating balances under long-standing loan relationships. As a secondary source of funds, management uses federal funds and its membership in the FHLB. See "Business -- Sources of Funds."

CAPITAL RESOURCES

The company's total stockholders' equity increased to $19,859,000 at September 30, 1998 from $18,222,000 at December 31, 1997. This increase is a result of an increase in retained earnings of $1,248,000 relating to 1998 net income, $26,000 relating to the exercise of stock options, and an increase in unrealized gains on investment securities available for sale of $363,000, due to the adoption of FAS 115 on January 1, 1995, as discussed below at "-- New Accounting Principles." At September 30, 1998, stockholders' equity was 8.0% of total assets, compared to 8.2% of total assets at December 31, 1997. Management presently intends to retain earnings, if any, to support growth. Accordingly, the company does not intend to pay cash dividends on its Common Stock in the foreseeable future.

Federal Reserve Board and FDIC guidelines call for a 4% Tier 1 capital to risk-weighted assets ratio, 8% total capital to risk-weighted assets ratio, and a 5% leverage ratio. For a further discussion of the guidelines applicable to the bank and the company, see the information under "Business" in the company's Form 10-KSB for the year ended December 31, 1997, incorporated in this prospectus by reference. The company and the bank currently exceed the applicable regulatory capital requirements. The company intends to contribute $7.0 million of the net proceeds of the offering to the bank to enhance its regulatory capital levels to support continued asset growth. The following table sets forth the company's and the bank's capital ratios at September 30, 1998.

                                                         SEPTEMBER 30, 1998
                                                       ----------------------
                                                            (DOLLARS IN
                                                             THOUSANDS)
Company
  Tier 1 Capital.....................................         $ 16,692
  Total Capital......................................           18,472
  Risk-Weighted Assets...............................          142,421
  Tier 1 Capital to Risk-Weighted Assets.............            11.72%
  Total Capital to Risk-Weighted Assets..............            12.97%
  Leverage Ratio.....................................             6.74%
Bank
  Tier 1 Capital.....................................         $ 14,542
  Total Capital......................................           16,315
  Risk-Weighted Assets...............................          141,823
  Tier 1 Capital to Risk-Weighted Assets.............            10.25%
  Total Capital to Risk-Weighted Assets..............            11.50%
  Leverage Ratio.....................................             5.94%

As of September 30, 1998 the bank has incurred capital expenditures of approximately $350,000 in connection with updating its internal operating systems and expenditures of approximately $425,000 for the Littleton branch. Bank management is anticipating 1998 expenditures of approximately $400,000 for the new branch in Golden. Also, the bank expects the total cost of the Lakewood State Bank acquisition, including transaction expenses, to be approximately $1 million.

Management expects that the current capital levels, together with internally generated funds, will be sufficient to support the company's operations for the foreseeable future. However, depending upon the nature and scale of the company's acquisition opportunities, the company may be required to obtain additional capital resources through borrowing or the issuance of additional securities. The company's ability to incur additional indebtedness may be limited by government regulations and the terms of the NationsBank Loan Agreement. For a discussion of the government regulations applicable to the bank and the company, see the information under "Business" in the company's Form 10-KSB for the year ended December 31, 1997, incorporated by reference in this prospectus.

EFFECTS OF INFLATION AND CHANGING PRICES

The primary impact of inflation on the company's operations is increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation, however, can magnify the growth of assets in the banking industry. If significant, this would require that equity capital increase at a faster rate than would otherwise be necessary.

IMPACT OF YEAR 2000

Some of the company's computer programs are written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than 2000. This could cause a system failure or miscalculation causing disruption of operation including, among other things, a temporary inability to process transactions, pay invoices or engage in similar, normal business activities.

The company has adopted a Year 2000 Project Management Plan in recognition of the potential problems that all computer systems may have when the date January 1, 2000 arrives. As part of the implementation of this plan, the company is currently conducting an assessment to determine whether it will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project is not estimated to have a material impact on the company's financial position or the results of its operations and consists entirely of installation of software upgrades provided by third party vendors or modification of existing programs. The company estimates that its total Year 2000 project cost will be approximately $500,000. These costs will be expensed as incurred and approximately $300,000 has been incurred as of September 30, 1998.

The company has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the company is vulnerable to those third parties' failure to remediate their own Year 2000 issue. The company's total Year 2000 project cost and estimates for completion include the estimated costs and time associated with the impact of a third party's Year 2000 issue and are based on presently available information. However, there can be no guarantee that the systems of other companies on which the company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the company's systems, would not have a material adverse effect on the company.

The company will utilize both internal and external resources to reprogram, or replace and test the software for Year 2000 modifications. The Year 2000 Project Management Plan is estimated to be completed by December 31, 1998, which is prior to any anticipated impact on its operating systems. The company believes that with modifications to existing software, the Year 2000 issue will not pose any significant operations problems for its computer system nor is the Year 2000 issue expected to have any significant impact on the operations of the company.

The costs of the project and the date on which the company believes it will complete the Year 2000 modifications are based on management's best estimates which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, the ability to locate and correct all relevant computer codes and similar uncertainties. Therefore, there can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated.

NEW ACCOUNTING PRINCIPLES

The Financial Accounting Standards Board recently adopted Statement No. 131 (Statement No. 131) "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131, which became effective for periods beginning after December 15, 1997, requires that business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Management believes that Statement No. 131 will have no significant impact on the company's financial statements.

The Financial Accounting Standards Board recently issued Statement No. 133 (Statement No. 133) "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133, which becomes effective for periods beginning after June 15, 1999, and requires that business enterprises recognize all derivatives either as assets or liabilities in the financial statements and record those instruments at fair value. Changes in fair value of these derivatives is recognized in the statement of income or comprehensive income in the period of change. Management believes that Statement No. 133 will have no significant impact on the company's financial statements.

                                    BUSINESS

OVERVIEW

Union Bankshares, Ltd. is an independent bank holding company whose predecessor was incorporated as a Colorado corporation in 1984. The company was reincorporated in Delaware in 1992. The company's principal asset is the common stock of Union Bank & Trust, a state chartered commercial bank located in Denver, Colorado. The operations of the bank and its predecessors date back to 1917. The company acquired the bank in 1985. The bank attracts FDIC-insured deposits, and focuses on providing relationship banking based on personal attention and professional service to small and medium-sized businesses and individuals. This operating strategy has resulted in sustained growth in the bank's asset and deposit base and loan portfolio, with strong operating results. The bank has maintained its emphasis on asset quality and capital preservation by following conservative loan underwriting standards that have allowed it to avoid excessive loan losses. The bank's ratios of nonperforming assets to capital and to total assets were .13% and .01%, respectively, at December 31, 1997 and .34% and .02%, respectively at September 30, 1998.

The company continues to seek to take advantage of the opportunities in the Colorado banking market which have resulted from the relaxation of historical regulatory limitations on branch banking. In addition, recent acquisition activity in the industry has led to lapses in coverage of different customer needs and reduction in customer services, as well as disruption of existing account relationships. The company believes that this continues to afford the bank an opportunity for internal growth through attracting new customers and quality personnel with existing customer relationships.

The company's strategy for growth (see "-- Growth Strategy") is based primarily on developing startup branches that are strategically located around the Denver metropolitan area to serve the bank's focus market of small and medium-sized businesses and individuals. The company views the acquisition of Lakewood State Bank as an opportunistic enhancement of its branching strategy. The company has opened five branches, the first in the Lakeside area in July 1994, the second in the University Hills area in March 1995, the third in the Lakewood area in December 1995, the fourth in the Littleton area in May 1998 and the fifth in the Golden area in October 1998. Each of these is a full service branch, having the appearance of a stand alone bank. The bank intends to operate Lakewood as a stand alone branch following its acquisition. The company continues to analyze opportunities to open additional full-service branches in the metropolitan Denver area, subject to identification of an appropriate market and branch location, negotiation of an acceptable lease and approval of the various regulatory bodies and branching restrictions under Colorado law. For a discussion of the government regulations and restrictions applicable to the bank and the company, see the information under "Business" in the company's Form 10-KSB for the year ended December 31, 1997, incorporated by reference in this prospectus.

See "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995" for a discussion of matters regarding forward-looking statements in this Registration Statement.

OPERATING STRATEGY

The company's strategy as an independent, one-bank holding company has been carried out through the operations of the bank and, since 1994, its branches. The bank, since its acquisition by the company in 1985, has emphasized local relationship banking for the small and medium-sized business and individuals. The bank's operating strategies include:

- Personal Attention and Professional Service

- Maintaining Asset Quality

- Asset/Liability Management

The company's branching efforts are structured to continue to build on the three strategies outlined above. The company has located its branches in areas that produce a similar customer base to that of the bank, has encouraged community participation at each branch, has developed transparent communication and data delivery systems, and has retained employees familiar with both the company's operating philosophies and the community's needs.

Personal Attention and Professional Service. The bank's customer-oriented strategy is one of providing customers with personal attention and professional service by involving all employees in developing and carrying out the customer service program. The bank's executive management team believes that by providing all employees an open opportunity to communicate their ideas to management, and, if appropriate, implementing them, it can refine and improve the operation of the bank. This employee involvement has led to two successful customer service efforts: the "Officer Call" program and the "Customer Compliment and Service Improvement" program. Under the bank's Officer Call Program, which was implemented in 1986, lending officers call on existing customers and prospects on a regular basis. At these meetings, the officers seek to develop a better understanding of the business issues faced by the customer, and can discuss services which the bank can provide to help them address their needs. In the Customer Compliment and Service Improvement program, the bank, by including requests in mailings of monthly statements, and direct mail pieces, solicits customer feedback on the bank's customer service performance. Customers are provided with a bank officer's name and phone number to ease the contact process, and are encouraged to speak (or write) freely with respect to both positive and negative aspects of the bank's service. The bank also surveys new customers (or existing customers who have opened additional accounts) to check on the level of service they received, and, secondarily, to solicit information that might help the bank cross-sell additional services. During each of the past three years, the bank contracted with an independent consultant to facilitate three focus groups of approximately twenty business customers each. The purpose of the groups was to receive input from the bank's customer base pertaining to the bank's future direction as an organization, present level of service and products, and customers' ideas and philosophies of serving small and medium-sized businesses. In 1997, the bank held its third Customer Business Fair, at which approximately 62 Union Bank & Trust customers elected to display their goods and services. Over 400 other Union Bank & Trust customers attended the Fair to view the exhibits. The bank held a Speakers' Conference in October 1998 in place of the Customer Business Fair and attracted more attendees to this new event.

Management believes that its policy of employee involvement, which it refers to as its "staff to management" philosophy, has resulted in the relatively low turnover experienced by the bank at all levels of employment. Management believes that this enables the bank to provide continuity of service by the same staff members, leading to long-term customer relationships, high quality service and quick response to customer needs. The bank also emphasizes continuing education and training through formal in-house training programs and outside accredited programs.

Maintaining Asset Quality. The bank has emphasized asset quality through its conservative lending policy rooted in relationship banking. The bank generally is not a transaction-by-transaction lender, preferring instead to develop a full banking relationship with its loan customers. This philosophy has led to generally positive loan loss experience and low ratios of nonperforming assets to total assets. See "-- Nonperforming Assets."

Asset/Liability Management. The bank's asset/liability management policy is designed to manage the risk/return relationships between capital adequacy, market risk, liquidity and interest rate risk. A substantial component of this policy is to protect the bank's portfolio from undue interest rate risk. Exposure to interest rate risk arises from volatile interest rates and changes in the bank's balance sheet mix. The bank's policy is to control the exposure of its earnings to changing interest rates by generally maintaining a position within a narrow range around an "earnings neutral position," which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management."

GROWTH STRATEGY

On August 27, 1998 the company announced that it had reached an agreement to acquire Lakewood State Bank. The company believes that Lakewood's operating philosophy is consistent with the bank's, and that the combined bank, with over $300 million in pro forma total assets, will be able to operate effectively in the Denver marketplace. The acquisition is structured as a cash-for-stock merger in which the Lakewood shareholders will receive a total of $8.35 million in cash, Lakewood will be merged into the bank and its separate corporate existence will cease. Thereafter, Lakewood's operations will continue on in the same fashion as the company's other branches.

The company is focused on growth as an independent entity and has adopted an aggressive internal growth strategy through establishing full-service branches in locations in the Denver metropolitan area that will reach the small and medium-sized businesses in each location. The bank's five existing full-service branches are structured to provide complete banking services in each location and are headed by a branch president with responsibility and authority to service the banking and lending needs of the local business. This structure compliments the bank's philosophy of customer-to-staff-to-management direction so that the bank responds to customer input rather than the customer being asked to respond to the bank without having the opportunity to give input.

In July 1994, the bank opened its first branch in the Lakeside area of metropolitan Denver. The branch has been well-received by the community and has attracted over $22.7 million in deposits to date. In March 1995, the bank opened its second branch in the University Hills area of metropolitan Denver, and in December 1995, the bank opened its third branch in the Lakewood area of metropolitan Denver. The University Hills and Lakewood branches have also been well-received by their respective communities and have attracted over $18.4 million and $15.0 million in deposits to date, respectively. The recently opened Littleton branch has attracted over $6.3 of deposits, and the Golden branch was opened in October 1998. The bank also plans to operate Lakewood as a stand-alone branch. Concentrating on branching has generally allowed the bank to continue to expand its customer base at a lower cost compared to acquisitions and to conserve capital for attractive acquisition opportunities.

To accommodate the company's anticipated growth, management intends to continue to recruit additional high-quality personnel and enhance its internal management systems. Management believes that such personnel and systems are necessary if the company is to achieve its growth strategy without compromising its customer-oriented approach to banking and its commitment to maximize asset quality. Further, the recent consolidation in the Colorado banking industry has resulted in the availability of a large number of quality personnel with long-standing customer relationships. There can be no assurance, however, that the company will achieve its growth objectives.

ECONOMIC ENVIRONMENT IN MARKET AREAS SERVED

The company's principal market for loans and deposits is the greater Denver metropolitan area. The bank has benefitted from the recent strength in the metropolitan Denver economy. The metropolitan Denver economy's strength is believed to reflect its diversification from its prior dependence on the oil and gas industry, with strong contributions from the manufacturing, telecommunications and government sectors. Total employment, retail sales and home sales have all been healthy in recent years, while apartment vacancy and commercial office vacancy rates have generally declined.

As with the metropolitan Denver economy, the Colorado economy has become more diversified over the past decade. An increase in tourism and international trade, together with growth in small manufacturing and high technology industries, has broadened the economic base of Colorado. Although the company anticipates continued economic growth in metropolitan Denver and in Colorado, there can be no assurance that growth will continue at or near the rates recently experienced.

LENDING ACTIVITIES

General. The bank provides a range of commercial and retail lending services, including, but not limited to, commercial business loans, commercial and residential real estate construction loans, commercial and residential real estate mortgage loans, loan participations, consumer loans, revolving lines of credit, and letters of credit. Currently, the primary focus of the bank is on commercial business lending to small and medium-sized businesses. The bank places a strong emphasis on asset quality, and maintains conservative underwriting standards. The bank monitors the concentration of its loan portfolio in an effort to avoid over-allocating its funds available for lending to any particular industry sector.

The bank is not normally a transaction lender and generally requires a full banking relationship with its commercial customers. The bank seeks to continually develop and maintain its strong community orientation by, among other things, considering the interests of its existing and potential customers in the Denver community. In particular, primary consideration is given to customers with interests in the bank's and branches' surrounding communities, including the areas located within a five-mile radius of the bank's main location and a three-mile radius of the branch locations.

The bank's loan officers have an average of over twenty years lending experience and are committed to the lending profession. The loan officer staff includes three past presidents of the Rocky Mountain Chapter of Robert Morris Associates (the national organization of bank credit officers).

Loan Portfolio Composition. The following table sets forth the composition of the company's loan portfolio by type of loan, aggregate dollar amount and percentage of total loans at the date indicated.

                                                                SEPTEMBER 30,
                                                                     1998
                                                              ------------------
                                                               AMOUNT    PERCENT
                                                              --------   -------
Commercial loans............................................  $ 92,771     73.8%
Real estate -- construction loans...........................    12,684     10.1
Real estate -- mortgage loans...............................     3,623      2.9
Consumer loans..............................................    18,851     15.0
                                                              --------   ------
          Total.............................................   127,929    101.8
Less allowance for loan losses..............................    (2,304)    (1.8)
                                                              --------   ------
Loan receivable, net........................................  $125,625    100.0%
                                                              ========   ======

Commercial Loans. Commercial lending is the bank's primary focus and the strength of its lending activity. The bank's areas of emphasis include, but are not limited to, loans to building contractors, wholesalers, manufacturers, business services companies and energy-related businesses. The bank provides a wide range of commercial business loans, including lines of credit for working capital purposes and term loans for the acquisition of equipment and other purposes. Collateral for these loans generally includes accounts receivable, inventory, equipment and real estate. Where warranted by the overall financial condition of the borrower, loans may be made on an unsecured basis. Terms of commercial business loans generally range from one to five years. The majority of the bank's commercial business loans have floating interest rates. Commercial loans outstanding were $92.8 million at September 30, 1998 compared to $87.9 million at December 31, 1997 and $70.6 million at December 31, 1996. Many of the bank's commercial loans are extended to small business customers. These clients are composed of a variety of manufacturers, wholesalers, retailers, commercial contractors and service companies. The primary repayment risk is the failure of the business due to economic or financial factors. In most cases the bank has taken security and receives personal guarantees to help assure an alternative source of repayment.

Real Estate Construction Loans. The bank originates financing to builders who have demonstrated a favorable record of performance for the construction of pre-sold homes as well as homes built without a specific buyer on a selective basis.

The bank generally provides commercial construction financing when the borrower has received a binding commitment for permanent financing from either the bank or another lender. The bank uses this service to solicit new customers and to maintain existing relationships. A variety of risks are present in construction loans, including the failure of the contractor to complete the work and the borrower's inability to pay. The bank carefully monitors construction draws and inspects each property frequently to insure the work is being completed as specified. In addition, construction loans generally are made where a conservative loan-to-value ratio exists. These loans are frequently backed by personal guarantees and other collateral that provide an alternative source of repayment. The bank further attempts to limit its risk through adherence to conservative underwriting procedures and by using state-certified appraisers. The bank's real estate construction loans outstanding were $12.7 million at September 30, 1998 compared to $9.6 million at December 31, 1997, and $5.8 million at December 31, 1996. This increase results from an increased marketing effort by the bank to solicit loans from established residential builders in the metropolitan Denver area.

Real Estate Mortgage Loans. The bank generally restricts its commercial real estate lending activity to owner-occupied properties or to investor properties that are owned by customers with which the bank has a complete banking relationship. Therefore, many loans classified as commercial real estate loans could be characterized as ordinary commercial loans which are secured by real estate.

Commercial real estate loans are generally made at floating rates and for maturities ranging from five to fifteen years. The bank's underwriting standards generally require that the loan-to-value ratio not exceed 75% of appraised value or cost, whichever is lower. Management does not believe that the bank's existing commercial real estate loan portfolio represents a material risk of loan losses.

The bank can originate SBA real estate loans on owner occupied properties where the maturities may be up to twenty five years, and the loan-to-value ratio may reach 90% of appraised value or cost, whichever is lower. These loans are guaranteed from 75% to 80% of the amount of the loan by the federal government.

The primary risks of real estate mortgage loans include the borrower's inability to pay and deterioration in the value of the real estate that is being held as collateral. The bank also originates residential mortgage loans on a limited basis as a service to its customers. On those loans that are extended, the bank attempts to have conservative loan-to-value ratios, personal guarantees, a strong history of debt servicing capability, fully amortizing terms over twenty years or less and alternative collateral if necessary.

From time to time, the bank purchases loans from a locally owned mortgage company until the mortgage company sells the loans in the secondary mortgage market. The loans are then sold back to the mortgage company. Initially, the bank receives interest during its holding period of prime plus .50%. All origination fees and interest on the loan in excess of the rate payable to the bank are retained by the mortgage company. If the mortgage is not sold within specified periods, the bank is entitled to receive all of the interest paid on the mortgage from inception and may be entitled to receive all or a portion of the origination fees. The mortgage company provides loan servicing during the period that the mortgage is held by the bank. During the nine months ended September 30, 1998 and years ended December 31, 1997, 1996, and 1995, the bank earned interest income on such loans of $83,000, $59,000, $6,000, and $5,000, respectively. During the nine months ended September 30, 1998 and years ended December 31, 1997, 1996, and 1995, the bank purchased loans in the amounts of $26,476,000, $5,762,000, $4,106,000, and $2,450,000 and sold loans in the amounts of $25,225,000, $4,509,000, $4,106,000 and $2,450,000. All loans sold back to the mortgage company are without recourse to the bank.

These loans carry the same risks as any other real estate mortgage loan. However, in most cases, the bank bears these risks for only a short period. As a general matter, the loans are presold and remain in the bank's portfolio for an average of less than 30 days. The bank has not, to date, retained any of these loans. Mr. Zueck, the Chairman of the Board of the bank and President and a director of the company, is a director and Treasurer of the mortgage company.

Consumer Lending. The bank provides a full range of consumer loans. The primary risk of consumer lending relates to the personal circumstances of the borrower. The bank provides as a service to its business customers and their employees the choice of dealing with the same loan officer for consumer and business matters. This service has been well received by new business customers and their employees who, in dealing with large holding company banks, have frequently had to deal with a variety of different officers for different types of transactions. Consumer loans outstanding were $18.9 million, $20.9 million, $18.9 million and $13.8 million at September 30, 1998, December 31, 1997, 1996 and 1995, respectively. The increases resulted from the strong growth of the consumer markets at the branches. The branches have a higher ratio of consumer loans to commercial loans than the main bank has historically experienced. Management expects that this will continue in the future.

Commitments and Contingent Liabilities. In the ordinary course of business, the bank enters into various types of transactions that include commitments to extend credit as described in Note 10 of Notes to Consolidated Financial Statements. The bank applies the same credit standards to these commitments as it uses in all its lending activities and has included these commitments in its lending risk evaluations. The bank's exposure to credit loss under commitments to extend credit is represented by the amount of these commitments. It is management's policy not to commit to extend credit at below market interest rates.

Credit Authority and Loan Limits. All loans, credit lines, and letters of credit are subject to the same approval procedures and amount limitations. These limitations apply to the total outstanding indebtedness of the borrower to the bank, including the indebtedness of any guarantor. All individual or aggregate credits in excess of $100,000 must be preapproved by the bank's Loan Committee, with certain limited exceptions. The bank allows certain senior loan officers the flexibility, based on their experience and the individual loan customer they are working with, to advance, without preapproval, up to $50,000 per request, with a limit of $100,000 per twelve-month period, to that customer, even if that customer's aggregate credits are over the $100,000 limit prior to the request. Any advance made under these conditions are then required to be ratified at the next regularly-scheduled Loan Committee meeting. The Loan Committee consists of the bank's Chairman of the Board, Herman J. Zueck, its President, Jerrold B. Evans, its Executive Vice President of Lending, one branch president, and the outside directors of the bank. A quorum of the committee is a minimum of four directors.

Under federal law, permissible loans to one borrower by the bank are generally limited to 15% of its unimpaired capital, surplus, undivided profits and loan loss reserve ($2.3 million at December 31, 1997). The bank utilizes a guidepost "house limit" on loans to any borrower of $1,500,000, which has occasionally been exceeded. The bank sells loan participations to accommodate borrowers whose financing needs exceed the bank's lending limits. Total loan participations sold as of September 30, 1998, December 31, 1997 and 1996 were $3,079,000, $2,927,000 and $3,073,000, respectively.

Loan Policy. The bank's lending activities are guided by its Statement of Lending Policies and Procedures. These policies are reviewed annually and approved by the bank's Board of Directors. The bank supplements its internal supervision and audits of its lending operations with independent examinations performed by professional, experienced consultants and auditors.

NONPERFORMING ASSETS

The company's nonperforming assets consist of nonaccrual loans, restructured loans, past due loans and other real estate owned ("OREO"). In 1995, the company adopted the Statement of Financial Accounting Standards No. 114, "Accounting by Creditor for Impairment of a Loan." The adoption of this statement, which generally requires impaired loans to be measured at the present value of expected future cash flows or as a practical expedient at the observable market price or fair value of collateral, had no material effect on the company's financial statements or the comparability between years in the table below. The following table sets forth information with respect to these assets at the date indicated.

                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
Past due 90 days or more....................................    $     14
Nonaccrual loans............................................          38
Restructured loans..........................................          --
                                                                --------
Total nonperforming loans...................................          52
Other real estate owned.....................................          --
                                                                --------
          Total nonperforming assets........................    $     52
                                                                ========
Ratio of total nonperforming assets to total assets.........        0.02%
Ratio of total nonperforming assets to total loans..........        0.04%
Ratio of allowance for loan losses to total nonperforming
  loans.....................................................    4,430.77%

Past Due, Nonaccrual and Impaired Loans. The company's financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on a nonaccrual basis. Loans are placed on nonaccrual when there are serious doubts about the collectibility of principal or interest. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only if all principal has been collected or principal collection is assured. The company's policy is to place a loan on nonaccrual status when the loan becomes past due for 90 days or more, unless the loan is well secured, is in the process of being collected and the bank's Loan Committee has approved maintaining the loan on an accrual basis, which in practice is rarely done. At September 30, 1998 the company had $52,000 of loans accounted for on a non-accrual basis compared to $23,000, $14,000 and $110,000 at December 31, 1997, 1996 and 1995, respectively.

Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. The company had no restructured loans at September 30, 1998, December 31, 1997, 1996 and 1995.

Impaired loans, which include non-accrual loans noted above and potential problem loans, where known information about possible credit problems causes management to doubt the ability of such borrowers to comply with contractual repayment terms total $2,794,000, $73,000 and $124,000 at September 30, 1998,
December 31, 1997 and 1996, respectively. Approximately $2,000,000 of the $2,794,000 of impaired loans was attributable to two loans. Management believes that both of these loans will be fully repaid although not in technical compliance with the contractual terms under which such loans were originally made. An allowance for loan loss of $424,000, $19,000 and $24,000 relates to impaired loans at September 30, 1998, December 31, 1997 and 1996, respectively. Interest of $196,000, $8,000 and $12,000 was recognized on average impaired loans of $1,356,000, $98,000 and $166,000 for the nine month period ending September 30, 1998, and for 1997 and 1996, respectively.

Other Real Estate Owned. OREO property is carried at the lower of its fair market value less selling costs or the principal balance of the foreclosed loan plus costs of foreclosure and improvements made to such OREO by the bank. At September 30, 1998, December 31, 1997, 1996 and 1995, the company had no OREO.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management's recognition of the risks of extending credit and its evaluation of the quality of the loan portfolio. The allowance is maintained at a level considered adequate to provide for anticipated loan losses based on management's assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions and loss experience and an overall evaluation of the quality of the underlying collateral, holding and disposal costs and costs of capital. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. Allowances are provided for individual loans where ultimate collection is considered questionable by management after reviewing the current status of loans that are contractually past due and considering the net realizable value of the security and of the loan guarantees, if applicable.

Management believes that the company's allowance for loan losses is adequate to cover anticipated losses and is in accordance with generally accepted accounting principles. There can be no assurance, however, that management will not determine to increase the allowance for loan losses or that regulators, when reviewing the bank's loan portfolio in the future, will not request the bank to increase such allowance, either of which could adversely affect the company's earnings. Further, there can be no assurance that the company's actual loan losses will not exceed its allowance.

The following table sets forth information regarding changes in the company's allowance for loan losses for the periods indicated.

                                                       YEARS ENDED DECEMBER 31,
                                   SEPTEMBER 30,    ------------------------------
                                       1998           1997       1996       1995
                                   -------------    --------    -------    -------
Balance of allowance for loan
  losses at beginning of
  period.........................    $  2,125       $  1,754    $ 1,448    $ 1,071
Charge-offs:
  Commercial loans...............          60             13         17         93
  Real estate -- construction
     loans.......................          13             --         --         --
  Real estate -- mortgage
     loans.......................          --             --         --         --
  Consumer loans.................           2             11         12         13
                                     --------       --------    -------    -------
Total charge-offs................          75             24         29        106
                                     --------       --------    -------    -------
Recoveries:
  Commercial loans...............           5             35         50        360
  Real estate -- construction
     loans.......................          --             --         --         --
  Real estate -- mortgage
     loans.......................          --             --         --         --
  Consumer loans.................           6             --         --          3
                                     --------       --------    -------    -------
Total recoveries.................          11             35         50        363
                                     --------       --------    -------    -------
Net charge-offs (recoveries).....          64            (11)       (21)      (257)
                                     --------       --------    -------    -------
Provision for loan loss..........         243            360        285        120
                                     --------       --------    -------    -------
Balance of allowance for loan
  losses at beginning of
  period.........................    $  2,304       $  2,125    $ 1,754    $ 1,448
                                     ========       ========    =======    =======
Ratio of net charge-offs
  (recoveries) to average
  loans..........................        0.05%         (0.01)%    (0.23)%     0.35%
  Average loans outstanding
     during the period...........    $125,667       $113,043    $91,586    $74,260

The following table sets forth the allowance for loan losses by loan category, based upon management's assessment of the risk associated with such categories, at the date indicated and summarizes the percentage of gross loans in each category to total gross loans.

                                                            SEPTEMBER 30, 1998
                                                         -------------------------
                                                                       LOANS IN
                                                                     CATEGORY AS A
                                                                      PERCENTAGE
                                                         AMOUNT OF     OF TOTAL
                                                         ALLOWANCE       LOANS
                                                         ---------   -------------
Commercial loans.......................................   $1,639          71.1%
Real estate -- construction loans......................      224           9.7
Real estate -- mortgage loans..........................      108           4.7
Consumer loans.........................................      333          14.5
                                                          ------         -----
          Total........................................   $2,304         100.0%
                                                          ======         =====

INVESTMENT ACTIVITIES

The company maintains a securities portfolio comprised primarily of U.S. government securities, municipal securities and other investment securities. The company manages its investment portfolio to (i) maximize safety and soundness,
(ii) provide adequate liquidity,

(iii) maximize rate of return within the constraints of applicable liquidity requirements (with liquidity taking precedence over return) and (iv) complement asset/liability management policies. The bank's Asset and Liability Management Committee, which is made up of the bank's Chairman of the Board and Chief Executive Officer, its President, its Executive Vice President and Chief Operations Officer, its Executive Vice President of Lending, its Senior Vice President of Finance, its Senior Vice President of Information Systems, and the Branch Presidents, oversees the bank's investment portfolio with the assistance of an outside consultant. The bank uses a measurement known as dollar duration to analyze its exposure to interest rate risk. Dollar duration measures the percentage loss or gain that the portfolio will sustain with each 100 basis point parallel shift in interest rates. In 1996, the bank modestly increased the dollar duration of its portfolio as interest rates remained relatively steady, and the investments which matured were replaced with new investments with similar yields, but longer maturities. In 1997, the bank decreased the dollar duration of its portfolio as interest rates remained relatively steady, and the investments which matured were replaced with new investments with similar yield, but shorter maturities. The shorter maturities of these new investments also provide more potential liquidity for the bank to use in funding its growing loan portfolio. To date in 1998, the dollar duration is approximately the same as at year end 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management."

The table below provides the amortized cost and fair value of the company's investment securities at each of the dates indicated.

                                         SEPTEMBER 30, 1998     DECEMBER 31, 1997
                                         -------------------   -------------------
                                         AMORTIZED    FAIR     AMORTIZED    FAIR
                                           COST       VALUE      COST       VALUE
                                         ---------   -------   ---------   -------
                                                  (DOLLARS IN THOUSANDS)
Held to Maturity:
  U.S. government agencies and
     corporations......................   $19,848    $20,315    $21,989    $22,371
  Obligations of states and political
     subdivisions......................     5,938      6,402      5,940      6,310
                                          -------    -------    -------    -------
                                           25,786     26,717     27,929     28,681
                                          -------    -------    -------    -------
Available for Sale:
  U.S. government agencies and
     corporations......................    36,412     36,573     12,804     12,781
  U.S. Treasury securities.............     3,002      3,049      6,027      6,070
  Obligations of states and political
     subdivisions......................    18,163     18,893     16,981     17,330
  CMO/REMIC............................        --         --         --         --
  Commercial paper.....................        --         --        999        999
                                          -------    -------    -------    -------
                                           57,577     58,515     36,811     37,180
                                          -------    -------    -------    -------
          Total........................   $83,363    $85,232    $64,740    $65,861
                                          =======    =======    =======    =======

The following tables provide the carrying values, maturities and weighted average yields of the company's securities portfolio at the date indicated.

HELD-TO-MATURITY SECURITIES

                               UNION BANK & TRUST

                          SECURITIES HELD TO MATURITY
                            AS OF SEPTEMBER 30, 1998

                                                             DUE AFTER FIVE
                                             DUE AFTER ONE       YEARS        DUE AFTER
                               DUE IN ONE    YEAR THROUGH       THROUGH          TEN
                              YEAR OR LESS    FIVE YEARS       TEN YEARS        YEARS      TOTAL
                              ------------   -------------   --------------   ---------   -------
                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury Securities:
  Balance...................     $   --         $   --           $   --        $    --    $    --
  Weighted average yield....       -- %           -- %             -- %           -- %       -- %
U.S. Government Agency
  Securities:
  Balance...................     $   --         $   --           $  366        $    --    $   366
  Weighted average yield....       -- %           -- %            7.35%           -- %      7.35%
Mortgaged Back Pools(2):
  Balance...................     $  835         $7,119           $1,923        $ 9,605    $19,482
  Weighted average yield....      8.46%          7.66%            7.96%          7.78%      7.78%
Municipal Securities --
  Nontaxable(3):
  Balance...................     $   --         $  349           $1,804        $ 3,785    $ 5,938
  Weighted average yield....       -- %          7.15%            5.94%          5.79%      5.92%
Municipal
  Securities -- Taxable:
  Balance...................     $   --         $   --           $   --        $    --    $    --
  Weighted average yield....       -- %           -- %             -- %           -- %       -- %
Total:
  Balance...................     $  835         $7,468           $4,093        $13,390    $25,786
  Weighted average yield....      8.46%          7.64%            7.01%          7.22%      7.35%

-------------------------

(1) Based on contractual maturities and, therefore, do not reflect principal amortization.

(2) Government guaranteed mortgage pools, such as FHLMC, FNMA, and GNMA, which act as pass-through entities for income on mortgages from debtors through the Agency pools to investors.

(3) Yields have not been calculated on a full tax-equivalent basis.

AVAILABLE-FOR-SALE SECURITIES

                               UNION BANK & TRUST

                         SECURITIES AVAILABLE FOR SALE
                            AS OF SEPTEMBER 30, 1998

                                                             DUE AFTER FIVE
                                             DUE AFTER ONE       YEARS        DUE AFTER
                               DUE IN ONE    YEAR THROUGH       THROUGH          TEN
                              YEAR OR LESS    FIVE YEARS       TEN YEARS        YEARS      TOTAL
                              ------------   -------------   --------------   ---------   -------
                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury Securities:
  Balance...................     $1,001         $2,048          $    --        $    --    $ 3,049
  Weighted average yield....      5.50%          6.25%             -- %           -- %      6.10%
U.S. Government Agency
  Securities:
  Balance...................     $2,685         $1,031          $ 6,692        $    --    $10,408
  Weighted average yield....      5.56%          7.01%            6.88%           -- %      6.59%
Mortgaged Back Pools(2):
  Balance...................     $   --         $   --          $ 3,233        $22,949    $26,182
  Weighted average yield....       -- %           -- %            7.13%          7.64%      7.61%
Municipal Securities --
  Nontaxable(3):
  Balance...................     $  717         $4,598          $ 6,627        $ 4,607    $16,549
  Weighted average yield....      5.53%          5.14%            6.01%          5.83%      5.93%
Municipal
  Securities -- Taxable:
  Balance...................     $   46         $2,095          $    --        $   186    $ 2,327
  Weighted average yield....      7.00%          7.05%             -- %          7.87%      7.27%
Federal Home Loan Bank
  Stock --
  Balance...................     $  970         $   --          $    --        $    --    $   970
  Weighted average yield....      6.50%           -- %             -- %           -- %      6.50%
Total:
  Balance...................     $5,419         $9,772          $16,552        $27,742    $59,485
  Weighted average yield....      5.73%          5.98%            6.58%          7.34%      6.86%

-------------------------

(1) Based on contractual maturities and, therefore, do not reflect principal amortization.

(2) Government guaranteed mortgage pools, such as FHLMC, FNMA, and GNMA, which act as pass-through entities for income on mortgages from debtors through the Agency pools to investors.

(3) Yields have not been calculated on a full tax-equivalent basis.

The company invests in tax-exempt securities to help control taxable income. Interest paid on tax-exempt securities is non-taxable for ordinary income tax purposes and partially taxable for alternative minimum tax purposes. Management attempts to balance its investments in tax-exempt securities in order to maximize the tax benefits from these investments. The company modestly decreased the size of its tax-exempt portfolio in 1996, maintained the same level of its investment in 1997, and modestly increased the level of investment in 1998 in order to accomplish these goals.

TRUST DEPARTMENT ACTIVITIES

Although the bank maintains a trust department for individuals and corporate entities, it currently is engaging in a minimal level of trust activities, consisting primarily of acting as an escrow agent.

SOURCES OF FUNDS

General. The bank's primary source of funds has historically been customer deposits. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and unscheduled loan prepayments, which are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions and other factors, are not. Although the bank's deposit balances have shown historical growth, such balances may be influenced by changes in the banking industry. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds (such as deposit inflows at less than projected levels). Borrowings may also be used on a longer term basis to match the maturity or repricing intervals of assets. In 1994, the bank became a member of the Federal Home Loan Bank of Topeka (the "FHLB"). The bank purchased $373,900 of dividend-bearing stock in the FHLB. In 1995, 1996 and 1997 the bank increased its holdings of FHLB dividend-bearing stock to $409,000, $494,000, and $916,000, respectively. The FHLB provides the bank with access to a collateralized credit line of approximately $19.0 million, as well as a source to sell excess federal funds.

On January 14, 1997, the bank borrowed $10 million from the FHLB in the form of two $5 million loans. The purpose of securing these loans was primarily to provide liquidity and allow the bank to limit its capital exposure relative to the Available for Sale portfolio. The first $5,000,000 enabled management to reduce its current daily purchase of Federal Funds from approximately $8,000,000 to $3,000,000. With the remaining $5,000,000, the bank purchased approximately $5,000,000 in short-term U.S. Government securities, which were placed in the Available for Sale portfolio. This allowed the bank to transfer approximately $5,000,000 in long-term GMNA mortgage pool securities with relatively high coupon yields to Held to Maturity, which limits the bank's capital exposure should interest rates increase. The loans are structured as follows: $5,000,000 at 6.34%, maturing January 14, 1999; and $5,000,000 at 6.50%, maturing January 14, 2000. The loans cannot be prepaid without a prepayment penalty. Interest on these notes is due monthly. The company expects that maturities of securities held in the Available for Sale portfolio will be adequate to fund repayment of these loans.

Deposit Activities. The bank offers a variety of accounts for depositors designed to attract both short-term and long-term deposits. These accounts include certificates of deposit, savings accounts, money market accounts, checking and negotiable order of withdrawal accounts and individual retirement accounts. These accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase or decrease certain types or maturities of deposits. The bank has not sought brokered deposits and does not currently intend to do so in the future. The bank had no brokered deposits at December 31, 1997 or at September 30, 1998.

The following table presents the average balances outstanding for each major category of deposits and weighted average interest rates paid for interest-bearing deposits for the period indicated.

                                                                  PERIOD ENDING
                                                               SEPTEMBER 30, 1998
                                                             -----------------------
                                                                           WEIGHTED
                                                                           AVERAGE
                                                              AVERAGE      INTEREST
                                                              BALANCE        RATE
                                                             ----------   ----------
                                                             (DOLLARS IN THOUSANDS)
Interest-bearing demand deposits...........................   $ 80,633       2.90%
Certificates of deposit....................................     47,810       5.48
Savings accounts...........................................     11,535       2.57
Noninterest-bearing demand deposits........................     56,510        N/A
                                                              --------        ---
          Total............................................   $196,488       3.76%
                                                              ========        ===

The following table shows the amount and maturity of certificates of deposit that had balances of more than $100,000 at the dates indicated.

                                                                   DECEMBER 31,
                                                 SEPTEMBER 30,   -----------------
                                                     1998         1997      1996
                                                 -------------   -------   -------
                                                      (DOLLARS IN THOUSANDS)
Certificates of Deposit over $100,000 with
  remaining maturity:
  Less than three months.......................     $17,264      $10,289   $ 4,615
  Three to six months..........................       5,295        3,156     2,074
  Over six months to one year..................       4,216        2,513     3,065
  Over one year................................       6,730        4,011     2,177
                                                    -------      -------   -------
          Total................................     $33,505      $19,969   $11,931
                                                    =======      =======   =======

COMPETITION

The banking business in the greater Denver metropolitan area is highly competitive. The company competes for loans and deposits with other commercial banks, credit unions, thrifts, mortgage bankers and other institutions with respect to the scope and type of services offered, interest rates paid on deposits and pricing of loans, among other things. Many of these competitors have substantially greater resources than the company. In addition, by virtue of their larger capital bases or affiliation with larger multi-bank holding companies, some of the banks with which the bank competes have substantially larger lending limits than the bank, and perform other functions for their customers which the bank can offer only through correspondents. The company also faces significant competition for investors' funds from sellers of short-term money market securities and other corporate and government securities.

The company competes for loans principally through the range and quality of the services it provides, interest rates and loan fees. The company believes its personal service philosophy in conjunction with its staff of experienced loan officers enables it to compete favorably with other financial institutions in its focus market of small and medium-sized businesses. The company actively solicits deposit-related clients and competes for deposits by offering customers personal attention and professional service.

Competition has intensified as a result of changes in Colorado banking laws that permit (i) unlimited branching (only limited statewide branching of Colorado-domiciled financial institutions was permitted until January 1, 1997), and (ii) out-of-state holding companies to acquire Colorado-based financial institutions, provided that the laws of the state in which the out-of-state institutions conduct their principal operations similarly permit Colorado-based institutions to acquire financial institutions domiciled in their states. During the past several years, substantial consolidation among financial institutions in Colorado has occurred. Management believes that this consolidation led to substantial account disruption for small and medium-sized businesses which are below the focus threshold for larger banks and which have had their lending relationships at such banks severed. Management further believes that this may lead customers in the company's market area to seek a relationship with smaller, service-oriented institutions such as the bank.

EMPLOYEES

At September 30, 1998, the company had approximately 111 full-time equivalent employees. It is expected that the acquisition of Lakewood State Bank will add approximately 24 full-time equivalent employees. In order to effectuate its "staff to management" philosophy, the company has placed a high priority on staff development. This development involves extensive training (including customer service training) and selective hiring. New hires are selected on the basis of both technical skills and customer service capabilities. Emphasis is placed upon hiring and retaining additional key officers in areas such as lending, administration and finance. None of the company's employees are covered by a collective bargaining agreement with the company and management believes that its relationship with its employees as a group is good.

UNION BANKSHARES CAPITAL TRUST I

Union Bankshares Capital Trust I is a statutory business trust created under Delaware law on October 14, 1998. The trust's business and affairs will be conducted by the Property Trustee, the Delaware Trustee and three individual Administrative Trustees who are officers of the company. The trust was created for the exclusive purpose of offering the Preferred Securities and engaging in the other transactions discussed in this prospectus. All of the common securities of the trust are owned by the company. See "Description of the Preferred Securities -- Subordination of Common Securities of the Trust Held by the Company." The trust will have a term of 30 years, but may dissolve earlier as provided in the trust agreement.

No separate financial statements of Union Bankshares Capital Trust I have been included herein. The company and the trust do not consider that such financial statements would be material to holders of the Preferred Securities because the trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures of the company and issuing the Preferred Securities. See "Prospectus Summary -- Union Bankshares Capital Trust I," "Description of the Preferred Securities," "Description of the Junior Subordinated Debentures" and "Description of Guarantee."

                                   MANAGEMENT

INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Information regarding the executive officers and the members of the Board of Directors of the company is set forth below:

                                             TERM AS
                                             DIRECTOR
                                 DIRECTOR    EXPIRES
   NAME AND AGE OF DIRECTOR       SINCE         IN                  POSITION
   ------------------------      --------   ----------              --------
Charles R. Harrison, 51........    1985        2001      Chairman of the Board of
                                                         Directors and Chief Executive
                                                         Officer
Herman J. Zueck, 57............    1985        2000      President and Director of the
                                                         company; Chairman of the Board
                                                         of Directors and Chief
                                                         Executive Officer of Union Bank
                                                         & Trust
Bruce E. Hall, 46..............    1989        1999      Vice President, Treasurer,
                                                         Secretary and Director
Jerrold B. Evans, 54...........    1994        2000      President of Union Bank & Trust
                                                         and Director
Wayne T. Biddle, 73............    1993        2000      Director
Ralph D. Johnson, 70...........    1993        1999      Director
Harold R. Logan, Jr., 53.......    1998        2001      Director
Richard C. Saunders, 57........    1993        2001      Director

-------------------------

Charles R. Harrison has been Chairman of the Board of Directors and Chief Executive Officer of the company since its founding in 1985, and was President of the company from its founding until December 1994. Mr. Harrison served as Chairman of the Board of Directors and Chief Executive Officer of American Securities Transfer Incorporated, a Denver-based securities transfer agent from 1979 until its sale in 1998. Mr. Harrison was Senior Vice President, Cashier and a Director of Arvada State Bank, Arvada, Colorado, from August 1976 until February 1979. At the same time, Mr. Harrison served as the President of the Colorado chapter of the American Institute of Banking. From 1969 until 1976, Mr. Harrison served in roles of increasing responsibility, including Vice President and Cashier, at Jefferson Bank & Trust in Lakewood, Colorado.

Herman J. Zueck has been a Vice President, Executive Vice President or the President of the company and the Chairman of the Board of Directors and Chief Executive Officer of the bank since 1985. From 1982 to 1985, Mr. Zueck was Chairman of the Board of Directors, Chief Executive Officer and President of Affiliated Littleton National Bank in Littleton, Colorado, a subsidiary of Affiliated Bankshares of Colorado, Inc. ("Affiliated"). Prior to that time, Mr. Zueck served in officer positions of increasing seniority at two other Affiliated bank subsidiaries, Affiliated Denver National Bank and Affiliated Lakeside National Bank. Mr. Zueck has over 33 years of banking industry experience.

Bruce E. Hall has been Vice President, Treasurer, Secretary and a Director of the company since 1989. Mr. Hall was Vice President, Chief Financial Officer, Secretary and Treasurer of American Securities Transfer from 1981 until its sale in 1998, and conducts an accounting tax consulting practice in Denver, Colorado. Mr. Hall is a certified public accountant.

Jerrold B. Evans has been President of the bank and senior loan officer since January 1989, and was its Executive Vice President and senior loan officer from June 1986 until December 1988. He was elected to the Board of Directors of the company at the 1994 Annual Meeting of Stockholders. Mr. Evans has served on the bank's Board of Directors since 1987 and its Loan Committee since 1986. From 1980 to 1986, Mr. Evans was Senior Vice President and senior loan officer for the First National Bank of Englewood, Englewood, Colorado, a subsidiary of Affiliated. From 1972 until 1980, Mr. Evans had served First National Bank of Englewood in a variety of officer positions of increasing responsibility. Mr. Evans has over 22 years of banking industry experience, and is a past President of the Rocky Mountain Chapter of Robert Morris Associates, a banking industry association.

Wayne T. Biddle has been a Director of the company since 1993 and a director of the bank since 1978. He also was a director and Vice Chairman of Caza Drilling Co., a Denver-based contract drilling and exploration company from 1987 to 1994. In addition, Mr. Biddle served as a director of Associated Natural Gas, Inc., a Denver-based company, from 1983 until 1994. Currently, Mr. Biddle owns 51% of Taurus, Ltd., a Denver-based investment company.

Ralph D. Johnson has been a Director of the company since 1993 and a director of the bank since 1970. Mr. Johnson was chief executive officer of Johnson Storage & Moving, a Denver-based moving company, from 1960 until his retirement in September 1995. Mr. Johnson is also a member of the Colorado Bar Association.

Harold R. Logan, Jr. has been a Director of the company since 1998, was a member of the Advisory Board of the company since 1996 and is occupied as Executive Vice President, Chief Financial Officer and Director of TransMontaigne Oil Company, a publicly-held holding company engaged in the marketing and distribution of petroleum products. From 1987 to 1995, Mr. Logan was Senior Vice President of Finance and a Director of Associated Natural Gas Corporation. Mr. Logan is also a member of numerous other trade and educational associations.

Richard C. Saunders has been a Director of the company since 1993 and a director of the bank since 1982. Mr. Saunders has been a majority partner of Saunders Construction, a Denver-based commercial building contractor, since 1972. Mr. Saunders has over 37 years of building and construction industry experience.

                   INFORMATION CONCERNING LAKEWOOD STATE BANK

The following information has been provided to the company by Lakewood State Bank for inclusion in this prospectus and has not been independently verified by the company, the trust or the underwriters.

LENDING ACTIVITIES

Lakewood State Bank provides a range of commercial and retail lending services including, but not limited to, construction, home improvement, new and used car, real estate, letters of credit, lines of credit, and small business loans. Currently, the primary focus of Lakewood is on serving small to medium-sized businesses and individuals. Credit quality is emphasized and controlled through conservative underwriting standards. Lakewood monitors the concentration of its loan portfolio in an effort to avoid any concentration in a particular industry; however, real estate lending comprises 51.7% and 52.4% of loans as of September 30, 1998 and December 30, 1997, respectively.

Lakewood seeks full Banking relationships with its commercial customers. The emphasis of lending is to serve the needs of the community in which Lakewood is located. The primary customers are located within a two mile radius of Lakewood.

Lakewood officers average 20 years of lending experience and are active in the community.

LOAN PORTFOLIO COMPOSITION

The following table sets for the compositions of Lakewood's loan portfolio by the type of loan at the date indicated.

                                                               DECEMBER 31,
                                                   -------------------------------------
                             SEPTEMBER 30, 1998          1997                1996
                             -------------------   -----------------   -----------------
                                               (DOLLARS IN THOUSANDS)
Commercial loans...........  $ 4,496      19.0%    $ 5,194     21.4%   $ 5,462     21.2%
Real estate -- Construction
  loans....................    3,790      16.1%      2,376      9.8%     2,321      9.0%
Real estate -- mortgage
  loans....................    8,622      36.5%     10,511     43.4%    12,615     49.0%
Consumer loans.............    7,086      30.0%      6,532     27.0%     5,778     22.4%
                             -------    --------   -------   -------   -------   -------
          Total loans......   23,994     101.6%     24,613    101.6%    26,176    101.6%
Less: unearned loan fees...      (31)    (0.1)%        (27)   (0.1)%       (38)   (0.2)%
                             -------    --------   -------   -------   -------   -------
          Total loans......   23,963     101.5%     24,586    101.5%    26,138    101.4%
Less: allowance for
  possible loan losses.....     (337)    (1.5)%       (364)   (1.5)%      (372)   (1.4)%
                             -------    --------   -------   -------   -------   -------
          Net loans........  $23,626     100.0%    $24,222    100.0%   $25,766    100.0%
                             -------    --------   -------   -------   -------   -------
                             -------    --------   -------   -------   -------   -------

COMMERCIAL LOANS

Commercial Loans. Commercial lending is Lakewood's primary focus and the strength of its lending activity. Lakewood's areas of emphasis include, but are not limited to, loans to building contractors, wholesalers, manufacturers, and business services companies. Lakewood provides a wide range of commercial business loans, including lines of credit for working capital purposes and term loans for the acquisition of equipment and other purposes. Collateral for these loans generally includes accounts receivable, inventory, equipment and real estate. Where warranted by the overall financial condition of the borrower, loans may be made on an unsecured basis. Terms of commercial business loans generally range from one to five years. The majority of Lakewood's commercial business loans have floating interest rates. Commercial loans outstanding were $4.5 at September 30, 1998, and $5.2 million at December 31, 1997, compared to $5.5 million at December 31, 1996. Many of Lakewood's commercial loans are extended to small business customers. These clients are composed of a variety of manufacturers, wholesalers, retailers, commercial contractors and service companies. The primary repayment risk is the failure of the business due to economic or financial factors. In most cases Lakewood has taken security and receives personal guarantees to help assure an alternative source of repayment.

REAL ESTATE -- CONSTRUCTION

Real Estate Construction Loans. Lakewood originates financing to builders who have demonstrated a favorable record of performance for the construction of pre-sold homes as well as homes built without a specific buyer on a selective basis.

Lakewood generally provides commercial construction financing when the borrower has received a binding commitment for permanent financing from either Lakewood or another lender, except for speculative construction loans. Lakewood uses this service to solicit new customers and to maintain existing relationships. A variety of risks are present in construction loans, including the failure of the contractor to complete the work and the borrower's inability to pay. Lakewood carefully monitors construction draws and inspects each property frequently to insure the work is being completed as specified. In addition, construction loans generally are made where a conservative loan-to-value ratio exists. These loans are frequently backed by personal guarantees and other collateral that provide an alternative source of repayment. Lakewood further attempts to limit its risk through adherence to conservative underwriting procedures and by using only state-certified appraisers. Lakewood's real estate construction loans outstanding were $3.8 at September 30, 1998, and $2.4 million at December 31, 1997, compared to $2.3 million at December 31, 1996. This increase results from an increased marketing effort by Lakewood to solicit loans from established residential builders in the metropolitan Denver area.

REAL ESTATE -- OTHER

Real Estate Mortgage Loans. Lakewood generally restricts its commercial real estate lending activity to owner-occupied properties or to investor properties that are owned by customers with which Lakewood has a complete Banking relationship. Therefore, many loans classified as commercial real estate loans could be characterized as ordinary commercial loans which are secured by real estate.

Commercial real estate loans are generally made at floating rates and for maturities ranging from five to ten years. Lakewood's underwriting standards generally require that the loan-to-value ratio not exceed 80% of appraised value or cost, whichever is lower. Management does not believe that Lakewood's existing commercial real estate loan portfolio represents a material risk of loan losses.

Lakewood can originate SBA real estate loans on owner occupied properties where the maturities may be up to twenty-five years, and the loan-to-value ratio may reach 90% of appraised value or cost, whichever is lower. These loans are guaranteed from 75% to 80% of the amount of the loan by the federal government.

The primary risks of real estate mortgage loans include the borrower's inability to pay and deterioration in the value of the real estate that is being held as collateral. Lakewood also originates residential mortgage loans on a limited basis as a service to its customers. On those loans that are extended, Lakewood attempts to have conservative loan-to-value ratios, personal guarantees, a strong history of debt servicing capability, fully amortizing terms over twenty years or less and alternative collateral if necessary.

INSTALLMENT LOANS

Consumer Lending. Lakewood provides a full range of consumer loans. The primary risk of consumer lending relates to the personal circumstances of the borrower. Lakewood provides as a service to its business customers and their employees the choice of dealing with the same loan officer for consumer and business matters. This service has been well received by new business customers and their employees who, in dealing with banks owned by large holding companies, have frequently had to deal with a variety of different officers for different types of transactions. Consumer loans outstanding were $7.1 million at September 30, 1998, $6.5 million at December 31, 1997 compared to and $5.8 million at December 31, 1996.

NONPERFORMING ASSETS

Lakewood's nonperforming assets consist of nonaccrual loans, restructured loans, past due loans and other real estate owned (OREO). Lakewood accounts for loans in accordance with Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of Loans". The adoption of this pronouncement, which requires impaired loans to be measured at the present value of expected future cash flows or as a practical expedient at the observable market price or fair value of collateral, had no material effect on Lakewood's financial statements. The following table sets forth information with respect to these assets at the date indicated:

The table below reflects Lakewood's nonperforming assets and past due loans.

                                                                      DECEMBER 31,
                                                      SEPTEMBER 30,   ------------
                                                          1998        1997    1996
                                                      -------------   ----    ----
                                                         (DOLLARS IN THOUSANDS)
Nonaccrual loans....................................      $ 48        $ 31    $ --
Loans past due 90 days or more (principal or
  interest payments)................................        --          --      --
Restructured........................................        --          --      --
                                                          ----        ----    ----
          Total nonperforming loans.................        48          31      --
Other nonperforming assets
  Total foreclosed assets held-for-sale.............       158         158     169
  Other nonperforming assets........................        --          --      --
                                                          ----        ----    ----
          Total other nonperforming assets..........       158         158     169
                                                          ----        ----    ----
          Total nonperforming assets................      $206        $189    $169
                                                          ====        ====    ====

Approximately $2,000 of interest income would have been recorded for the period ended December 31, 1997, if the nonaccrual loans had been accruing interest according to the original items.

PAST DUES, NONACCRUAL AND IMPAIRED LOANS

Past Due, Nonaccrual, and Impaired Loans. Lakewood's financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on a nonaccrual basis. Loans are placed on nonaccrual when there are serious doubts about the collectibility of principal or interest. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only if all principal has been collected or principal collection is assured. Lakewood's policy is to place a loan on nonaccrual status when the loan becomes past due for 90 days or more, unless the loan is well secured, is in the process of being collected and Lakewood's Loan Committee has approved maintaining the loan on an accrual basis, which in practice is rarely done. At September 30, 1998 and December 31, 1997, Lakewood had $48,000 and $31,000 loans accounted for on a nonaccrual basis.

Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss on original principal will occur. Lakewood had no restructured loans at September 30, 1998 and December 31, 1997.

Impaired loans, which include non-accrual loans noted above and potential problem loans, where known information about possible credit problems causes management to doubt the ability of such borrowers to comply with contractual repayment terms total $48,000, $31,000, and $-0- at September 30, 1998, and December 31, 1997 and 1996, respectively. An allowance for loan loss of $8,000, $5,000, and $-0-, relates to impaired loans at September 30, 1998, and December 31, 1997 and 1996, respectively. No interest was recognized on average impaired loans of $39,000, $31,000, and $-0-, respectively.

Other Real Estate Owned. OREO property is carried at the lower of its fair market value less selling costs or the principal balance on the foreclosed loan plus costs of foreclosure and improvements made to such OREO by Lakewood. At September 30, 1998, and at December 31, 1997 Lakewood had one OREO carried in the amount of $158,000.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management's recognition of the risks of extending credit and its evaluation of the quality of the loan portfolio. The allowance is maintained at a level considered adequate to provide for anticipated loan losses based on management's assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions, and loss experience and an overall evaluation of the quality of the underlying collateral, holding, and disposal costs and costs of capital. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. Allowances are provided for individual loans where ultimate collection is considered questionable by management after reviewing the current status of loans that are contractually past due and considering the net realizable value of the security and of the loan guarantees, if applicable.

Management believes that Lakewood's allowance for loan losses is adequate to cover anticipated losses and is in accordance with generally accepted accounting principles. There can be no assurance, however, that management will not determine to increase the allowance for loan losses or that regulators, when reviewing Lakewood's loan portfolio in the future, will not request Lakewood to increase such allowance, either of which could adversely affect Lakewood's earnings. Further, there can be no assurance that Lakewood's actual loan losses will not exceed its allowance.

The following table sets forth information regarding changes in Lakewood's allowance for loan losses for the periods indicated.

                                                  NINE MONTHS        YEARS ENDED
                                                     ENDED          DECEMBER 31,
                                                 SEPTEMBER 30,   -------------------
                                                     1998          1997       1996
                                                 -------------   ---------   -------
                                                       (DOLLARS IN THOUSANDS)
Average total loans.............................    $23,991      $  26,414   $21,579
                                                    =======      =========   =======
Total loans at the end of the period............    $23,962      $  24,586   $26,138
                                                    =======      =========   =======
Allowance at beginning of year..................    $   364      $     372   $   290
Charge-offs:
  Commercial loans..............................         10              8         5
  Consumer loans................................         26             33        13
                                                    -------      ---------   -------
          Total charge-off loans................         36             41        18
Recoveries:
  Commercial loans..............................          1             28        93
  Consumer loans................................          8              5         7
                                                    -------      ---------   -------
          Total recoveries......................          9             33       100
                                                    -------      ---------   -------
Net charge-offs (recoveries)....................         27              8       (82)
                                                    -------      ---------   -------
Provisions for loan losses......................         --             --        --
                                                    -------      ---------   -------
Balance of allowance for loan losses at end of
  period........................................    $   337      $     364   $   372
                                                    =======      =========   =======
Ratio of net charge-offs (recoveries) to average
  loans.........................................       0.11%          0.03%    (0.38)%
Allowance to total loans at end of period.......       1.41%          1.48%     1.42%
Allowance to nonperforming loans................     702.08%       1174.19%      N/A

The following table sets forth the allowance for loan losses by loan category, based upon management's assessment of the risk associated with such categories, at the dates indicated and summarizes the percentage of gross loans in each category to total gross loans.

        LAKEWOOD STATE BANK ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                             FOR THE PERIOD ENDING

                                SEPTEMBER 30,                   DECEMBER 31,
                              -----------------    --------------------------------------
                              ALLOWANCE   % OF     ALLOWANCE   % OF     ALLOWANCE   % OF
                                1998      LOANS      1997      LOANS      1996      LOANS
                              ---------   -----    ---------   -----    ---------   -----
                                                (DOLLARS IN THOUSANDS)
Commercial loans............    $ 63       18.8%     $ 77       21.1%     $ 78       20.9%
Real estate -- construction
  loans.....................      53       15.8%       35        9.7%       33        8.9%
Real estate -- mortgage
  loans.....................     121       35.9%      155       42.7%      179       48.1%
Consumer loans..............     100       29.5%       97       26.5%       82       22.1%
                                ----      -----      ----      -----      ----      -----
          Total.............    $337      100.0%     $364      100.0%     $372      100.0%
                                ====      =====      ====      =====      ====      =====

INVESTMENT ACTIVITIES

Lakewood maintains a securities portfolio comprised primarily of U.S. government securities, municipal securities and other investment securities. Lakewood manages its investment portfolio to (i) maximize safety and soundness, (ii) provide adequate liquidity, (iii) maximize rate of return within the constraints of applicable liquidity requirements (with liquidity taking precedence over return) and (iv) complement asset/liability management policies. Lakewood's Asset and Liability Management Committee, which is made up of Lakewood's Chairman of the Board and Chief Executive Officer, its Executive Vice President, and Chief Operations Officer, and one member of the Board of Directors, oversees Lakewood's investment portfolio with the assistance of an outside consultant. Lakewood uses a measurement known as dollar duration to analyze its exposure to interest rate risk. Dollar duration measures the percentage loss or gain that the portfolio will sustain with each 100 basis point parallel shift in interest rates.

The table below provides the amortized cost and fair value of Lakewood's investment securities at each of the dates indicated. All of Lakewood's investment securities have been classified as held-to-maturity securities for the periods presented.

                                                                      DECEMBER 31,
                                                     -----------------------------------------------
                              SEPTEMBER 30, 1998              1997                     1996
                            ----------------------   ----------------------   ----------------------
                            AMORTIZED      FAIR      AMORTIZED      FAIR      AMORTIZED      FAIR
                              COST        VALUE        COST        VALUE        COST        VALUE
                            ---------   ----------   ---------   ----------   ---------   ----------
                                                     (DOLLARS IN THOUSANDS)
Held to Maturity:
  U.S. government agencies
     and corporations.....   $10,225     $10,289      $6,224       $6,206      $3,821       $3,818
  U.S. Treasury
     securities...........     1,612       1,623         814          814       2,725        2,722
  Obligations of state and
     political
     subdivisions.........       151         152         151          151         251          250
                             -------     -------      ------       ------      ------       ------
                             $11,988     $12,064      $7,189       $7,171      $6,797       $6,790
                             =======     =======      ======       ======      ======       ======

At December 31, 1997, there were no securities held by Lakewood which (other than U.S. government securities) made up more than ten percent of stockholders' equity.

The following reflects the carrying values, maturities and weighted average yields of Lakewood's security portfolio at the dates indicated:

                                                    SEPTEMBER 30, 1998
                                -----------------------------------------------------------
                                                           DUE AFTER
                                 DUE IN    DUE AFTER ONE   FIVE YEARS
                                ONE YEAR   YEAR THROUGH     THROUGH     DUE AFTER
                                OR LESS     FIVE YEARS     TEN YEARS    TEN YEARS    TOTAL
                                --------   -------------   ----------   ---------   -------
                                                  (DOLLARS IN THOUSANDS)
Held to Maturity:
  U.S. government agencies and
     corporations
     Balance..................  $ 4,768       $ 5,457       $    --      $    --    $10,225
     Weighted average yield...    5.63%         5.64%         0.00%        0.00%      5.64%
  U.S. Treasury securities
     Balance..................  $ 1,205       $   407       $    --      $    --    $ 1,612
     Weighted average yield...    5.43%         5.75%         0.00%        0.00%      5.51%
  Obligations of state and
     political subdivisions
     Balance..................  $   100       $    51       $    --      $    --    $   151
     Weighted average yield...    6.21%         6.51%         0.00%        0.00%      6.31%
  Other
     Balance..................  $    --       $    --       $    --      $    --    $    --
     Weighted average yield...    0.00%         0.00%         0.00%        0.00%      0.00%
                                -------       -------       -------      -------    -------
  Total
     Balance..................  $ 6,073       $ 5,915       $    --      $    --    $11,988
     Weighted average yield...    5.60%         5.66%         0.00%        0.00%      5.63%

SOURCES OF FUNDS

General. Lakewood's primary source of funds has historically been customer deposits. Scheduled loan repayments are a relatively stable source of funds, while deposits inflows and unscheduled loan prepayments, which are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions and other factors, are not. Although Lakewood's deposit balances have shown historical growth, such balances may be influenced by changes in the Banking industry. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds (such as deposit inflows at less than projected levels). Borrowings may also be used on a longer term basis to match the maturity of repricing intervals of assets.

Deposit Activities. Lakewood offers a variety of accounts for depositors designed to attract both short-term and long-term deposits. These accounts include certificates of deposit, savings accounts, money market accounts, checking and negotiable order of withdrawal accounts and individual retirement accounts. These accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase or decrease certain types or maturities of deposits.

The following table presents the average balance of each major category of deposits and the weighted average interest paid for interest-bearing deposits for the period indicated.

                              LAKEWOOD STATE BANK
                              DEPOSIT COMPOSITION

                                                                           DECEMBER 31,
                                                     ---------------------------------------------------------
                           SEPTEMBER 30, 1998                   1997                          1996
                       ---------------------------   ---------------------------   ---------------------------
                                       WEIGHTED                      WEIGHTED                      WEIGHTED
                         AVERAGE        AVERAGE        AVERAGE        AVERAGE        AVERAGE        AVERAGE
                         BALANCE     INTEREST RATE     BALANCE     INTEREST RATE     BALANCE     INTEREST RATE
                       -----------   -------------   -----------   -------------   -----------   -------------
Interest-bearing
  demand.............  $ 8,948,000       2.26%       $ 8,064,000       2.41%       $ 7,725,000       2.27%
Savings..............    6,667,000       2.76%         5,542,000       2.94%         5,546,000       2.74%
Certificates less
  than $100,000......   10,741,000       6.23%        10,000,000       5.99%         6,275,000       5.64%
Certificates greater
  than $100,000......    1,873,000       4.98%         1,075,000       5.95%           958,000       5.11%
Non-interest bearing
  demand deposits....   10,134,000         n/a         9,008,000         n/a         8,722,000         n/a
                       -----------       -----       -----------       -----       -----------       -----
         Total
          deposits...  $38,363,000       4.07%       $33,689,000       4.13%       $28,926,000       3.56%
                       ===========       =====       ===========       =====       ===========       =====

The following table sets forth the amount and maturity of certificates of deposit that had balances of more than $100,000 at September 30, 1998.

Remaining maturity:

Less than three months......................................  $  449,000
Three months up to one year.................................   1,216,000
One year and over...........................................     614,000
                                                              ----------
          Total.............................................  $2,279,000
                                                              ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LAKEWOOD STATE BANK

The following tables set forth for the periods indicated information with regard to average balances of assets and liabilities, as well as the dollar amounts of interest income from interest-earning assets and interest expense of interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and the ratio of average interest-earning assets to interest-bearing liabilities. Net interest income is computed on a full tax equivalent basis to reflect the effect of tax exempt income earned on municipal obligations in the investment securities portfolio. Full tax equivalent interest income on tax exempt securities is the amount of income that would have been earned on taxable securities to yield the same after tax return. A 34% tax rate was used.

                              LAKEWOOD STATE BANK
 AVERAGE BALANCE, NET INTEREST INCOME AND EXPENSE, AND AVERAGE YIELDS AND RATES
                            ON TAX EQUIVALENT BASIS

The following table sets forth the average balances, net income and expense and average yields and rates for Lakewood's earning assets and interest-bearing liabilities for the periods indicated on a tax-equivalent basis assuming a 34% tax rate.

                                                                                 YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------------------------------------
                                                                        1997                                  1996
                                                         ----------------------------------    ----------------------------------
                                                                        INTEREST    AVERAGE                   INTEREST    AVERAGE
                                                           AVERAGE       EARNED      YIELD       AVERAGE       EARNED      YIELD
                                                           BALANCE      OR PAID     OR COST      BALANCE      OR PAID     OR COST
                                                         -----------   ----------   -------    -----------   ----------   -------
Interest Earning Assets
  Investment securities:
    Taxable............................................  $ 6,012,000   $  327,000     5.44%    $ 6,339,000   $  330,000     5.21%
    Tax exempt (tax equivalent)........................      218,000        8,000     3.67%        333,000       17,000     5.10%
  Funds sold and interest-bearing deposits.............    1,935,000      105,000     5.43%      1,465,000       77,000     5.26%
  Loans................................................   26,414,000    2,644,000    10.01%     21,579,000    2,210,000    10.24%
  Allowance for loan losses............................     (389,000)                             (363,000)
                                                         -----------   ----------    -----     -----------   ----------    -----
        Total interest-earning assets..................  $34,190,000   $3,084,000     9.02%    $29,353,000   $2,634,000     8.97%
                                                         ===========   ==========    =====     ===========   ==========    =====
Interest-bearing Liabilities
  Interest-bearing deposits
    Demand, interest-bearing...........................  $ 8,064,000   $  194,000     2.41%    $ 7,725,000   $  175,000     2.27%
    Savings............................................    5,542,000      163,000     2.94%      5,546,000      152,000     2.74%
    Certificates of deposit
      Under $100,000...................................   10,000,000      599,000     5.99%      6,275,000      354,000     5.64%
      $100,000 and over................................    1,075,000       64,000     5.95%        958,000       49,000     5.11%
                                                         -----------   ----------    -----     -----------   ----------    -----
        Total interest-bearing deposits................   24,681,000    1,020,000     4.13%     20,504,000      730,000     3,56%
  Advances from the FHLB and fed funds purch...........       24,000        1,000     4.17%        245,000       14,000     5.71%
  Notes payable........................................           --                                    --
                                                         -----------   ----------    -----     -----------   ----------    -----
        Total interest-bearing liabilities.............  $24,705,000   $1,021,000     4.13%    $20,749,000   $  744,000     3.59%
                                                         ===========   ==========    =====     ===========   ==========    =====
        Net interest income (tax equivalent)...........                $2,063,000                            $1,890,000
                                                                       ==========                            ==========
  Net interest margin..................................                               6.03%                                 6.44%
  Net interest spread..................................                               4.89%                                 5.38%
Ratio of average interest-bearing liabilities to
  average interest-earning assets......................        72.26%                                70.69%

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                             1995
                                                              ----------------------------------
                                                                             INTEREST    AVERAGE
                                                                AVERAGE       EARNED      YIELD
                                                                BALANCE      OR PAID     OR COST
                                                              -----------   ----------   -------
Interest Earning Assets
  Investment securities:
    Taxable.................................................  $ 6,077,000   $  303,000    4.99%
    Tax exempt (tax equivalent).............................      135,000       11,000    8.14%
  Funds sold and interest-bearing deposits..................    1,087,000       62,000    5.70%
  Loans.....................................................   18,700,000    1,825,000    9.76%
  Allowance for loan losses.................................     (368,000)
                                                              -----------   ----------    ----
        Total interest-earning assets.......................  $25,631,000   $2,201,000    8.59%
                                                              ===========   ==========    ====
Interest-bearing Liabilities
  Interest-bearing deposits
    Demand, interest-bearing................................  $ 7,710,000   $  169,000    2.19%
    Savings.................................................    5,612,000      151,000    2.69%
    Certificates of deposit
      Under $100,000........................................    4,289,000      232,000    5.41%
      $100,000 and over.....................................      540,000       20,000    3.70%
                                                              -----------   ----------    ----
        Total interest-bearing deposits.....................   18,151,000      572,000    3.15%
  Advances from the FHLB and fed funds purch................        1,000           --    0.00%
  Notes payable
                                                              -----------   ----------    ----
        Total interest-bearing liabilities..................  $18,152,000   $  572,000    3.15%
                                                              ===========   ==========    ====
        Net interest income (tax equivalent)................                $1,629,000
                                                                            ==========
  Net interest margin.......................................                              6.36%
  Net interest spread.......................................                              5.44%
Ratio of average interest-bearing liabilities to average
  interest-earning assets...................................        70.82%

-------------------------
(1) Loans are net of any unearned discount. Nonaccrual loans are included in average loans outstanding. Loan fees are included in interest income as follows for the years ended December 31, 1997, $232,000; 1996, $250,000; 1995, $89,000.
(2) Net interest margin is net interest income divided by average total earning assets.

                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                       -----------------------------------------------------------------------
                                                      1998                                 1997
                                       ----------------------------------   ----------------------------------
                                                      INTEREST    AVERAGE                  INTEREST    AVERAGE
                                         AVERAGE       EARNED      YIELD      AVERAGE       EARNED      YIELD
                                         BALANCE      OR PAID     OR COST     BALANCE      OR PAID     OR COST
                                       -----------   ----------   -------   -----------   ----------   -------
Interest Earning Assets
  Investment securities:
    Taxable..........................  $ 9,371,000   $  392,000    5.58%    $ 5,945,000   $  241,000    5.41%
    Tax exempt (tax equivalent)......      151,000        6,000    5.30%        240,000        6,000    3.33%
  Funds sold and interest-bearing
    deposits.........................    5,421,000      219,000    5.39%        984,000       40,000    5.42%
  Loans..............................   23,991,000    1,781,000    9.90%     26,765,000    1,996,000    9.94%
  Allowance for loan losses..........     (355,000)
                                       -----------   ----------    -----    -----------   ----------    -----
        Total interest-earning
          assets.....................  $38,579,000   $2,398,000    8.29%    $33,934,000   $2,283,000    8.97%
                                       ===========   ==========    =====    ===========   ==========    =====
Interest-bearing Liabilities
  Interest-bearing deposits
    Demand, interest-bearing.........  $ 8,948,000   $  152,000    2.26%    $ 7,975,000   $  143,000    2.39%
    Savings..........................    6,667,000      137,000    2.76%      5,470,000      119,000    2.90%
    Certificates of deposit
      Under $100,000.................   10,741,000      502,000    6.23%      9,762,000      440,000    6.01%
      $100,000 and over..............    1,873,000       70,000    4.98%      1,076,000       45,000    5.58%
                                       -----------   ----------    -----    -----------   ----------    -----
        Total interest-bearing
          deposits...................   28,229,000      861,000    4.07%     24,283,000      747,000    4.10%
  Advances from the FHLB and fed
    funds purch......................           --           --                  32,000        1,000
  Notes payable......................           --           --                      --
                                       -----------   ----------    -----    -----------   ----------    -----
        Total interest-bearing
          liabilities................  $28,229,000   $  861,000    4.07%    $24,315,000   $  748,000    4.10%
                                       ===========   ==========    =====    ===========   ==========    =====
        Net interest income (tax
          equivalent)................                $1,537,000                           $1,535,000
                                                     ==========                           ==========
  Net interest margin................                              5.31%                                6.03%
  Net interest spread................                              4.22%                                4.87%
Ratio of average interest-bearing
  liabilities to average
  interest-earning assets............        73.17%                               71.65%

-------------------------

(1) Yields are annualized

(2) Loans are net of any unearned discount. Nonaccrual loans are included in average loans outstanding. Loan fees are included in interest income as follows for the nine months ended September 30, 1998, $146,000 -- (196,000 annualized); 1997, $169,000 -- (226,000 annualized).

(3) Net interest margin is net interest income divided by average total earning assets (on an annualized basis).

The following table illustrates the changes in Lakewood's net interest income due to changes in volume and changes in interest rates on a full tax equivalent basis. Changes attributable to the combined effect of volume and rate have been allocated proportionately to the change due to volume and change due to rate.

                              LAKEWOOD STATE BANK
                              RATE VOLUME VARIANCE

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                              -----------------------------------   ----------------------------------
                                     1998 COMPARED TO 1997                1997 COMPARED TO 1996
                              -----------------------------------   ----------------------------------
                               INCREASE (DECREASE) IN NET INCOME    INCREASE (DECREASE) IN NET INCOME
                                       DUE TO CHANGE IN                      DUE TO CHANGE IN
                              -----------------------------------   ----------------------------------
                                VOLUME       RATE        TOTAL       VOLUME        RATE        TOTAL
                              ----------   ---------   ----------   ---------   ----------   ---------
Interest Earning Assets
  Investment securities:
    Taxable.................  $ 139,000    $ 12,000    $ 151,000    $(17,000)   $  14,000    $ (3,000)
    Tax exempt (tax
      equivalent)...........     (2,000)      2,000           --      (6,000)      (3,000)     (9,000)
  Funds sold and interest-
    bearing deposits........    180,000      (1,000)     179,000      25,000        3,000      28,000
  Loans.....................   (207,000)     (8,000)    (215,000)    495,000      (61,000)    434,000
                              ---------    --------    ---------    --------    ---------    --------
        Total
          interest-earning
          assets............    110,000       5,000      115,000     497,000      (47,000)    450,000
                              ---------    --------    ---------    --------    ---------    --------
Interest-bearing Liabilities
  Interest-bearing deposits
    Demand,
      interest-bearing......     17,000      (8,000)       9,000       8,000       11,000      19,000
    Savings.................     26,000      (8,000)      18,000          --       11,000      11,000
    Certificates of deposit
      Under $100,000........     44,000      18,000       62,000     210,000       35,000     245,000
      $100,000 and over.....     33,000      (8,000)      25,000       6,000        9,000      15,000
  Advances from the FHLB and
    fed funds purch.........     (1,000)         --       (1,000)    (13,000)          --     (13,000)
  Notes payable.............         --          --           --          --           --          --
                              ---------    --------    ---------    --------    ---------    --------
        Total
          interest-bearing
          liabilities.......    119,000      (6,000)     113,000     211,000       66,000     277,000
                              ---------    --------    ---------    --------    ---------    --------
        Net interest income
          (tax
          equivalent).......  $  (9,000)   $ 11,000    $   2,000    $286,000    $(113,000)   $173,000
                              =========    ========    =========    ========    =========    ========


                                    YEAR ENDED DECEMBER 31,
                              -----------------------------------
                                     1996 COMPARED TO 1995
                              -----------------------------------
                               INCREASE (DECREASE) IN NET INCOME
                                       DUE TO CHANGE IN
                              -----------------------------------
                               VOLUME        RATE         TOTAL
                              ---------    ---------    ---------
Interest Earning Assets
  Investment securities:
    Taxable.................  $ 13,000     $ 14,000     $ 27,000
    Tax exempt (tax
      equivalent)...........    21,000      (15,000)       6,000
  Funds sold and interest-
    bearing deposits........    22,000       (7,000)      15,000
  Loans.....................   281,000      104,000      385,000
                              --------     --------     --------
        Total
          interest-earning
          assets............   337,000       96,000      433,000
                              --------     --------     --------
Interest-bearing Liabilities
  Interest-bearing deposits
    Demand,
      interest-bearing......        --        6,000        6,000
    Savings.................    (2,000)       3,000        1,000
    Certificates of deposit
      Under $100,000........   107,000       15,000      122,000
      $100,000 and over.....    15,000       14,000       29,000
  Advances from the FHLB and
    fed funds purch.........        --       14,000       14,000
  Notes payable.............        --           --           --
                              --------     --------     --------
        Total
          interest-bearing
          liabilities.......   120,000       52,000      172,000
                              --------     --------     --------
        Net interest income
          (tax
          equivalent).......  $217,000     $ 44,000     $261,000
                              ========     ========     ========

                                                        SEPTEMBER 30, 1998
                                          -----------------------------------------------
                                          LESS THAN      ONE TO      OVER FIVE
                                           ONE YEAR    FIVE YEARS      YEARS       TOTAL
                                          ---------    ----------    ---------    -------
                                                      (DOLLARS IN THOUSANDS)
Commercial and Real estate loans........   $ 6,802       $ 4,868       $1,449     $13,119
Real estate -- construction loans.......     3,658            --          131       3,789
Consumer loans..........................     1,212         5,154          719       7,085
                                           -------       -------       ------     -------
          Total.........................   $11,672       $10,022       $2,299     $23,993
                                           =======       =======       ======     =======
Fixed rate loans........................                 $ 9,851       $2,299
Floating rate loans.....................                     171           --
                                                         -------       ------
          Total.........................                 $10,022       $2,299
                                                         =======       ======

                                                         DECEMBER 31, 1997
                                          -----------------------------------------------
                                          LESS THAN      ONE TO      OVER FIVE
                                           ONE YEAR    FIVE YEARS      YEARS       TOTAL
                                          ---------    ----------    ---------    -------
                                                      (DOLLARS IN THOUSANDS)
Commercial and Real estate loans........   $ 8,155       $ 5,708       $1,842     $15,705
Real estate -- construction loans.......     2,336            --           40       2,376
Consumer loans..........................       848         5,149          535       6,532
                                           -------       -------       ------     -------
          Total.........................   $11,339       $10,857       $2,417     $24,613
                                           =======       =======       ======     =======
Fixed rate loans........................                 $10,710       $2,417
Floating rate loans.....................                     147           --
                                                         -------       ------
          Total.........................                 $10,857       $2,417
                                                         =======       ======

                    DESCRIPTION OF THE PREFERRED SECURITIES

DEFINITIONS OF MATERIAL AGREEMENTS

For purposes of this Prospectus:

     - the "Indenture" means the Subordinated Indenture dated as of December 17, 1998, as amended and supplemented from time to time, between the company and American Securities Transfer & Trust, Inc., as trustee (the "Indenture Trustee"), under which the Junior Subordinated Debentures will be issued,

     - the "Trust Agreement" means the Amended and Restated Trust Agreement, under which the Preferred Securities and the Common Securities will be issued, dated as of December 17, 1998, as amended and supplemented from time to time, among the company, as depositor, Wilmington Trust Company, as Delaware trustee, American Securities Transfer & Trust, Inc. as "Property Trustee", and the Administrative Trustees named therein and the holders, from time to time, of the Preferred Securities,

     - the "Guarantee" means the Guarantee Agreement relating to the guarantee between the company and American Securities Transfer & Trust, Inc., as trustee (the "Guarantee Trustee") on behalf of the holders, and

     - the "Expense Agreement" means the Expense Agreement between the company and Union Capital.

The Preferred Securities and the Common Securities will be issued pursuant to the terms of the Trust Agreement, which will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the Delaware Trustee and American Securities Transfer & Trust, Inc. will be the Property Trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. This summary is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including certain definitions therein, and the Trust Indenture Act. However, management believes that all material terms of the Preferred Securities in the Trust Agreement are set forth in the Summary. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

The Administrative Trustees on behalf of Union Bankshares Capital Trust I will issue the Preferred Securities and the Common Securities (collectively, the "Trust Securities"). The Preferred Securities will represent preferred undivided beneficial interests in the assets of the trust and the holders thereof will be entitled to a preference in respect of certain distributions by the trust and amounts payable on redemption or liquidation over the Common Securities of the trust (which will be held by the company), as well as other benefits as described in the Trust Agreement. Otherwise, the Preferred Securities will generally rank pari passu, and payments will be made thereon pro rata, with the Common Securities of the trust.

The Property Trustee will hold the Junior Subordinated Debentures in trust for the benefit of the holders of the Trust Securities. The Company's Guarantee (the "Guarantee") will be subordinated and will not guarantee payment of Distributions (as defined below) or amounts payable on redemption of the Preferred Securities if the trust does not have funds available to make such payments. See "Description of Guarantee."

If the company does not make required payments on the Junior Subordinated Debentures held by the trust, the trust will be unable to pay Distributions on the Preferred Securities. In such event, a holder of the Preferred Securities may make a claim directly against the company to enforce payment of such Distributions to such holder.

DISTRIBUTIONS

Payment of Distributions. The trust will make distributions on the Preferred Securities at the annual rate of 9% of the stated Liquidation Amount of $7.60 ("Distributions"), payable quarterly in arrears on the 15th day of March, June, September and December in each year, commencing March 15, 1999 to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The amount of each Distribution due with respect to the Preferred Securities will include amounts accrued through the date the Distribution is due. Distributions will accumulate from the date of original issuance.

The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, payment of the Distribution payable on such date will generally be made on the next Business Day (and without any interest or other payment in respect to any such delay). "Business Day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of Colorado are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee is closed for business.

The sole source of the funds of the trust available for distribution to holders of its Preferred Securities will be payments by the company under the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures." The company has guaranteed the payment of Distributions (to the extent the trust has funds available to make such Distributions). See "Description of Guarantee."

Extension Period. Except during a Debenture Event of Default, the company may defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each such period (each, an "Extension Period"). No Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. If the company elects to defer, then quarterly Distributions on the Preferred Securities will be deferred by the trust during any such Extension Period. Distributions to which holders of Preferred Securities are entitled will accumulate additional amounts thereon at the rate per annum of 9% thereof, compounded quarterly from the relevant Distribution Date, to the extent permitted under applicable law. The term "Distributions" as used herein shall include any such additional accumulated amounts. During any such Extension Period, the company generally may not:

     - declare or pay any cash dividends or distributions on, or use cash to redeem, purchase, acquire, or make a liquidation payment with respect to, any of the company's capital stock (which includes common and preferred stock); or

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the company of the debt securities of any subsidiary of the company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures. Prior to the termination of any such Extension Period, the company may further extend such Extension Period up to a maximum of 20 consecutive quarters or the Stated Maturity, whichever occurs earlier.

Upon the termination of any Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, the company may elect to begin a new Extension Period, without any limitation on the number of times that the company may elect to begin an Extension Period.

The company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

REDEMPTION

Mandatory Redemption of Preferred Securities. Upon any partial or complete repayment or redemption of any Junior Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities. This redemption shall be made upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the Redemption Price (as defined below). See "Description of the Junior Subordinated Debentures -- Redemption." In a partial redemption of the Junior Subordinated Debentures, the Trust Securities shall be redeemed pro rata.

Optional Redemption of Junior Subordinated Debentures. The company may redeem the Junior Subordinated Debentures:

     - on or after December 17, 2003, in whole or in part by paying the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof; or

     - at any time, in whole (but not in part), upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event by paying the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Junior Subordinated
       Debentures -- Redemption."

Tax Event Redemption, Investment Company Event Redemption, Capital Treatment Event Redemption or Distribution of Junior Subordinated Debentures. If a Tax Event, an Investment Company Event or a Capital Treatment Event shall occur and be continuing, the company has the right to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price (as defined below) within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event. This redemption is subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

DEFINITIONS

"Additional Sums" means the additional amounts as may be necessary to be paid by the company with respect to the Junior Subordinated Debentures in order that the amount of Distributions then due and payable by the trust on the outstanding Trust Securities of the trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject.

"Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of each holder to whom such Junior Subordinated Debentures are distributed.

"Liquidation Amount" means the stated amount of $7.60 per Trust Security.

"Redemption Price" means, with respect to any Trust Security, the Liquidation Amount of such Trust Security, plus accumulated and unpaid Distributions to the Redemption Date, allocated on a pro rata basis (based on Liquidation Amounts) among the holders of the Trust Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

The company may at any time elect to dissolve the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of the trust. After the liquidation date (i) such Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

REDEMPTION PROCEDURES

Preferred Securities redeemed on any Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that the trust has funds on hand available for the payment of such Redemption Price. See "-- Subordination of Common Securities of the Trust Held by the Company" and "Description of Guarantee."

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities at such holder's registered address.

Unless there is a payment default, Distributions will stop accruing on those Preferred Securities called for redemption on the date they are called for redemption.

If the trust gives a notice of redemption in respect of the Preferred Securities, then, by 10:00 a.m., Mountain time, on the Redemption Date, the Property Trustee will pay the Redemption Price to the Depositary, as the record holder of the Preferred Securities, and the Depositary thereafter will credit the Redemption Price to the Participants for whom it holds the Preferred Securities. See "Book-Entry Issuance." If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will deposit with the paying agent sufficient funds to pay the aggregate Redemption Price and will instruct such paying agent to pay the Redemption Price to the holders thereof upon surrender of their Preferred Securities certificates. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates.

If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Preferred Securities will cease, unless there is a payment default, except the right of the holders of the Preferred Securities to receive the applicable Redemption Price, without interest, and such Preferred Securities will cease to be outstanding. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the trust or by the company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, until the Redemption Price is actually paid. See "Description of Guarantee."

Subject to applicable law (including, without limitation, United States federal securities law), the company may purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

Payment of the Redemption Price on the Preferred Securities and any distribution of Junior Subordinated Debentures to holders of Preferred Securities will be made to the applicable record holders on the relevant record date, which date will be one Business Day prior to the relevant Redemption Date or Liquidation Date, as applicable; provided, however, that in the event that any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities will be a date at least 15 days prior to the Redemption Date or Liquidation Date, as applicable. In the case of a liquidation, the record date will be no more than 45 days before the Liquidation Date.

If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Redemption Price for such Trust Securities to be redeemed will be allocated pro rata to the Preferred Securities and Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate. The Property Trustee shall promptly notify the Trust Securities registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed.

SUBORDINATION OF COMMON SECURITIES OF THE TRUST HELD BY THE COMPANY

Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amounts of the Preferred Securities and Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all amounts owing on the outstanding Preferred Securities shall have been made or provided for.

In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, the company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default until the effects of all such Events of Default have been cured, waived or otherwise eliminated. Until that time, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

The company will have the right at any time to dissolve the trust and, after satisfaction of the liabilities of the creditors of the trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject to the company having received prior approval of the Federal Reserve if then required. See "-- Distribution of Junior Subordinated Debentures" above.

In addition, pursuant to the Trust Agreement, the trust shall automatically dissolve upon expiration of its term and shall earlier dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the company; (ii) delivery by the company of written direction to the Property Trustee to dissolve the trust (which direction is optional and wholly within the discretion of the company); (iii) redemption of all of the Preferred Securities as described under "-- Redemption;" and (iv) the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

If an early dissolution occurs as described in clause (i), (ii) or (iv) above or upon the expiration of the term of the trust, the trust shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical. In that event such holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount of $7.60 per Trust Security plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the trust on the Preferred Securities will be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities.

Under current United States federal income tax law and interpretations and assuming, as expected, Union Bankshares Capital Trust I is treated as a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences."

If the company elects to liquidate the trust and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of the trust, the company will continue to have the right to shorten the maturity of such Junior Subordinated Debentures, subject to certain conditions. See "Description of the Junior Subordinated Debentures -- General."

EVENTS OF DEFAULT; NOTICE

The following events constitute an "Event of Default" (an "Event of Default") with respect to the Preferred Securities and Common Securities:

     (i) the occurrence of a Debenture Event of Default under the Indenture (see "Description of Junior Subordinated Debentures -- Debenture Events of Default"); or

     (ii) default by the trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

     (iii) default by the trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

     (iv) material default in the performance, or breach, of any covenant or warranty of the Property Trustee in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in clause (ii) or (iii) above), and continuation of such default or breach, for a period of 60 days after there has been given, to the Property Trustee by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

     (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the company to appoint a successor Property Trustee within 60 days thereof.

Within five Business Days after the occurrence of any uncured or unwaived Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the company. The company and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon dissolution of the trust as described above. See "-- Liquidation Distribution upon Dissolution." Upon a Debenture Event of Default, unless the principal of all the Junior Subordinated Debentures has already become due and payable, either the Property Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding may declare all of the Junior Subordinated Debentures to be due and payable immediately by giving notice in writing to the company (and to the Property Trustee, if notice is given by holders of the Junior Subordinated Debentures). If the Property Trustee or the holders of the Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the Preferred Securities then outstanding will have the right to declare the Junior Subordinated Debentures immediately due and payable. In either event, payment of principal and interest on the Junior

Subordinated Debentures will remain subordinated to the extent provided in the Indenture. In addition, holders of the Preferred Securities have the right in certain circumstances to bring a Direct Action (as defined below). See "Description of the Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities."

REMOVAL OF TRUSTEES

Unless a Debenture Event of Default shall have occurred and be continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees. The company as the holder of the Common Securities has the sole power to remove the Administrative Trustee. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of Trust Property may at the time be located, the company, as the holder of the Common Securities, and the Administrative Trustees will have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

Any Person (as defined in the Trust Agreement) into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

The trust may, at the request of the company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, convert into or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that:

     - such successor entity either (a) expressly assumes all of the obligations of the trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred

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

Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise,

     - the company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures,

     - any such transaction does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect,

     - such successor entity has a purpose substantially identical to that of the trust,

     - the Successor Securities will be listed or traded on any national securities exchange or other organization on which the Preferred Securities may then be listed,

     - prior to such a transaction, the company has received an opinion from independent counsel to the trust experienced in such matters to the effect that (a) such transaction does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following any such transaction, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act and

     - the company or any permitted successor or designee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and enters into an agreement substantially similar to the Expense Agreement.

Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, enter into any such transaction, or permit any other entity to consolidate, amalgamate, convert into, merge with or into, or replace it if such transaction, would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

Except as provided below and under "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights. The Trust Agreement may be amended from time to time by the company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as will be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act. The Trust Agreement may be amended by the Trustees and the company (i) with the consent of holders representing not less than a majority of the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) upon receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

So long as any Junior Subordinated Debentures are held by the Property Trustee, the Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or
(iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent may be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of the Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

Any required approval of holders of the Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Preferred Securities in the manner set forth in the Trust Agreement.

No vote or consent of the holders of the Preferred Securities will be required for the trust to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

Notwithstanding that holders of the Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the company, the Trustees or any affiliate of the company or any Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

The Preferred Securities will be represented by one or more global certificates registered in the name of the Depositary or its nominee ("Global Preferred Security"). Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. Except in limited circumstances as described in the Indenture, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

Payments on Preferred Securities represented by a global security will be made to the Depositary, as the depositary for the Preferred Securities. In the event the Preferred Securities are issued in definitive form, Distributions will be payable, the transfer of the Preferred Securities will be registrable, and Preferred Securities will be exchangeable for Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Preferred Securities are issued in certificated form, the record dates for payment of Distributions will be the first day of the month in which the relevant Distribution Date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the Depositary, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Preferred Securities represented by such Global Preferred Security to persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

So long as the Depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Trust Agreement governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Trust Agreement.

None of the company, the Property Trustee, any Paying Agent, or the Securities Registrar (defined below) for such Preferred Securities will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The company expects that the Depositary for Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount or Distributions in respect of a permanent Global Preferred Security, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security as shown on the records of such Depositary or its nominee. The company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

If the Depositary for the Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the company within 90 days, the trust will issue individual Preferred Securities in exchange for the Global Preferred Security. In addition, the trust may generally determine not to have any Preferred Securities represented by one or more Global Preferred Securities. In such event, the trust will issue individual Preferred Securities in exchange for the Global Preferred Security or Securities representing the Preferred Securities. Further, if the trust so specifies with respect to the Preferred Securities, an owner of a beneficial interest in a Global Preferred Security representing Preferred Securities may, on terms acceptable to the company, the Property Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities in exchange for such beneficial interests, subject to any limitations described herein. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities represented by such Global Preferred Security equal in Liquidation Amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities so issued will be issued in denominations, unless otherwise specified by the trust, of $7.60 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

Payments in respect of the Preferred Securities will be made to the Depositary, which will credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any of the Preferred Securities are not held by the Depositary, such payments will be made by check mailed to the address of the holder entitled thereto as such address will appear on the Register. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the company. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees will appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the company) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

The Property Trustee will act as registrar and transfer agent for the Preferred Securities. Registration of transfers of the Preferred Securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register or cause to be registered the transfer of the Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the company for United States federal income tax purposes. In this regard, the company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the Trust Agreement, that the company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities. Holders of the Preferred Securities have no preemptive or similar rights.

The trust may not borrow money or issue debt or mortgage or pledge any of its assets.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The Junior Subordinated Debentures will be issued under the Subordinated Indenture, dated as of December 17, 1998 (the "Indenture"), between the company and American Securities Transfer & Trust, Inc., as trustee (the "Indenture Trustee"). The following summary of the terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part, and to the Trust Indenture Act. The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference.

Concurrently with the issuance of the Preferred Securities, the trust will invest the proceeds thereof, together with the consideration paid by the company for the Common Securities, in Junior Subordinated Debentures issued by the company. The Junior Subordinated Debentures will be issued as unsecured debt under the Indenture.

GENERAL

The Junior Subordinated Debentures will bear interest at the annual rate of 9% of the principal amount thereof, payable quarterly in arrears on the 15th day of March, June, September and December of each year or, if any such date is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"), commencing March 15, 1999, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. However, if either the (i) Junior Subordinated Debentures are held by the Property Trustee and the Preferred Securities are no longer in book-entry only form or (ii) the Junior Subordinated Debentures are not represented by a Global Subordinated Debenture (as defined herein), the record date for such payment shall be the first day of the month in which such payment is made. The amount of each interest payment due with respect to the Junior Subordinated Debentures will include amounts accrued through the Interest Payment Date. It is anticipated that, until the liquidation, if any, of the trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 9% thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

The Junior Subordinated Debentures will mature on December 17, 2028 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened once at any time by the company to any date not earlier than December 17, 2003, subject to the company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event that the company elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it will give notice to the registered holders of the Junior Subordinated Debentures, the Property Trustee and the Indenture Trustee of such shortening no less than 90 days prior to the effectiveness thereof. The Property Trustee must give notice to the holders of the Trust Securities of the shortening of the Stated Maturity.

The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior and Subordinated Debt of the company. Because the company is a holding company, the right of the company to participate in any distribution of assets of any subsidiaries, including the bank, upon any such subsidiaries' liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that the company may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the company's subsidiaries, and holders of Junior Subordinated Debentures should look only to the assets of the company for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the company, including Senior and Subordinated Debt, whether under the Indenture or any existing or other indenture that the company may enter into in the future or otherwise. See "-- Subordination" below.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

So long as no Debenture Event of Default has occurred and is continuing, the company has the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters (each such period an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity. At the end of such Extension Period, the company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 9%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences."

During any such Extension Period, the company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the company (including other Junior Subordinated Debentures) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the company of the debt securities of any subsidiary of the company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to rights under any of the company's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the company may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The company must give the Property Trustee, the Administrative Trustees and the Indenture Trustee notice of its election of any Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable except for the election to begin or extend such

Extension Period or (ii) the date the Administrative Trustees are required to give notice to the holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Indenture Trustee shall give notice of the company's election to begin or extend a new Extension Period the holders of the Preferred Securities. There is no limitation on the number of times that the company may elect to begin an Extension Period.

ADDITIONAL SUMS

If the trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the company will pay as additional amounts on the Junior Subordinated Debentures such amounts ("Additional Sums") as shall be required so that the Distributions payable by the trust shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

Subject to the company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, the Junior Subordinated Debentures are redeemable prior to maturity at the option of the company (i) on or after December 17, 2003, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), upon the occurrence and during the continuance of a Tax Event, an Investment company Event or a Capital Treatment Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless the company defaults in payment of the Redemption Price, on and after the Redemption Date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

The Junior Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

As described under "Description of the Preferred Securities -- Liquidation Distribution upon Dissolution," under certain circumstances involving the dissolution of the trust, the Junior Subordinated Debentures may be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust as provided by applicable law. If distributed to holders of the Preferred Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and the Depositary, or any successor depositary for the Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Preferred Securities. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the trust, there can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Preferred Securities.

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

RESTRICTIONS ON CERTAIN PAYMENTS

If at any time (i) there shall have occurred any event of which the company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) in respect of which the company shall not have taken reasonable steps to cure, or (ii) the company shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, or (iii) while the Junior Subordinated Debentures are held by the trust, the company shall be in default with respect to its payment of any obligation under the Guarantee, then the company will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the company's capital stock or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the company (including other Junior Subordinated Debt) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the company of the debt securities of any subsidiary of the company if such guarantee ranks equal to or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto,
(c) payments under the Guarantee and (d) purchases of common stock related to rights under any of the company's benefit plans for its directors, officers or employees).

SUBORDINATION

The Indenture, provides that any Junior Subordinated Debentures will be subordinate and junior in right of payment to all Senior and Subordinated Debt of the company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the company, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior and Subordinated Debt before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Junior Subordinated Debentures.

In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior and Subordinated Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Junior Subordinated Debentures; provided, however, that holders of Subordinated Debt shall not be entitled to receive payment of any such amounts to the extent that such Subordinated Debt is by its terms subordinated to trade creditors.

No payments on account of principal or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt or an event of

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

default with respect to any Senior and Subordinated Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

"Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

     - every obligation of such person for money borrowed;

     - every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     - every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

     - every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

     - every capital lease obligation of such person; and

     - every obligation of the type referred to in the five foregoing clauses of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

"Senior and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which ranks equal with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior and Subordinated Debt shall not be deemed to include:

     - any Debt of the company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the company;

     - any Debt of the company to any of its subsidiaries;

     - any Debt to any employee of the company;

     - any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Junior Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject;

     - the Guarantee; and

     - any other debt securities issued pursuant to the Indenture.

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

The Indenture does not limit the amount of additional Senior and Subordinated Debt that may be incurred by the company. The company expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

Under certain circumstances involving the dissolution of the trust, Junior Subordinated Debentures will be represented by global certificates registered in the name of the Depositary or its nominee ("Global Subordinated Debenture"). Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary. Except as described below, Junior Subordinated Debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

Unless and until a Global Subordinated Debenture is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, it may not be transferred except as a whole by the Depositary for such Global Subordinated Debenture to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

A global security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the company that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered to act as such depositary, (ii) the company in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such global security. In the event that Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be in denominations of $7.60 and integral multiples thereof and may be transferred or exchanged at the offices described below.

Payments on Junior Subordinated Debentures represented by a global security will be made to the Depositary, as the depositary for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Indenture Trustee, or at the offices of any paying agent or transfer agent appointed by the company, provided that payment of interest may be made at the option of the company by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the first day of the month in which such payment is to be made. For a description of the Depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

The company will appoint the Indenture Trustee as securities registrar under the Indenture (the "Securities Registrar"). Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar. The company may at any time rescind the designation of any such registrar or approve a change in the location through which any such registrar acts, provided that the company maintains a registrar in the place of payment. The company may at any time designate additional registrars with respect to the Junior Subordinated Debentures.

In the event of any redemption, neither the company nor the Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

GLOBAL SUBORDINATED DEBENTURE

As described above under "-- Distribution Upon Liquidation," under certain circumstances, the Junior Subordinated Debentures may be distributed to the holders of the Preferred Securities and Common Securities upon the liquidation of the trust. In such case, the Junior Subordinated Debentures will be represented by the Global Subordinated Debenture, with beneficial interests and transfers being reflected only on the books of the Depositary. The Global Subordinated Debenture will be exchangeable for individual Junior Subordinated Debentures, in certificated form, registered in the names of persons other than the Depositary, only in certain circumstances as described above under "-- Denominations, Registration and Transfer."

Upon the issuance of the Global Subordinated Debenture, and the deposit of such Global Subordinated Debenture with or on behalf of the Depositary, the Depositary for such Global Subordinated Debenture or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture to Participants. Ownership of beneficial interests in a Global Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Subordinated Debenture.

So long as the Depositary for a Global Subordinated Debenture, or its nominee, is the registered owner of such Global Subordinated Debenture, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Subordinated Debenture for all purposes under the Indenture governing such Junior Subordinated Debentures. Except as provided below, owners of beneficial interests in a Global Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

Payments of principal of and interest on individual Junior Subordinated Debentures, including payments in respect of any redemption, represented by a Global Subordinated Debenture registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Subordinated Debenture representing such Junior Subordinated Debentures. The Depositary or its nominee, as the case may be, will in turn make payments to Participants in proportion to the respective principal amounts of the individual Junior Subordinated Debentures credited to their accounts. None of the company, the Indenture Trustee, any Paying Agent, or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Subordinated Debenture representing such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the Global Subordinated Debenture representing the Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Subordinated Debenture as shown on the records of such Depositary or its nominee. The company also expects that payments by Participants to owners of beneficial interests in such Global Subordinated Debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the company within 90 days, the company will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. In addition, the company may at any time and in its sole discretion, determine not to have the Junior Subordinated Debentures represented by one or more Global Subordinated Debentures and, in such event, will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. Further, if the company so specifies with respect to the Junior Subordinated Debentures, an owner of a beneficial interest in a Global Subordinated Debenture representing the Junior Subordinated Debentures may, on terms acceptable to the company, the Indenture Trustee and the Depositary for such Global Subordinated Debenture, receive individual Junior Subordinated Debentures in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures equal in principal amount to such beneficial interest and to have such Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by the company, of $7.60 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

Payment of principal of and any interest on the Junior Subordinated Debentures will be made at the office of the Indenture Trustee, except that at the option of the company payment of any interest may be made (i) except in the case of a Global Subordinated Debenture, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Junior Subordinated Debentures will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the regular record date for such interest. The company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the company will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures.

Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by the company in trust, for the payment of the principal of or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of the company, be repaid to the company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the company for payment thereof.

MODIFICATION OF INDENTURE

From time to time the company and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Junior Subordinated Debentures or the Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided, that, no such modification may, without the consent of the holder of each outstanding Subordinated Debenture, (i) change the Stated Maturity of the Junior Subordinated Debentures or extend the time of payment of interest thereon (except as described under "-- General" and "-- Option to Extend Interest Payment Period"), or reduce the principal amount thereof or the rate of interest thereon, or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities unless and until the principal of the Junior Subordinated

Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

DEBENTURE EVENTS OF DEFAULT

The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to the Junior Subordinated Debentures:

     - failure for 30 days to pay any interest on the Junior Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

     - failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

     - failure by the company to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the company from the Indenture Trustee or to the company and the Indenture Trustee by the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures;

     - certain events in bankruptcy, insolvency or reorganization of the company, including the voluntary commencement of bankruptcy proceedings, entry of an order for relief against the company in a bankruptcy proceeding, appointment of a custodian over substantially all of the company's property, a general assignment for the benefit of creditors, or a court order for liquidation of the company; or

     - in the event Junior Subordinated Debentures are issued to the trust or a trustee of the trust in connection with the issuance of the Trust Securities by the trust, if the trust shall have voluntarily or involuntarily dissolved, wound up its business or otherwise terminated its existence, except in connection with (i) the distribution of Junior Subordinated Debentures to the holders in liquidation of their interests in the trust; (ii) the redemption of all of the outstanding Trust Securities; or (iii) certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement.

The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. If the holders of the Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities would have such right. In case a Debenture Event of Default shall occur and be continuing, the Property Trustee may declare the principal of and the interest on such Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

The company is required to file annually with the Indenture Trustee a certificate as to whether the company is in compliance with its obligations under the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

If a Debenture Event of Default for failure to pay interest or principal on the Junior Subordinate Debentures has occurred and is continuing, a holder of Preferred Securities may institute a legal proceeding directly against the company for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder ("Direct Action"). If the right to bring a Direct Action is removed, the trust may become subject to the reporting obligations under the Exchange Act. The company shall have the right under the Indenture to set-off any payment made to such holder of Preferred Securities by the company in connection with a Direct Action.

The holders of the Preferred Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

The Indenture provides that the company shall not consolidate with, convert into or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with, convert into or merge into the company or convey, transfer or lease its properties and assets substantially as an entirety to the company, unless (i) in case the company consolidates with, converts into or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the company's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

The provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation
(i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the company deposits or causes to be deposited with the Indenture Trustee, in trust, funds for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the company's obligations to pay all other sums due pursuant

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

to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the company will be deemed to have satisfied and discharged the Indenture.

GOVERNING LAW

The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Colorado.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

COVENANTS OF THE COMPANY

The company will covenant in the Indenture, as to the Junior Subordinated Debentures, that if and so long as (i) the trust is the holder of all such Junior Subordinated Debentures, (ii) a Tax Event in respect of the trust has occurred and is continuing and (iii) the company has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of the Preferred Securities -- Definitions") in respect of the Preferred Securities, the company will pay to the trust such Additional Sums. The company will also covenant, as to the Junior Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities of the trust to which Junior Subordinated Debentures have been issued, provided that certain successors which are permitted pursuant to the Indenture may succeed to the company's ownership of the Common Securities, (ii) not to voluntarily dissolve, wind up or liquidate the trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the trust or (b) in connection with certain mergers, consolidations, or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

                              BOOK-ENTRY ISSUANCE

The Depositary will act as securities depositary for all of the Preferred Securities and, if there is a dissolution of the trust account, the Junior Subordinated Debentures. The Preferred Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities and the Junior Subordinated Debentures and will be deposited with the Depositary.

The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking

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

Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

Purchases of Preferred Securities or Junior Subordinated Debentures within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities or Junior Subordinated Debentures on the Depositary's records. The ownership interest of each actual purchaser of each Preferred Security and each Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the or Junior Subordinated Debentures is discontinued.

The Depositary has no knowledge of the actual Beneficial Owners of the Preferred Securities or Junior Subordinated Debentures; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the Preferred Securities or Junior Subordinated Debentures. If less than all of the Preferred Securities or the Junior Subordinated Debentures are being redeemed, the Depositary will determine by lot or pro rata the amount of the Preferred Securities of each Direct Participant to be redeemed.

Although voting with respect to the Preferred Securities or the Junior Subordinated Debentures is limited to the holders of record of the Preferred Securities or the Junior Subordinated Debentures, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Distribution payments on the Preferred Securities or the Junior Subordinated Debentures will be made by the relevant Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee, the trust or the company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

The Depositary may discontinue providing its services as securities depositary with respect to any of the Preferred Securities or the Junior Subordinated Debentures at any time by giving reasonable notice to the relevant Trustee and the company. In the event that a successor securities depositary is not obtained, definitive Preferred Securities or Subordinated Debenture certificates representing such Preferred Securities or Junior Subordinated Debentures are required to be printed and delivered. The company, at its option, may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities or aggregate principal amount of Junior Subordinated Debentures may determine to discontinue the system of book-entry transfers through the Depositary. In any such event, definitive certificates for such Preferred Securities or Junior Subordinated Debentures will be printed and delivered.

The Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades with the Depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom the Depositary licenses software and hardware, and third-party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third-party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

According to the Depositary, the foregoing information with respect to the Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the trust and the company believe to be accurate, but the trust and the company assume no responsibility for the accuracy thereof. Neither the trust nor the company has any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                            DESCRIPTION OF GUARANTEE

The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. American Securities Transfer & Trust, Inc. will act as trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act, and the Guarantee will be qualified under the Trust Indenture Act. The following summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

The Guarantee will be an irrevocable guarantee on a subordinated basis of all of the trust's obligations under the Preferred Securities. It will apply only to the extent that Union Capital has funds sufficient to make such payments, and is not a guarantee of collection.

The company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the trust (the "Guarantee Payments"), are covered by the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the

Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the trust remaining available for distribution to holders of Preferred Securities. The company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the company to the holders of the Preferred Securities or by causing the trust to pay such amounts to such holders.

If the company does not make interest payments on the Junior Subordinated Debentures held by the trust, the trust will not have funds legally available to pay Distributions on the Preferred Securities. The Guarantee will rank subordinate and junior in right of payment to all Senior and Subordinated Debt of the company. See "-- Status of the Guarantee" below. Because the company is a holding company, the right of the company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent the company may itself be recognized as a creditor of that subsidiary. Accordingly, the company's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of the company's subsidiaries, and claimants should look only to the assets of the company for payments thereunder. Except as otherwise described herein, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the company, including Senior and Subordinated Debt whether under the Indenture, any other indenture that the company may enter into in the future, or otherwise.

The company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, guaranteed on a subordinated basis all of the trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a guarantee on a subordinated basis of all of the trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

The Guarantee is unsecured and ranks subordinate and junior in right of payment to all Senior and Subordinated Debt in the same manner as the Junior Subordinated Debentures.

The Guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against the company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the trust or upon distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee does not place a limitation on the amount of additional Senior and Subordinated Debt that may be incurred by the company. The company expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

AMENDMENTS AND ASSIGNMENT

Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Preferred Securities. See "Description of the Preferred
Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

An event of default under the Guarantee will occur upon the failure of the company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

Any holder of the Preferred Securities may institute a legal proceeding directly against the company to enforce its rights under the Guarantee without first instituting a legal proceeding against the trust, the Guarantee Trustee or any other person or entity.

The company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether the company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

The Guarantee Trustee, other than during the occurrence and continuance of a default by the company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of the trust or upon distribution of Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

GOVERNING LAW

The Guarantee will be governed by and construed in accordance with the laws of the State of Colorado.

THE EXPENSE AGREEMENT

Pursuant to the Agreement as to Expenses and Liabilities entered into by the company and the trust (the "Expense Agreement"), the company will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the Preferred Securities or other similar interests in the trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.

            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

GUARANTEE

Payments of Distributions and other amounts due on the Preferred Securities are irrevocably guaranteed by the company as and to the extent set forth under "Description of Guarantee." Taken together, the company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement and the Guarantee provide, in the aggregate, a guarantee on a subordinated basis, to the extent described herein, of payments of Distributions and other amounts due on the Preferred Securities (to the extent Union Bankshares Capital Trust I has funds available for the payment of such Distributions). No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of those documents that has the effect of providing a guarantee on a subordinated basis of the trust's obligations under the Preferred Securities. If and to the extent that the company does not make payments on the Junior Subordinated Debentures, the trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Preferred Securities is to institute a legal proceeding directly against the company for enforcement of payment of such Distributions to such holder. The obligations of the company under the Guarantee are subordinate and junior in right of payment to all Senior and Subordinated Debt.

SUFFICIENCY OF PAYMENTS

As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because:

- the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Amount of the Preferred Securities and Common Securities;

- the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities;

- the company shall pay for all and any costs, expenses and liabilities of the trust except the trust's obligations to holders of Preferred Securities; and

- the Trust Agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Notwithstanding anything to the contrary in the Indenture, the company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES UNDER THE GUARANTEE

A holder of any the Preferred Securities may institute a legal proceeding directly against the company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the trust or any other person or entity.

A default or event of default under any Senior and Subordinated Debt would not constitute an Event of Default. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF THE TRUST

The Preferred Securities evidence a beneficial interest in Union Bankshares Capital Trust I, and the trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in the Junior Subordinated Debentures. A principal difference between the rights of a holder of the Preferred Securities and a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Preferred Securities is entitled to receive Distributions from the trust (or from the company under the Guarantee) if and to the extent the trust has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

Upon any voluntary or involuntary dissolution, winding-up or liquidation of the trust involving the liquidation of the Junior Subordinated Debentures, the holders of Preferred Securities will be entitled to receive, out of assets held by the trust, the Liquidation Distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the company, subordinated in right of payment to all Senior and Subordinated Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of the company receive payments or distributions. Since the company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of the company in the event of liquidation or bankruptcy of the company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Davis, Graham & Stubbs LLP, counsel to the company ("Counsel"), the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Preferred Securities upon original issuance at the first price at which a substantial amount of Preferred Securities were sold. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The tax treatment of holders may vary depending on their particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign investors, persons that will hold the Preferred Securities as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction, persons whose functional currency is not the United States dollar or persons that do not hold the Preferred Securities as capital assets. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Any such change could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting an owner of Preferred Securities.

The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities.

The authorities on which this summary is based are subject to various interpretations and the opinions of Counsel are not binding on the Internal Revenue Service ("Service") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Service with respect to the transactions described herein. Accordingly, there can be no assurance that the Service will not challenge the opinions expressed herein or that a court would not sustain such a challenge. It is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of Preferred Securities may differ from the treatment described below.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX

LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS, SEE "DESCRIPTION OF THE PREFERRED SECURITIES -- REDEMPTION."

CLASSIFICATION OF THE TRUST

In connection with the issuance of the Preferred Securities, Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement, and based on certain facts and assumptions contained in such opinion, Union Bankshares Capital Trust I will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or OID that is paid or accrued on the Junior Subordinated Debentures. See "-- Interest Income and Original Issue Discount." No amount included in income with respect to the Preferred Securities will be eligible for the dividends received deduction.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

The company intends to take the position, based on the advice of Davis, Graham & Stubbs LLP, that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness of the company for all United States tax purposes and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. No assurance can be given, however, that such position of the company will not be challenged by the Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the company. See "Risk Factors -- Possible Tax Law Changes Affecting the Preferred Securities."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

Except as set forth below, stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

The company believes that the Junior Subordinated Debentures will not be considered to have been issued with OID within the meaning of Section 1273(a) of the Code since under the applicable Treasury regulations a "remote" contingency that stated interest will not be timely paid is ignored in determining whether a debt instrument is issued with OID. The company believes that the likelihood of exercising its option to defer payments of interest is "remote;" however, the Treasury regulations provide no guidance with respect to when a contingency is "remote." If the company's option to defer payments of interest on the Junior Subordinated Debentures were not treated as remote, the Junior Subordinated Debentures would be considered issued with OID at original issuance which would, in general, accrue over the term of the Junior Subordinated Debentures described below.

If the company exercises its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will become OID instruments, and the amount of OID will be equal to the aggregate of all future payments of interest on the Junior Subordinated Debentures. In such event, all Securityholders will be required to accrue the OID on the Junior Subordinated Debentures on a daily basis during the Extension Period, even though the company will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remained outstanding. Thus, even after the end of the Extension Period, all Securityholders will be required to continue to include the OID on the Junior Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a Securityholder will accrue an amount of interest income each year that approximates the stated interest payments called for under the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures generally will not be reported separately as taxable income.

The Treasury regulations described above have not yet been addressed in any rulings or other definitive interpretations by the Service, and it is possible that the Service could take a contrary position. If the Service were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether the company exercises its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

The company does not anticipate that Additional Sums (as defined in the Indenture) will be paid. However, if Additional Sums are paid, they will be taxable to the Securityholder as ordinary income (generally as interest income).

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED
SECURITIES

Under current law, a distribution by Union Bankshares Capital Trust I of the Junior Subordinated Debentures as described under the caption "Description of the Preferred Securities -- Liquidation and Distribution upon Dissolution" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Preferred Securities before such distribution. If, however, the liquidation of the trust were to occur because the trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to Securityholders by the trust would be a taxable event to the trust and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had sold or exchanged its Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of the trust. See
"-- Sales or Redemption of Preferred Securities." A Securityholder would recognize interest income in respect of Junior Subordinated Debentures received from the trust in the manner described above under "-- Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF PREFERRED SECURITIES

Gain or loss will be recognized by a Securityholder on a sale of Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income, which amount will be subject to tax as ordinary interest income) and the Securityholder's adjusted tax basis in the Preferred Securities sold or so redeemed. A Securityholder's adjusted tax basis will be its initial purchase price increased by any accrued OID previously included in such Securityholder's gross income to the date of disposition and decreased by payments (other than stated interest on the Junior Subordinated Debentures that does not constitute
OID) received on the Preferred Securities. Any gain or loss on the sale, exchange or retirement of the Preferred Securities generally will be treated as capital gain or loss. Under recently enacted legislation, an individual U.S. holder generally will be subject to tax on the net amount of his or her capital gain realized on the sale, exchange or retirement of the Preferred Securities at a maximum rate of 20% for Preferred Securities held for more than one year and at a maximum rate of 39.6% for Preferred Securities held one year or less. Special rules (and generally lower maximum rates) apply for individuals whose taxable income is below certain levels. The deductibility of capital losses is subject to limitations.

Should the company exercise its option to defer any payment of interest on the Junior Subordinated Debentures, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. In the event of such a deferral, a Securityholder that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from the trust for the period prior to such disposition) will nevertheless be required to include in income as ordinary income accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition and to add such amount to its adjusted tax basis in its Preferred Securities disposed of. Such Securityholder will recognize a capital loss on the disposition of its Preferred Securities to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the Securityholder's adjusted tax basis in the Preferred Securities (which will include accrued but unpaid interest that has been taken into account in income). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

The amount of interest paid or OID accrued, if any, on the Junior Subordinated Debentures, beneficial ownership of which is reflected in the Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders), will be reported to the Service. Generally, income on the Preferred Securities will be reported to Securityholders on Form 1099, which form should be mailed to Securityholders by January 31 following each calendar year. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Service. Payment of the proceeds from the disposition of Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the Securityholder or beneficial owner establishes an exemption from information reporting and backup withholding.

POSSIBLE TAX LAW CHANGES AFFECTING PREFERRED SECURITIES

The company can make no assurance that future legislative proposals or final legislation will not affect the ability of the company to deduct interest on the Junior Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit the company to cause a redemption of the Trust Preferred Securities. See "Risk Factors -- Possible Tax Law Changes Affecting the Preferred Securities," "Description of the Preferred Securities -- Redemption" and "Description of the Junior Subordinated Debentures -- Redemption."

                              ERISA CONSIDERATIONS

Many retirement plans are subject to the rules of the Employee Retirement Income Security Act of 1974 ("ERISA"), and they are also subject to requirements in the Code. Retirement plans generally may purchase Preferred Securities. When they do, the fiduciaries for these retirement plans (usually trustees and custodians) are required to comply with fiduciary duties under ERISA and other requirements under the Code. Retirement plans can be employer-sponsored plans like pension plans and profit sharing plans, individual retirement accounts (IRAs), and other types of plans which defer the receipt of income.

If a retirement plan is sponsored and/or contributed to by a party that is affiliated in certain ways with the company, the company and/or its affiliate could be a "party in interest" or a "disqualified person." The rules regarding these relationships are very complex. They can arise if the company is a fiduciary to a retirement plan, such as being the trustee or custodian. They can arise if the company or one of its affiliates provides any services to or for the retirement plan. There are many other circumstances which can cause the relationship to exist. When one of these relationships exists, the purchase of Preferred Securities by the retirement plan is likely to result in a transaction that is not permitted by ERISA and/or the Code. These transactions are referred to as "prohibited transactions" or "disqualifying transactions." These could lead to excise tax penalties and even tax disqualification of a retirement plan. However, there may be ways to exempt prohibited transactions from the excise tax penalties and tax disqualification. This may require application to a governmental agency.

If the company or one of its affiliates is a party in interest or disqualified person as to a retirement plan, that retirement plan should not acquire Preferred Securities without first receiving an exemption. Entities like partnerships and limited liability companies which have a relationship with the company and/or one of its affiliates and that may be holding assets of retirement plans also have to address these prohibited transaction issues. All of these rules are very complicated. Each purchaser which has a relationship of any kind with the company and/or one of its affiliates should consult with its own benefits counsel before acquiring Preferred Securities.

                                  UNDERWRITING

Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") among the company and the underwriters listed on the table below for whom Bigelow & Company is acting as representative (the "Representative"), the underwriters have severally agreed to purchase from the trust an aggregate of 1,315,790 Preferred Securities in the amounts set forth below opposite their respective names.

UNDERWRITERS                                           NUMBER OF PREFERRED SECURITIES
------------                                           ------------------------------
Bigelow & Company....................................               632,790
Barington Capital Group L.P. ........................               264,000
EVEREN Securities, Inc. .............................               132,000
Fahnestock & Co. Inc. ...............................                85,000
Pacific Crest Securities Inc. .......................               132,000
Schneider Securities, Inc. ..........................                70,000
                                                                 ----------
          Total......................................             1,315,790

The Underwriting Agreement provides that the underwriters' obligations are subject to conditions precedent and that the underwriters are committed to purchase all of the Preferred Securities offered hereby if the underwriters purchase any Preferred Securities.

The underwriters have advised the company and the trust that they propose to offer the Preferred Securities to the public at the Public Offering Price set forth on the cover page of this prospectus. After the offering, the Public Offering Price and other selling terms may be changed by the underwriters.

In view of the fact that all of the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that the company will pay the underwriters $0.266 per Preferred Security as compensation for arranging the investment therein of such proceeds.

The trust has granted the underwriters an option to purchase up to an additional 131,578 Preferred Securities at the Public Offering Price. Such option, which expires 30 days from the date of this prospectus, may be exercised solely to cover over-allotments. To the extent that the underwriters exercise this option to purchase additional Preferred Securities, the trust will issue and sell to the company additional Common Securities in such aggregate liquidation amount as is required for the company to continue to hold Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of the trust and the company will issue and sell to the trust Junior Subordinated Debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional Preferred Securities being purchased pursuant to the option and the additional Common Securities.

Each of the company and the trust has agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters may engage in stabilizing transactions in accordance with Regulation M under the Exchange Act, as well as passive market making relating to the Preferred Securities. Stabilizing transactions permit bids and purchases of the Preferred Securities so long as the stabilizing bids do not exceed a specified maximum. Such stabilizing transactions may cause the price of the Preferred Securities to be higher than it would otherwise be in the absence of such transactions. Such stabilizing transactions, if commenced, may be discontinued at any time.

The underwriters have advised the trust that they do not intend to confirm any sales of Preferred Securities to any discretionary accounts. In connection with the offer and sale of the Preferred Securities, the underwriters will comply with Rule 2810 under the NASD Conduct Rules, to the extent applicable.

                                 LEGAL MATTERS

Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of Union Bankshares Capital Trust I will be passed upon by Richards, Layton & Finger P.A., Wilmington, Delaware, special Delaware counsel to the company and the trust. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the company by Davis, Graham & Stubbs LLP, Denver, Colorado, counsel to the company. Certain legal matters in connection with this Offering will be passed upon for the underwriters by Kutak Rock, Denver, Colorado. Davis, Graham & Stubbs LLP and Kutak Rock will rely on the opinions of Richards, Layton & Finger P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the company by Davis, Graham & Stubbs LLP.

                                    EXPERTS

The Consolidated Financial Statements of the company as of December 31, 1997 and 1996 have been included and incorporated herein by reference in reliance upon the report of Baird, Kurtz & Dobson, independent certified public accountants, appearing elsewhere and incorporated herein by reference, given upon their authority as experts in accounting and auditing.

The Consolidated Financial Statements of the company as of December 31, 1995 have been included and incorporated herein by reference in reliance upon the report of McGladrey & Pullen, LLP, independent public auditors, appearing elsewhere and incorporated herein by reference, given upon their authority as experts in accounting and auditing.

The Financial Statements of Lakewood State Bank as of December 31, 1997 and 1996, have been included herein in reliance upon the report of Fortner, Bayens, Levkulich and Co., independent certified public accountants, given their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the company with the Securities and Exchange Commission are incorporated into this prospectus by reference:

     1. The company's Annual Report on Form 10-KSB for the year ended December 31, 1997 as amended by the Amendment to Annual Report on Form 10-KSB/A;

     2. The company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

     3. The company's Current Reports on Form 8-K filed with the Commission on May 28, 1998 and September 2, 1998.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The company will provide without charge to any person to whom this prospectus is delivered, including any beneficial owner, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents) at no cost to such person. Requests for such documents should be directed to: Union Bankshares, Ltd., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, Attn: Chief Financial Officer (telephone (303) 298-5352).

As used herein, the terms "prospectus" and "herein" mean this prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

                             AVAILABLE INFORMATION

The company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. If available, such information also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's home page on the Internet (http://www.sec.gov). The company's common stock is traded on the Nasdaq National Market. Such reports, proxy statements and other information concerning the company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

The company has filed with the Commission a Registration Statement on Form S-2 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules relating thereto as permitted by the rules and regulations of the Commission. For further information pertaining to the company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. Items of information omitted from this prospectus, but contained in the Registration Statement, may be obtained at prescribed rates or inspected without charge at the offices of the Commission set forth above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

No separate financial statements of the trust have been included herein. The company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the trust will be owned by the company, a reporting company under the Exchange Act, (ii) the trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interest in the assets of the trust and investing the proceeds thereof in the Junior Subordinated Debentures issued by the company, and (iii) the obligations of the company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of the trust under the Indenture and pursuant to the Trust Agreement, the guarantee issued by the company with respect to the Preferred Securities, and the Junior Subordinated Debentures purchased by the trust and the related Indenture, taken together, constitute, in the belief of the company and the trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Junior Subordinated Debentures" and "Description of Guarantee."

The trust is not currently subject to the information reporting requirements of the Exchange Act. The trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive relief therefrom from the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INDEPENDENT ACCOUNTANTS' REPORT.............................   F-2
INDEPENDENT AUDITOR'S REPORT................................   F-3
CONSOLIDATED FINANCIAL STATEMENTS OF UNION BANKSHARES, LTD.
  Balance Sheets............................................   F-4
  Statements of Income......................................   F-6
  Statements of Comprehensive Income........................   F-8
  Statements of Stockholders' Equity........................   F-9
  Statements of Cash Flows..................................  F-11
  Notes to Financial Statements.............................  F-13

INDEPENDENT AUDITORS' REPORT................................  F-37

FINANCIAL STATEMENTS OF LAKEWOOD STATE BANK
  Balance Sheets............................................  F-38
  Statements of Income......................................  F-39
  Statements of Stockholders' Equity........................  F-40
  Statements of Cash Flows..................................  F-41
  Notes to Financial Statements.............................  F-42

                        INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
Union Bankshares, Ltd.
Denver, Colorado

We have audited the accompanying consolidated balance sheets of UNION BANKSHARES, LTD. as of December 31, 1997 and 1996, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UNION BANKSHARES, LTD. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As described in Note 1, in 1997, the Company retroactively changed its method of computing earnings per share to adopt the provisions of Financial Accounting Standards Board Statement No. 128.

                                                /s/ BAIRD, KURTZ & DOBSON

Denver, Colorado
January 16, 1998

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Union Bankshares, Ltd.
Denver, Colorado

We have audited the accompanying consolidated statements of income, stockholders' equity and cash flows of Union Bankshares, Ltd. and Subsidiary (collectively, the Company) for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the Company's operations and their cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                              /s/ McGLADREY & PULLEN, LLP
                                                  McGLADREY & PULLEN, LLP

Charlotte, North Carolina
January 23, 1996

                             UNION BANKSHARES, LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 31,
                                                SEPTEMBER 30,   ---------------------------
                                                    1998            1997           1996
                                                -------------   ------------   ------------
                                                 (UNAUDITED)
ASSETS
Cash and due from banks.......................  $ 17,140,000    $ 15,314,000   $ 12,356,000
Federal funds sold............................    11,000,000      11,400,000             --
                                                ------------    ------------   ------------
          Total Cash and Cash Equivalents.....    28,140,000      26,714,000     12,356,000
Held-to-maturity securities...................    25,786,000      27,929,000     24,634,000
Available-for-sale securities.................    58,515,000      37,180,000     39,904,000
Other investments.............................       970,000         916,000        494,000
Loans, net....................................   125,625,000     120,659,000     98,978,000
Mortgage loans held-for-sale..................     2,504,000       1,253,000             --
Excess of cost over fair value of net assets
  acquired, net of amortization...............     2,551,000       2,720,000      2,946,000
Premises and equipment, net...................     2,030,000       1,378,000      1,573,000
Accrued interest receivable...................     1,636,000       1,353,000      1,107,000
Other assets..................................     1,641,000       1,403,000      1,194,000
                                                ------------    ------------   ------------
          Total Assets........................  $249,398,000    $221,505,000   $183,186,000
                                                ============    ============   ============

See Notes to Consolidated Financial Statements.

                             UNION BANKSHARES, LTD.

                                                                            DECEMBER 31,
                                                     SEPTEMBER 30,   ---------------------------
                                                         1998            1997           1996
                                                     -------------   ------------   ------------
                                                      (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
DEPOSITS:
  Demand...........................................  $ 67,038,000    $ 57,565,000   $ 48,742,000
  NOW..............................................    18,009,000      18,914,000     15,279,000
  Money market.....................................    61,245,000      65,074,000     54,772,000
  Savings..........................................    11,836,000      10,798,000     10,011,000
  Time.............................................    58,935,000      37,725,000     27,605,000
                                                     ------------    ------------   ------------
          Total Deposits...........................   217,063,000     190,076,000    156,409,000
Notes payable......................................    11,000,000      12,000,000      3,500,000
Federal funds purchased............................            --              --      6,200,000
Accrued interest payable...........................       252,000         187,000         95,000
Other liabilities..................................     1,224,000       1,020,000        950,000
                                                     ------------    ------------   ------------
          Total Liabilities........................   229,539,000     203,283,000    167,154,000
                                                     ------------    ------------   ------------
STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value; authorized
     500,000 shares; issued and outstanding -0-
     shares........................................            --              --             --
  Common stock, $.001 par value; authorized
     10,000,000 shares; issued and outstanding
     1997 -- 2,332,014 shares; 1996 -- 2,299,964
     shares........................................         1,000           1,000          1,000
  Additional paid-in capital.......................     9,610,000       9,584,000      9,435,000
  Unrealized appreciation on available-for-sale
     securities, net of applicable income taxes of
     $116,000 and $158,000 in 1997 and 1996,
     respectively..................................       616,000         253,000        348,000
  Retained earnings................................     9,632,000       8,384,000      6,248,000
                                                     ------------    ------------   ------------
          Total Stockholders' Equity...............    19,859,000      18,222,000     16,032,000
                                                     ------------    ------------   ------------
          Total Liabilities and Stockholders'
             Equity................................  $249,398,000    $221,505,000   $183,186,000
                                                     ============    ============   ============

See Notes to Consolidated Financial Statements.

                             UNION BANKSHARES, LTD.

                       CONSOLIDATED STATEMENTS OF INCOME

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                -------------------------   ---------------------------------------
                                   1998          1997          1997          1996          1995
                                -----------   -----------   -----------   -----------   -----------
                                       (UNAUDITED)
INTEREST INCOME
  Interest and fees on
    loans.....................  $ 9,385,000   $ 8,429,000   $11,448,000   $ 9,404,000   $ 8,068,000
  Interest on investment
    securities:
    U.S. government agencies
       and corporations.......    2,312,000     2,433,000     2,893,000     2,215,000     2,169,000
    State and other political
       subdivisions...........      895,000       746,000     1,393,000     1,730,000     1,604,000
    Interest on federal funds
       sold and
       interest-bearing
       deposits in other
       banks..................      487,000        80,000       226,000       177,000       250,000
                                -----------   -----------   -----------   -----------   -----------
         Total interest
           income.............   13,079,000    11,688,000    15,960,000    13,526,000    12,091,000
                                -----------   -----------   -----------   -----------   -----------
INTEREST EXPENSE
  Deposits....................    3,932,000     2,962,000     4,121,000     3,736,000     3,212,000
  Federal funds purchased.....        2,000       108,000       110,000        91,000        90,000
  Notes payable...............      582,000       667,000       887,000       385,000       543,000
                                -----------   -----------   -----------   -----------   -----------
         Total interest
           expense............    4,516,000     3,737,000     5,118,000     4,212,000     3,845,000
                                -----------   -----------   -----------   -----------   -----------
NET INTEREST INCOME...........    8,563,000     7,951,000    10,842,000     9,314,000     8,246,000
PROVISION FOR LOAN LOSSES.....      243,000       270,000       360,000       285,000       120,000
                                -----------   -----------   -----------   -----------   -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES...    8,320,000     7,681,000    10,482,000     9,029,000     8,126,000
                                -----------   -----------   -----------   -----------   -----------
NONINTEREST INCOME
  Service charges.............      292,000       280,000       371,000       368,000       319,000
  Gain (loss) on sale of
    available-for-sale
    securities, net...........       25,000        91,000       101,000       162,000       (87,000)
  Other.......................      398,000       329,000       486,000       507,000       378,000
                                -----------   -----------   -----------   -----------   -----------
         Total noninterest
           income.............      715,000       700,000       958,000     1,037,000       610,000
                                -----------   -----------   -----------   -----------   -----------

See Notes to Consolidated Financial Statements.

                             UNION BANKSHARES, LTD.

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                                    -----------------------   ------------------------------------
                                                       1998         1997         1997         1996         1995
                                                    ----------   ----------   ----------   ----------   ----------
                                                          (UNAUDITED)
NONINTEREST EXPENSE
  Salaries and employee benefits..................  $4,009,000   $3,287,000   $4,477,000   $3,994,000   $3,446,000
  Amortization of excess of cost over fair value
    of net assets acquired........................     170,000      170,000      226,000      226,000      226,000
  Occupancy and equipment.........................   1,095,000      912,000    1,232,000    1,223,000    1,007,000
  Other operating expenses........................   2,273,000    1,873,000    2,518,000    2,173,000    2,534,000
                                                    ----------   ----------   ----------   ----------   ----------
         Total noninterest expense................   7,547,000    6,242,000    8,453,000    7,616,000    7,213,000
                                                    ----------   ----------   ----------   ----------   ----------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY
  ITEM............................................   1,488,000    2,139,000    2,987,000    2,450,000    1,523,000
INCOME TAXES......................................     240,000      628,000      851,000      540,000      297,000
                                                    ----------   ----------   ----------   ----------   ----------
INCOME BEFORE EXTRAORDINARY ITEM..................   1,248,000    1,511,000    2,136,000    1,910,000    1,226,000
EXTRAORDINARY ITEM
  Loss on early extinguishment of debt (net of
    applicable income taxes of $201,000)..........          --           --           --      337,000           --
                                                    ----------   ----------   ----------   ----------   ----------
NET INCOME........................................  $1,248,000   $1,511,000   $2,136,000   $1,573,000   $1,226,000
                                                    ==========   ==========   ==========   ==========   ==========
EARNINGS PER SHARE
  BASIC...........................................                                          (RESTATED)   (RESTATED)
  Income before extraordinary item................  $      .53   $      .65   $      .92   $      .83   $      .53
  Extraordinary item, net.........................          --           --           --         (.15)          --
  Net income......................................         .53          .65          .92          .68          .53
  Weighted average number of common shares
    outstanding...................................   2,338,446    2,312,320    2,317,056    2,298,804    2,300,472
DILUTED
  Income before extraordinary item................  $      .47   $      .60   $      .84   $      .79   $      .47
  Extraordinary item, net.........................          --           --           --         (.14)          --
  Net income......................................         .47          .60          .84          .65          .47
  Weighted average number of common shares
    outstanding...................................   2,630,620    2,502,166    2,534,904    2,415,488    3,343,882

See Notes to Consolidated Financial Statements.

                             UNION BANKSHARES, LTD.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                    -----------------------   ------------------------------------
                                       1998         1997         1997         1996         1995
                                    ----------   ----------   ----------   ----------   ----------
                                          (UNAUDITED)
NET INCOME........................  $1,248,000   $1,511,000   $2,136,000   $1,573,000   $1,226,000
OTHER COMPREHENSIVE INCOME (LOSS)
  Unrealized appreciation
     (depreciation) on
     available-for-sale
     securities, net of income
     taxes of $228,000 and
     $181,000 for September 30,
     1998 and 1997, respectively
     and $-0-, $(214,000) and
     $821,000 for December 31,
     1997, 1996, and 1995,
     respectively.................     383,000      305,000           --     (360,000)   1,380,000
LESS: reclassification adjustment
  for realized gain (losses)
  included in net income, net of
  income taxes of $9,000 and
  $34,000 for September 30, 1998
  and 1997, respectively and
  $38,000, $60,000, and $(32,000)
  for December 31, 1997, 1996, and
  1995, respectively..............     (16,000)     (57,000)     (63,000)    (102,000)      55,000
Unrealized appreciation on
  investment securities
  transferred from available-
  for-sale to held-to-maturity
  including amortization..........      (4,000)       9,000      (32,000)     (42,000)     390,000
                                    ----------   ----------   ----------   ----------   ----------
COMPREHENSIVE INCOME..............  $1,611,000    1,768,000   $2,041,000   $1,069,000   $3,051,000
                                    ==========   ==========   ==========   ==========   ==========

See Notes to Consolidated Financial Statements.

                             UNION BANKSHARES, LTD.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   UNREALIZED
                                                                  APPRECIATION
                                                                 (DEPRECIATION)
                                                    ADDITIONAL   ON AVAILABLE-                    TREASURY STOCK
                                                     PAID-IN        FOR-SALE       RETAINED    --------------------
                                SHARES     AMOUNT    CAPITAL       SECURITIES      EARNINGS     SHARES     AMOUNT        TOTAL
                               ---------   ------   ----------   --------------   ----------   --------   ---------   -----------
BALANCE, DECEMBER 31, 1994...  2,356,400   $1,000   $9,706,000     $ (973,000)    $3,449,000    (33,000)  $(128,000)  $12,055,000
  Treasury shares purchased,
    19,360 at $7.76 per
    share....................         --       --           --             --             --    (38,720)   (150,000)     (150,000)
  Treasury shares canceled...    (71,720)      --     (278,000)            --             --     71,720     278,000            --
  Shares issued for stock
    option plan..............      6,660       --       25,000             --             --         --          --        25,000
  Repurchase of warrants.....         --       --      (69,000)            --             --         --          --       (69,000)
  Net change in unrealized
    appreciation of
    available-for-sale
    securities, net of income
    taxes of $711,000........         --       --           --      1,435,000             --         --          --     1,435,000
  Unrealized appreciation on
    investment securities
    transferred from
    available-for-sale to
    held-to-maturity
    including amortization...         --       --           --        390,000             --         --          --       390,000
  Net income.................         --       --           --             --      1,226,000         --          --     1,226,000
                               ---------   ------   ----------     ----------     ----------   --------   ---------   -----------
BALANCE, DECEMBER 31, 1995...  2,291,340   $1,000   $9,384,000     $  852,000     $4,675,000         --   $      --   $14,912,000
  Shares issued for stock
    option plan..............      4,540       --       25,000             --             --         --          --        25,000
  Shares issued upon
    conversion and retirement
    of notes.................      4,084       --       26,000             --             --         --          --        26,000
  Net change in unrealized
    appreciation of
    available-for-sale
    securities, net of income
    taxes of $238,000........         --       --           --       (462,000)            --         --          --      (462,000)
  Unrealized appreciation on
    investment securities
    transferred from
    available-for-sale to
    held-to-maturity
    including amortization...         --       --           --        (42,000)            --         --          --       (42,000)
  Net income.................         --       --           --             --      1,573,000         --          --     1,573,000
                               ---------   ------   ----------     ----------     ----------   --------   ---------   -----------
BALANCE, DECEMBER 31, 1996...  2,299,964   $1,000   $9,435,000     $  348,000     $6,248,000         --   $      --   $16,032,000
                               ---------   ------   ----------     ----------     ----------   --------   ---------   -----------

See Notes to Consolidated Financial Statements.

                             UNION BANKSHARES, LTD.

                                                                  UNREALIZED
                                                                 APPRECIATION
                                                                (DEPRECIATION)
                                                   ADDITIONAL   ON AVAILABLE-                   TREASURY STOCK
                                                    PAID-IN        FOR-SALE       RETAINED    -------------------
                               SHARES     AMOUNT    CAPITAL       SECURITIES      EARNINGS     SHARES     AMOUNT       TOTAL
                              ---------   ------   ----------   --------------   ----------   --------   --------   -----------
BALANCE, DECEMBER 31, 1996
  (brought forward).........  2,299,964   $1,000   $9,435,000      $348,000      $6,248,000         --   $     --   $16,032,000
  Shares issued for stock
    option plan.............     32,050      --       149,000            --              --         --         --       149,000
  Net change in unrealized
    appreciation of
    available-for-sale
    securities, net of
    income taxes of
    $33,000.................         --      --            --       (63,000)             --         --         --       (63,000)
  Net change in unrealized
    appreciation on
    investment securities
    transferred from
    available-for-sale to
    held-to-maturity
    including
    amortization............         --      --            --       (32,000)             --         --         --       (32,000)
  Net income................         --      --            --            --       2,136,000         --         --     2,136,000
                              ---------   ------   ----------      --------      ----------   --------   --------   -----------
BALANCE, DECEMBER 31,
  1997......................  2,332,014   $1,000   $9,584,000      $253,000      $8,384,000         --   $     --   $18,222,000
  Shares issued for stock
    option plan
    (unaudited).............      8,500      --        26,000            --              --         --         --        26,000
  Net change in unrealized
    appreciation of
    available-for-sale
    securities, net of
    income taxes of $190,000
    (unaudited).............         --      --            --       367,000              --         --         --       367,000
  Net change in unrealized
    appreciation on
    investment securities
    transferred from
    available-for-sale to
    held-to-maturity
    including amortization
    (unaudited).............         --      --            --        (4,000)             --         --         --        (4,000)
  Net income (unaudited)....         --      --            --            --       1,248,000         --         --     1,248,000
                              ---------   ------   ----------      --------      ----------   --------   --------   -----------
BALANCE, SEPTEMBER 30, 1998
  (Unaudited)...............  2,340,514   $1,000   $9,610,000      $616,000      $9,632,000         --   $     --   $19,859,000
                              =========   ======   ==========      ========      ==========   ========   ========   ===========

See Notes to Consolidated Financial Statements.

                             UNION BANKSHARES, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,
                                                  ---------------------------   ------------------------------------------
                                                      1998           1997           1997           1996           1995
                                                  ------------   ------------   ------------   ------------   ------------
                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income....................................  $  1,248,000   $  1,511,000   $  2,136,000   $  1,573,000   $  1,226,000
  Adjustments to reconcile net income to net
    cash provided by (used in) operating
    activities:
    (Gain) loss on sale of securities...........       (12,000)       (91,000)      (101,000)      (162,000)        87,000
    Extraordinary item..........................            --             --             --        337,000             --
    Federal Home Loan Bank stock dividend.......       (54,000)        (8,000)       (53,000)            --             --
    Accretion of discount on investments........       231,000       (137,000)      (140,000)    (2,323,000)      (489,000)
    Amortization of deferred loan fees, net of
      costs.....................................      (169,000)        83,000       (955,000)      (395,000)      (407,000)
    Deferred income taxes.......................      (134,000)      (140,000)      (216,000)      (125,000)      (157,000)
    Provision for loan losses...................       243,000        270,000        360,000        285,000        120,000
    Depreciation and amortization...............       327,000        307,000        415,000        429,000        476,000
    Amortization of excess of cost over fair
      value of net assets acquired..............       169,000        169,000        226,000        226,000        226,000
  Changes in:
    Mortgage loans held-for-sale................    (1,251,000)    (1,736,000)    (1,253,000)            --             --
    Accrued interest receivable.................      (283,000)      (430,000)      (246,000)       (22,000)       (35,000)
    Prepaid expenses and other assets...........      (104,000)         5,000          7,000        (83,000)      (302,000)
    Accrued interest payable....................        65,000         78,000         92,000       (135,000)        21,000
    Other liabilities...........................        (2,000)        84,000        103,000        (13,000)       797,000
                                                  ------------   ------------   ------------   ------------   ------------
         Net cash provided by (used in)
           operating activities.................       274,000        (35,000)       375,000       (408,000)     1,563,000
                                                  ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of available-for-sale
    securities..................................  $ 19,295,000   $  8,221,000   $  8,809,000   $  8,600,000   $  3,424,000
  Proceeds from maturities of held-to-maturity
    securities..................................     5,236,000      3,305,000      8,652,000      3,473,000      3,438,000
  Proceeds from sale of available-for-sale
    securities..................................     2,207,000     12,717,000     13,161,000     34,111,000     32,060,000
  Purchase of available-for-sale securities.....   (42,343,000)   (18,157,000)   (24,077,000)   (38,731,000)   (37,378,000)
  Purchase of held-to-maturity securities.......    (3,237,000)    (4,000,000)    (7,003,000)    (1,010,000)      (900,000)
  Purchase of other investments.................            --       (369,000)      (369,000)       (85,000)       (35,000)
  Net increase in loans.........................    (5,040,000)   (20,397,000)   (21,086,000)   (19,004,000)   (17,477,000)
  Proceeds from sale of student loans...........            --             --             --             --      2,028,000
  Proceeds from the sale of foreclosed assets...            --             --             --             --         83,000
  Purchases of premises and equipment...........      (979,000)      (152,000)      (220,000)      (295,000)      (438,000)
                                                  ------------   ------------   ------------   ------------   ------------
         Net cash used in investing
           activities...........................   (24,861,000)   (18,832,000)   (22,133,000)   (12,941,000)   (15,195,000)
                                                  ------------   ------------   ------------   ------------   ------------

See Notes to Consolidated Financial Statements.

                             UNION BANKSHARES, LTD.

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                             -------------------------   ---------------------------------------
                                                1998          1997          1997          1996          1995
                                             -----------   -----------   -----------   -----------   -----------
                                                    (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits, money
    market, NOW, and savings accounts......  $ 5,778,000   $12,694,000   $23,547,000   $11,665,000   $ 8,903,000
  Net increase in time deposits............   21,209,000     7,797,000    10,120,000     4,569,000     5,071,000
  Change in federal funds purchased........           --    (6,200,000)   (6,200,000)    2,200,000     4,000,000
  Proceeds from issuance of notes
    payable................................           --    10,000,000    10,000,000     4,000,000            --
  Principal repayments of notes payable....   (1,000,000)     (750,000)   (1,500,000)   (7,077,000)     (180,000)
  Proceeds from issuance of common stock...       26,000       112,000       149,000        51,000        25,000
  Repurchase of common stock...............           --            --            --            --      (150,000)
  Repurchase of stock warrants.............           --            --            --            --       (69,000)
                                             -----------   -----------   -----------   -----------   -----------
         Net cash provided by financing
           activities......................   26,013,000    23,653,000    36,116,000    15,408,000    17,600,000
                                             -----------   -----------   -----------   -----------   -----------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS..............................    1,426,000     4,786,000    14,358,000     2,059,000     3,968,000
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR.....................................   26,714,000    12,356,000    12,356,000    10,297,000     6,329,000
                                             -----------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR.....  $28,140,000   $17,142,000   $26,714,000   $12,356,000   $10,297,000
                                             ===========   ===========   ===========   ===========   ===========

See Notes to Consolidated Financial Statements.

                             UNION BANKSHARES, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996, AND 1995
NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Union Bank and Trust (Bank) is a wholly-owned subsidiary of Union Bankshares, Ltd. (Bankshares) (collectively referred to as Company). The Bank provides a full range of banking services to customers, primarily living in the Denver metropolitan area, through its home office and three branch facilities located in the Denver area. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

UNAUDITED INTERIM INFORMATION

Information with respect to September 30, 1998, and the periods ended September 30, 1998 and 1997, is unaudited and not covered by the independent accountants' reports. In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 1998, and the results of operations and cash flows for the periods ended September 30, 1998 and 1997, in conformity with generally accepted accounting principles.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

Management believes that the allowance for loan losses and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additional losses based on their judgments of information available to them at the time of their examination.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Union Bankshares, Ltd. and its wholly-owned subsidiary, Union Bank and Trust. All significant intercompany balances and transactions have been eliminated.

                             UNION BANKSHARES, LTD.

CASH AND CASH EQUIVALENTS

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consisted of federal funds sold.

Pursuant to normal banking practices, the Bank is required to maintain certain balances (reserves) with the Federal Reserve Bank. Included in cash and due from banks in the accompanying consolidated balance sheets are required reserve balances of approximately $1,525,000 and $883,000 at December 31, 1997 and 1996, respectively.

As of December 31, 1997, the Company had approximately $6,803,000 on deposit in one financial institution.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on specifically identified amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

Held-to-maturity securities, which included any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

Interest and dividends on investments in debt and equity securities are included in income when earned.

FEE INCOME

Loan origination fees, net of direct origination costs, are recognized as income using the level-yield method over the term of the loans.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on management's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General allowances have been established, based upon the aforementioned factors, and allocated to the individual loan categories, including consumer loans

                             UNION BANKSHARES, LTD.

and real estate mortgage loans that are collectively evaluated. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value for loan collateral using a single risk category method of identification.

A loan is considered impaired when it is probable that the Bank will not receive all amounts due according the contractual terms of the loan. This includes loans that are delinquent ninety days or more (nonaccrual loans) and certain other loans identified by management. Accrual of interest is generally discontinued, and interest accrued and unpaid is removed, at the time such amounts are delinquent ninety days. Interest is recognized for nonaccrual loans only upon receipt, and only after all principal amounts are current according to the terms of the contract. Loans are charged off when, in the opinion of management, all or a portion of the principal outstanding is no longer collectible.

MORTGAGE LOANS HELD-FOR-SALE

Mortgage loans held-for-sale are normally sold within 120 days of origination and are carried at the lower of cost or market. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate.

PREMISES AND EQUIPMENT

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

Excess costs of the purchased subsidiary in excess of the fair value of underlying net tangible assets is amortized on a straight-line basis over an estimated life of 25 years. The remaining balance is being amortized through 2009 at a rate of approximately $226,000 per year.

FORECLOSED ASSETS HELD FOR SALE

Assets acquired by foreclosure or in settlement of debt and held for sale are valued at estimated fair value as of the date of foreclosure, and a related valuation allowance is provided for estimated costs to sell the assets. Management evaluates the value of foreclosed assets held for sale periodically and increases the valuation allowance for any subsequent declines in fair value. Increases in the valuation allowance and gains/losses on sales of foreclosed assets are included in noninterest expense, net.

DEBT ISSUANCE COSTS

Debt issuance costs associated with the issuance of the 8.3% convertible subordinated notes were being amortized over the terms of the notes. At December 31, 1995, $490,000

                             UNION BANKSHARES, LTD.

remained to be amortized over future periods and was included in other assets in the accompanying Consolidated Balance Sheets. Amortization expense related to these debt issuance costs for the years ended December 31, 1995, approximated $83,000. The Company redeemed the notes April 1, 1996, and expensed the remaining unamortized balance of the debt issuance costs in 1996 as an extraordinary item of $337,000, net of income taxes.

STOCK WARRANTS

The Company issued warrants to the underwriter of the March 1993 public offering, which permitted the underwriter to purchase up to 44,748 common shares at a price of $6.15 per share for the period from March 17, 1994 through March 17, 1998. The Company repurchased these warrants in 1995.

INCOME TAXES

Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

EARNINGS PER COMMON SHARE

During 1997, the Company implemented Financial Accounting Standards Board Statement No. 128 (Statement No. 128), which amends the method by which earnings per share are computed and disclosed in the financial statements. The earnings per share computations for the years ended December 31, 1996 and 1995 have been retroactively restated to reflect the implementation of Statement No. 128.

Basic earnings per share is computed based on the weighted average number of common shares outstanding during each period.

Diluted earnings per share is computed assuming exercise of all stock options having exercise prices less than the average market price of the common stock using the treasury stock method. The December 31, 1995 calculation was also based on the assumption that all of the convertible subordinated notes were converted into common shares at the date of issue.

RESTATEMENT

The financial statements of Union Bankshares, Ltd. as of December 31, 1997 and 1996, and for the years ending December 31, 1997, 1996, and 1995 have been restated to reflect the two-for-one stock split which was voted on and approved by stockholders on May 27, 1998. All shares outstanding and per share amounts have been adjusted to reflect this stock split.

                             UNION BANKSHARES, LTD.

NOTE 2: INVESTMENTS IN DEBT AND EQUITY SECURITIES

The amortized cost and approximate fair value of held-to-maturity securities was as follows at September 30, 1998 and December 31, 1997 and 1996:

                                                 GROSS        GROSS
                                  AMORTIZED    UNREALIZED   UNREALIZED   APPROXIMATE
                                    COST         GAINS        LOSSES     FAIR VALUE
                                 -----------   ----------   ----------   -----------
SEPTEMBER 30, 1998 (UNAUDITED):
U.S. Government agencies and
  corporations.................  $19,848,000    $467,000    $      --    $20,315,000
Obligations of state and
  political subdivisions.......    5,938,000     464,000           --      6,402,000
                                 -----------    --------    ---------    -----------
                                 $25,786,000    $931,000    $      --    $26,717,000
                                 ===========    ========    =========    ===========
DECEMBER 31, 1997:
U.S. Government agencies and
  corporations.................  $21,989,000    $383,000    $  (1,000)   $22,371,000
Obligations of state and
  political subdivisions.......    5,940,000     370,000           --      6,310,000
                                 -----------    --------    ---------    -----------
                                 $27,929,000    $753,000    $  (1,000)   $28,681,000
                                 ===========    ========    =========    ===========
DECEMBER 31, 1996:
U.S. Government agencies and
  corporations.................  $18,638,000    $203,000    $(124,000)   $18,717,000
Obligations of state and
  political subdivisions.......    5,996,000     257,000           --      6,253,000
                                 -----------    --------    ---------    -----------
                                 $24,634,000    $460,000    $(124,000)   $24,970,000
                                 ===========    ========    =========    ===========

Maturities of held-to-maturity securities at December 31, 1997:

                                                        AMORTIZED    APPROXIMATE
                                                          COST       FAIR VALUE
                                                       -----------   -----------
One year or less.....................................  $        --   $        --
After one year through five years....................    1,035,000     1,156,000
After five years through ten years...................    4,564,000     4,637,000
After ten years......................................    3,342,000     3,525,000
Mortgage-backed and other debt securities............   18,988,000    19,363,000
                                                       -----------   -----------
                                                       $27,929,000   $28,681,000
                                                       ===========   ===========

                             UNION BANKSHARES, LTD.

The amortized cost and approximate fair value of available-for-sale securities was as follows at September 30, 1998, and December 31, 1997 and 1996:

                                                  GROSS        GROSS
                                   AMORTIZED    UNREALIZED   UNREALIZED   APPROXIMATE
                                     COST         GAINS        LOSSES     FAIR VALUE
                                  -----------   ----------   ----------   -----------
SEPTEMBER 30, 1998 (UNAUDITED):
U.S. Government agencies and
  corporations..................  $36,412,000    $161,000     $     --    $36,573,000
U.S. Treasury securities........    3,002,000      47,000           --      3,049,000
Obligations of state and
  political subdivisions........   18,163,000     743,000      (13,000)    18,893,000
                                  -----------    --------     --------    -----------
                                  $57,577,000    $951,000     $(13,000)   $58,515,000
                                  ===========    ========     ========    ===========
DECEMBER 31, 1997:
U.S. Government agencies and
  corporations..................  $12,804,000    $  7,000     $(30,000)   $12,781,000
U.S. Treasury securities........    6,027,000      43,000           --      6,070,000
Obligations of state and
  political subdivisions........   16,981,000     388,000      (39,000)    17,330,000
Commercial paper................      999,000          --           --        999,000
                                  -----------    --------     --------    -----------
                                  $36,811,000    $438,000     $(69,000)   $37,180,000
                                  ===========    ========     ========    ===========
DECEMBER 31, 1996:
U.S. Government agencies and
  corporations..................  $14,282,000    $ 33,000     $(16,000)   $14,299,000
U.S. Treasury securities........    4,070,000      33,000           --      4,103,000
Obligations of state and
  political subdivisions........   20,384,000     433,000      (18,000)    20,799,000
Commercial paper................      703,000          --           --        703,000
                                  -----------    --------     --------    -----------
                                  $39,439,000    $499,000     $(34,000)   $39,904,000
                                  ===========    ========     ========    ===========

Maturities of available-for-sale securities at December 31, 1997:

                                                        AMORTIZED    APPROXIMATE
                                                          COST       FAIR VALUE
                                                       -----------   -----------
One year or less.....................................  $ 8,085,000   $ 8,106,000
After one year through five years....................    9,464,000     9,564,000
After five years through ten years...................   11,787,000    11,948,000
Due after ten years..................................    4,521,000     4,606,000
Mortgage-backed and other debt securities............    2,954,000     2,956,000
                                                       -----------   -----------
                                                       $36,811,000   $37,180,000
                                                       ===========   ===========

The book value of securities pledged as collateral, to secure notes payable, public deposits, and for other purposes, amounted to $29,008,000 at December 31, 1997, and $15,749,000

                             UNION BANKSHARES, LTD.

at December 31, 1996. The approximate fair value of pledged securities amounted to $29,725,000 at December 31, 1997, and $16,123,000 at December 31, 1996.

Gross gains of $131,000, $349,000, and $126,000 and gross losses of $46,000,
$187,000, and $213,000 resulting from sales of available-for-sale securities were realized for 1997, 1996, and 1995, respectively.

The Company redesignated available-for-sale securities with an aggregate amortized cost of $5,061,000 and $8,830,000 to the held-to-maturity portfolio during 1997 and 1996, respectively.

The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB. As a member, the Bank has access to a $17,992,000 credit line which is secured by investment securities. No ready market exists for the FHLB stock, and it has no quoted market value. Such stock is recorded at cost and reported as other investments. As discussed in Note 7, the Bank had advances outstanding at December 31, 1997, of $10,000,000.

NOTE 3: LOANS AND ALLOWANCE FOR LOAN LOSSES

                                                               DECEMBER 31,
                                        SEPTEMBER 30,   --------------------------
                                            1998            1997          1996
                                        -------------   ------------   -----------
                                         (UNAUDITED)
Commercial............................  $ 92,771,000    $ 87,929,000   $70,631,000
Real estate mortgage..................     3,623,000       4,297,000     5,489,000
Real estate construction..............    12,684,000       9,625,000     5,758,000
Consumer..............................    18,851,000      20,933,000    18,854,000
                                        ------------    ------------   -----------
                                         127,929,000     122,784,000   100,732,000
Allowance for loan losses.............    (2,304,000)     (2,125,000)   (1,754,000)
                                        ------------    ------------   -----------
Net loans.............................  $125,625,000    $120,659,000   $98,978,000
                                        ============    ============   ===========

Transactions in the allowance for loan losses were as follows:

                            SEPTEMBER 30,                    DECEMBER 31,
                       -----------------------   ------------------------------------
                          1998         1997         1997         1996         1995
                       ----------   ----------   ----------   ----------   ----------
                             (UNAUDITED)
Balance, beginning of
  year...............  $2,125,000   $1,754,000   $1,754,000   $1,448,000   $1,071,000
                       ----------   ----------   ----------   ----------   ----------
Charge offs..........     (75,000)     (11,000)     (24,000)     (29,000)    (106,000)
Recoveries...........      11,000       21,000       35,000       50,000      363,000
                       ----------   ----------   ----------   ----------   ----------
Net recoveries.......     (64,000)      10,000       11,000       21,000      257,000
Provision charged to
  operating
  expenses...........     243,000      270,000      360,000      285,000      120,000
                       ----------   ----------   ----------   ----------   ----------
Balance, end of
  year...............  $2,304,000   $2,034,000   $2,125,000   $1,754,000   $1,448,000
                       ==========   ==========   ==========   ==========   ==========

                             UNION BANKSHARES, LTD.

Impaired loans totaled $73,000 and $124,000 at December 31, 1997 and 1996, respectively. An allowance for loan losses of $19,000 and $24,000 related to impaired loans at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, all impaired loans had allocated allowances.

Interest of $8,000 and $12,000 was recognized on average impaired loans of $98,000 and $166,000 for 1997 and 1996, respectively. No interest was recognized on impaired loans on a cash basis during 1997 and 1996.

NOTE 4: PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, at December 31, were as follows:

                                                          1997          1996
                                                       -----------   -----------
Leasehold improvements...............................  $ 1,485,000   $ 1,467,000
Furniture and equipment..............................    2,162,000     1,961,000
                                                       -----------   -----------
                                                         3,647,000     3,428,000
Less accumulated depreciation and amortization.......   (2,269,000)   (1,855,000)
                                                       -----------   -----------
Net premises and equipment...........................  $ 1,378,000   $ 1,573,000
                                                       ===========   ===========

NOTE 5: DEPOSITS

Interest bearing deposits in denominations of $100,000 or more were $19,969,000 on December 31, 1997, and $11,931,000 on December 31, 1996.

At December 31, 1997, the scheduled maturities of time deposits were as follows:

1998........................................................   $28,704,000
1999........................................................     2,843,000
2000........................................................     1,970,000
2001........................................................        17,000
2002 and thereafter.........................................     4,191,000
                                                               -----------
                                                               $37,725,000
                                                               ===========

NOTE 6: COMMON STOCK AND CONVERTIBLE SUBORDINATED NOTES

On March 17, 1993, the Company issued 1,380,000 shares of common stock and $6,900,000 of 8.3% convertible subordinated notes (Notes) due April 1, 2003, through a public offering and simultaneously extinguished the $5,006,000 note payable to a financial institution and redeemed 200,000 shares of preferred stock at a price of $5.00 per share plus $13,000 of accumulated dividends.

During the year ended December 31, 1994, the Company repurchased $200,000 face value of the Notes for $191,000. Additionally, the Company repurchased 94,000 shares of common stock at prices ranging from $3.50 per share to $3.94 per share. As of December 31, 1994, 61,000 shares were canceled and 33,000 shares were held in treasury.

During the year ended December 31, 1995, the Company repurchased $188,000 face value of the Notes for $180,000. Additionally, the Company repurchased 38,720 shares of

                             UNION BANKSHARES, LTD.

common stock at prices ranging from $3.81 per share to $3.94 per share. As of December 31, 1995, 71,720 shares were canceled by the Company in addition to the 61,000 canceled the previous year and no shares were held in treasury.

On April 1, 1996, the Company redeemed the Notes. Pursuant to the terms of the Notes, and as a result of the redemption, holders of the Notes were entitled to receive from the Company the redemption price of 101% of the principal amount of the Notes plus accrued interest. Alternatively, at the option of the holder, the Notes were convertible into shares of common stock of the Company at the conversion rate of 157.36 shares of common stock for each $1,000 principal amount of Notes redeemed. As a result of the redemption in 1996, the Company expensed $473,000, the remaining unamortized balance of the debt issuance costs, and a $65,000 redemption premium. These amounts, net of $201,000 of applicable income taxes, have been categorized as an extraordinary loss on the consolidated statement of income.

NOTE 7: NOTES PAYABLE

Notes payable at December 31, 1997 and 1996, consisted of the following components:

                                                           1997          1996
                                                        -----------   ----------
Note payable to financial institution................   $ 2,000,000   $3,500,000
Advances from FHLB...................................    10,000,000           --
                                                        -----------   ----------
          Total notes payable........................   $12,000,000   $3,500,000
                                                        ===========   ==========

The note payable to the financial institution is due April 1, 1998, with interest payable quarterly at the financial institution's base rate (8.5% at December 31, 1997).

The loan is secured by the pledge of shares of the capital stock of the Bank.

The loan agreement provides for a one-year term which is renewable based on compliance with covenants stipulated in the loan agreement. These covenants limit the amount of cash dividends the Company may pay and funded indebtedness it may assume, guarantee, or otherwise create.

The Bank entered into two $5,000,000 advance agreements with the FHLB on January 21, 1997. One advance has an interest rate of 6.34% and matures January 14, 1999. The other advance has an interest rate of 6.5% and matures January 14, 2000. The advances are secured by pledges of securities as discussed in Note 2.

NOTE 8: INCOME TAXES

The provision for income taxes consists of:

                                                   YEARS ENDED DECEMBER 31,
                                              ----------------------------------
                                                 1997        1996        1995
                                              ----------   ---------   ---------
Taxes currently payable.....................  $1,067,000   $ 464,000   $ 454,000
Deferred income taxes.......................    (216,000)   (125,000)   (157,000)
                                              ----------   ---------   ---------
                                              $  851,000   $ 339,000   $ 297,000
                                              ==========   =========   =========

                             UNION BANKSHARES, LTD.

The tax effects of temporary differences related to deferred taxes shown in the December 31, balance sheets are:

                                                            1997        1996
                                                          ---------   ---------
Deferred tax assets:
  Allowance for loan losses.............................  $ 572,000   $ 437,000
  Accrued expenses......................................     96,000     176,000
  Deferred loan fees....................................    134,000      64,000
  Deferred compensation.................................     24,000      11,000
  Furniture, equipment, and improvements................     52,000          --
  Other.................................................      9,000          --
                                                          ---------   ---------
                                                            887,000     688,000
                                                          ---------   ---------
Deferred tax liabilities:
  Federal Home Loan Bank Stock..........................  $ (20,000)  $      --
  Furniture, equipment, and improvements................         --     (16,000)
  Unrealized gains on available-for-sale securities.....   (116,000)   (158,000)
  Other.................................................         --     (21,000)
                                                          ---------   ---------
                                                           (136,000)   (195,000)
                                                          ---------   ---------
          Net deferred tax asset........................  $ 751,000   $ 493,000
                                                          =========   =========

A reconciliation of income tax expenses at the statutory rate to the Company's actual income tax is shown below:

                                                   YEARS ENDED DECEMBER 31,
                                              ----------------------------------
                                                 1997        1996        1995
                                              ----------   ---------   ---------
Computed at the statutory rate (34%)........  $1,016,000   $ 651,000   $ 518,000
Increase (decrease) in income taxes
  resulting from:
  Tax-exempt interest.......................    (328,000)   (406,000)   (349,000)
  Amortization of excess of investment in
     subsidiary over net assets acquired....      79,000      79,000      79,000
  State income taxes, net of federal tax
     benefit................................      17,000      24,000      23,000
  Nondeductible interest....................      30,000      25,000      25,000
  Other, net................................      37,000     (34,000)      1,000
                                              ----------   ---------   ---------
Income tax expense..........................  $  851,000   $ 339,000   $ 297,000
                                              ==========   =========   =========

                             UNION BANKSHARES, LTD.

NOTE 9: EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculation for income before extraordinary item is shown below for the years ended December 31, 1997, 1996, and 1995:

                                              INCOME         SHARES       PER-SHARE
                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                            -----------   -------------   ---------
1997
Income before extraordinary item..........  $ 2,136,000     2,317,056
  Basic earnings per share................                                  $0.92
                                                                            =====
Effect of dilutive securities:
  Stock options...........................           --       217,848
                                            -----------     ---------
Diluted earnings per share................  $ 2,136,000     2,534,904       $0.84
                                            ===========     =========       =====
1996
Income before extraordinary item..........  $ 1,910,000     2,298,804
  Basic earnings per share................                                  $0.83
                                                                            =====
Effect of dilutive securities:
  Stock options...........................           --       116,684
                                            -----------     ---------
Diluted earnings per share................  $ 1,910,000     2,415,488       $0.79
                                            ===========     =========       =====
1995
Income before extraordinary item..........  $ 1,226,000     2,300,472
  Basic earnings per share................                                  $0.53
                                                                            =====
Effect of dilutive securities:
  Stock options...........................                     14,366
  Convertible subordinated notes..........      358,459     1,029,044
                                            -----------     ---------
Diluted earnings per share................  $ 1,584,459     3,343,882       $0.47
                                            ===========     =========       =====

NOTE 10: COMMITMENTS AND CREDIT RISKS

The Bank grants commercial, residential, and other installment loans to customers throughout the state.

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate, and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on balance sheet instruments.

                             UNION BANKSHARES, LTD.

At December 31, 1997 and 1996, the Bank had granted unused lines of credit to borrowers aggregating approximately $45,875,000 and $35,666,000, respectively. At December 31, 1997, unused lines of credit consisted of approximately $45,133,000 for commercial lines and $742,000 for open-end consumer lines.

Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Bank had total outstanding letters of credit amounting to $948,000 and $2,127,000 at December 31, 1997 and 1996, respectively, with terms ranging from 15 days to two years.

At December 31, 1997, the Bank had outstanding commitments to originate loans aggregating approximately $9,468,000. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

NOTE 11: OPERATING LEASES

The Bank leases its premises under a noncancelable lease which expires in 2001. The lease contains a renewal option clause for an additional five-year term and provides for periodic rental adjustment based on the Consumer Price Index.

The estimated future minimum lease payments under noncancelable operating leases at December 31, 1997, were as follows:

1998........................................................   $  574,000
1999........................................................      486,000
2000........................................................      514,000
2001........................................................      506,000
2002........................................................      500,000
Thereafter..................................................      852,000
                                                               ----------
Total future minimum lease payment..........................   $3,432,000
                                                               ==========

Total rental expense for all operating leases (net of month-to-month sublease rental income in 1995), including certain cancelable equipment leases, was $509,000, $458,000, and $362,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

NOTE 12: EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

The Company provides a 401(k) profit sharing plan for its employees, contributing annually to a profit-sharing trust. All employees who are at least 21 years old and who have been employed by the Company for at least one year are eligible to participate. Total contributions were approximately $195,000, $174,000, and $146,000 in 1997, 1996, and 1995, respectively. Employees may contribute from 2% to 15% of their salary, not to exceed $9,500 for 1997 and 1996, respectively, with contributions vested 100%. The Company matches 50% of the first 6% of the participants' contributions; additional contributions may be made at the discretion of the Board of Directors. Company

                             UNION BANKSHARES, LTD.

contributions are 20% vested after the participant has completed two years of service, with 20% incremental increases in vesting for each of the next four years.

During the year ended December 31, 1994, the Company adopted a Non-Employee Director Equity Compensation Plan (Compensation Plan) effective January 1, 1995. The Compensation Plan provides for the initial authorization of 100,000 shares of common stock. Under the provisions of the Compensation Plan, the directors are compensated $6,000 annually provided certain performance measures are met. The directors have the option of accepting the Company's common stock in lieu of cash compensation. If the director opts for common stock, the number of shares issued is determined on the first business day of the year. The director has voting rights on the common stock issued as compensation; however, the common stock is restricted until the director has met all performance measures. In January 1997 and 1996, the Company issued 3,750, and 4,540 common shares, respectively, pursuant to the Compensation Plan at exercise prices of $8.00 and $5.50, respectively.

The Company adopted the Equity Incentive Plan (Incentive Plan) in December 1992 for certain key employees of the Company. The Incentive Plan provides for the authorization of 624,000 shares of common stock, plus an additional authorization of one-half percent of the outstanding shares of common stock as of each succeeding annual anniversary of the effective date of the Incentive Plan. Options issued within the Incentive Plan vest in three equal increments on the date of grant and the first two anniversaries thereof, and expires ten years after date of grant.

A summary of the status of the Incentive Plan at December 31, and changes during the year is presented below:

                              1997                 1996                 1995
                       ------------------   ------------------   ------------------
                                 WEIGHTED             WEIGHTED             WEIGHTED
                                 AVERAGE              AVERAGE              AVERAGE
                                 EXERCISE             EXERCISE             EXERCISE
                       SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                       -------   --------   -------   --------   -------   --------
Outstanding,
  beginning of
  year...............  429,200    $ 4.42    401,500    $ 4.78    226,500    $ 4.31
Granted..............   40,600     11.75     27,700      7.63    175,000      5.37
Exercised............  (22,800)     4.16         --        --         --        --
Forfeited............   (3,600)     6.13         --        --         --        --
                       -------    ------    -------    ------    -------    ------
Outstanding, end of
  year...............  443,400    $ 5.61    429,200    $ 4.92    401,500    $ 4.78
                       =======    ======    =======    ======    =======    ======
Options exercisable,
  end of year........  407,500              351,400              268,500

                             UNION BANKSHARES, LTD.

The following table summarizes information about stock options under the Incentive Plan outstanding at December 31, 1997:

                          OPTIONS OUTSTANDING
                  ------------------------------------    OPTIONS EXERCISABLE
                                 WEIGHTED                ----------------------
                                  AVERAGE     WEIGHTED                 WEIGHTED
                                 REMAINING    AVERAGE                  AVERAGE
   RANGE OF         NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------   -----------   -----------   --------   -----------   --------
         $4.50      154,000       5 years      $ 4.50      154,000      $ 4.50
         $4.00       22,500       6 years      $ 4.00       22,500      $ 4.00
$3.75 to $3.81       32,000       7 years      $ 3.76       32,000      $ 3.76
         $5.38      167,800       8 years      $ 5.38      167,800      $ 5.38
         $7.63       26,500       9 years      $ 7.63       17,666      $ 7.63
        $11.75       40,600      10 years      $11.75       13,534      $11.75

The Company also adopted a Nonemployee Directors' Stock Option Plan (Directors'
Plan) in December 1992. An aggregate of 22,000 shares of common stock are reserved for issuance under the Directors' Plan. Nonemployee directors are automatically granted options to purchase 500 common shares during each fiscal year following election to the Board. The Board of Directors, or a committee consisting of such Board members or other persons as may be appointed by the Board, administer the Directors' Plan. The Directors' Plan is currently administered by the Board of Directors. Each option under the Directors' Plan expires five years from the date of grant.

A summary of the status of the Directors' Plan at December 31, and changes during the year is presented below:

                                1997                1996                1995
                          -----------------   -----------------   -----------------
                                   WEIGHTED            WEIGHTED            WEIGHTED
                                   AVERAGE             AVERAGE             AVERAGE
                                   EXERCISE            EXERCISE            EXERCISE
                          SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                          ------   --------   ------   --------   ------   --------
Outstanding, beginning
  of year...............  12,500    $5.17     10,000    $4.47      7,500    $ 4.13
Granted.................   2,000    12.07      2,500     8.00      2,500      5.50
Exercised...............  (5,500)    4.48         --       --         --        --
Forfeited...............      --       --         --       --         --        --
                          ------    -----     ------    -----     ------    ------
Outstanding, end of
  year..................   9,000    $7.14     12,500    $5.17     10,000    $ 4.47
                          ======    =====     ======    =====     ======    ======
Options exercisable, end
  of year...............   7,000              10,000               7,500

                             UNION BANKSHARES, LTD.

The following table summarizes information about stock options under the Directors' Plan outstanding at December 31, 1997:

                          OPTIONS OUTSTANDING
                  ------------------------------------    OPTIONS EXERCISABLE
                                 WEIGHTED                ----------------------
                                  AVERAGE     WEIGHTED                 WEIGHTED
                                 REMAINING    AVERAGE                  AVERAGE
   RANGE OF         NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------   -----------   -----------   --------   -----------   --------
     $4.13           1,500        1 years      $ 4.13       1,500       $ 4.13
     $3.75           1,500        2 years      $ 3.75       1,500       $ 3.75
     $5.50           1,500        3 years      $ 5.50       1,500       $ 5.50
     $8.00           2,500        4 years      $ 8.00       2,500       $ 8.00
    $12.06           2,000        5 years      $12.06          --       $12.06

In May 1996, the Company adopted an "Option Bonus Plan" (Bonus Plan). In 1996, four of the nine eligible members elected to receive these bonuses in the form of options. Pursuant to this election, the Company issued 72,802 options in January 1997, at an exercise price of $7.63. In 1997, two of the twelve eligible members elected to receive these bonuses in the form of options. Pursuant to this election, the Company issued 5,784 options in January 1998, at an exercise price of $11.75. The exercise price on all options is equal to the market price of the common stock on the date of grant. The option period expires ten years from the date the options were granted. The options vest and are exercisable six months after they are granted. The maximum number of shares that may be issued pursuant to the exercise of these options is 300,000 shares.

A summary of the status of the Bonus Plan at December 31, and changes during the year is presented below:

                                                                     1997
                                                               -----------------
                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                               SHARES    PRICE
                                                               ------   --------
Outstanding, beginning of year..............................   72,802    $ 7.63
Granted.....................................................    5,784     11.75
Exercised...................................................       --        --
Forfeited...................................................       --        --
                                                               ------    ------
Outstanding, end of year....................................   78,586      7.93
                                                               ------    ------
Options exercisable, end of year............................   72,802    $ 7.63
                                                               ======    ======

                             UNION BANKSHARES, LTD.

The following table summarizes information about stock options under the Bonus Plan outstanding at December 31, 1997:

                          OPTIONS OUTSTANDING
                  ------------------------------------    OPTIONS EXERCISABLE
                                 WEIGHTED                ----------------------
                                  AVERAGE     WEIGHTED                 WEIGHTED
                                 REMAINING    AVERAGE                  AVERAGE
RANGE OF            NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------   -----------   -----------   --------   -----------   --------
    $ 7.63          72,802        9 years      $ 7.63      72,802       $7.63
    $11.75           5,784       10 years       11.75          --          --

The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plans, and no compensation cost has been recognized for the plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates using Statement of Financial Accounting Standards No. 123, the Company's net income would have decreased by approximately $172,000, $323,000, and $105,000 in 1997, 1996, and
1995, respectively. In addition, the Company's basic earnings per share would have decreased by $.07 per share, $.14 per share, and $.05 per share in 1997, 1996, and 1995, respectively. Diluted earnings per share would have decreased $.07 per share, $.14 per share, and $.03 per share, respectively.

NOTE 13: OTHER OPERATING EXPENSES

Other operating expenses consist of the following:

                                                   YEARS ENDED DECEMBER 31,
                                             ------------------------------------
                                                1997         1996         1995
                                             ----------   ----------   ----------
Professional services......................  $  586,000   $  618,000   $  456,000
Credit card................................     309,000      247,000      228,000
Legal and accounting.......................     271,000       91,000      334,000
Advertising and promotion..................     200,000      144,000      175,000
Postage and delivery.......................     150,000      114,000      108,000
Software maintenance and amortization......     140,000      124,000      111,000
Service charges............................     129,000      140,000      120,000
Supplies...................................     112,000      138,000      177,000
Insurance and bonds........................     106,000       88,000       89,000
Telephone..................................      88,000       89,000       65,000
Printing...................................      86,000       93,000       62,000
Travel and entertainment...................      67,000      104,000       73,000
Dues and subscriptions.....................      67,000       76,000       67,000
Deposit insurance..........................      19,000        2,000      139,000
Amortization, other........................          --           --       53,000
Amortization of debt issuance costs........          --       17,000       83,000
Other operating expenses...................     188,000       88,000      194,000
                                             ----------   ----------   ----------
                                             $2,518,000   $2,173,000   $2,534,000
                                             ==========   ==========   ==========

                             UNION BANKSHARES, LTD.

NOTE 14: TRANSACTIONS WITH RELATED PARTIES

At December 31, 1997 and 1996, the Bank had loans outstanding to shareholders, executive officers, and directors of the Company and their affiliates, in the amount of $2,175,000 and $1,680,000, respectively. New loans made to shareholders, executive officers, and directors of the Company and their affiliates approximated $716,000 and $916,000, and repayments approximated $221,000 and $434,000 for the years ended December 31, 1997 and 1996, respectively.

At September 30, 1998, the Bank had loans outstanding to shareholders, executive officers, and directors of the Company and their affiliates of $2,403,000. New loans made to shareholders, executive officers, and directors of the Company and their affiliates approximated $713,000 and repayments approximated $485,000 for the nine months ended September 30, 1998.

In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time of comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

From time to time, the Bank purchases loans from a locally owned mortgage company until the mortgage company sells the loans into the secondary mortgage market. The loans are then sold back to the mortgage company. Initially, the Bank receives interest during its holding period of prime plus .50%. All origination fees and interest on the loan in excess of the rate payable to the Bank are retained by the mortgage company. If the mortgage is not sold within specified periods, the Bank is entitled to receive all of the interest paid on the mortgage from inception and may be entitled to receive all or a portion of the origination fees. The mortgage company provides loan servicing during the period that the mortgage is held by the Bank. During the years ended December 31, 1997, 1996, and 1995, the Bank earned interest income on such loans of $59,000, $6,000, and $5,000, respectively. During the nine months ended September 30, 1998, the Bank earned interest income on such loans of $83,000. During the years ended December 31, 1997, 1996, and 1995, the Bank purchased loans in the amounts of $5,762,000, $4,106,000, and $2,450,000 and sold loans in the amount of $4,509,000, $4,106,000, and $2,450,000, respectively. During the nine months ended September 30, 1998, the Bank purchased loans in the amount of $26,476,000, and sold loans in the amount of $25,225,000. All loans sold back to the mortgage company are without recourse to the Bank. The Chairman of the Board of the Bank is a director and treasurer of the mortgage company.

NOTE 15: ADDITIONAL CASH FLOW INFORMATION

ADDITIONAL CASH PAYMENT INFORMATION

                                                  YEARS ENDED DECEMBER 31,
                                            -------------------------------------
                                               1997         1996         1995
                                            ----------   ----------   -----------
Income taxes paid.........................  $  819,000   $  397,000   $   383,000
                                            ==========   ==========   ===========
Interest paid.............................  $5,012,000   $4,347,000   $ 3,858,000
                                            ==========   ==========   ===========

                             UNION BANKSHARES, LTD.

NON-CASH INVESTING ACTIVITIES

Reclassification of securities from
  held-to- maturity to available-for-sale
  at amortized cost.......................  $       --   $       --   $22,377,000
                                            ==========   ==========   ===========
Reclassification of securities from
  available-for-sale to held-to-maturity
  at fair value...........................  $5,092,000   $8,808,000   $10,299,000
                                            ==========   ==========   ===========

NOTE 16: CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

Financial statements of the parent company, Union Bankshares, Ltd., are shown below and should be read in conjunction with the consolidated financial statements.

                            CONDENSED BALANCE SHEETS

                                                                DECEMBER 31,
                                          SEPTEMBER 30,   -------------------------
                                              1998           1997          1996
                                          -------------   -----------   -----------
                                           (UNAUDITED)
ASSETS
Cash....................................   $   642,000    $   311,000   $   711,000
Available-for-sale securities...........     2,685,000      3,700,000     3,436,000
Excess of cost over fair value of net
  assets acquired, net of
  amortization..........................     2,551,000      2,720,000     2,946,000
Investment in subsidiary................    15,158,000     13,757,000    12,515,000
Due from subsidiary.....................            --             --         7,000
Accrued interest receivable.............        75,000         40,000        36,000
Income taxes receivable.................            --             --        26,000
Deferred income taxes...................        26,000         26,000        23,000
                                           -----------    -----------   -----------
          Total Assets..................   $21,137,000    $20,554,000   $19,700,000
                                           ===========    ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Note payable..........................   $ 1,000,000    $ 2,000,000   $ 3,500,000
  Other liabilities.....................       278,000        332,000       168,000
                                           -----------    -----------   -----------
          Total Liabilities.............     1,278,000      2,332,000     3,668,000
                                           -----------    -----------   -----------
STOCKHOLDERS' EQUITY
  Common stock..........................         1,000          1,000         1,000
  Additional paid-in capital............     9,610,000      9,584,000     9,435,000
  Unrealized gains on subsidiary's
     available-for-sale securities......       616,000        253,000       348,000
  Retained earnings.....................     9,632,000      8,384,000     6,248,000
                                           -----------    -----------   -----------
          Total Stockholders' Equity....    19,859,000     18,222,000    16,032,000
                                           -----------    -----------   -----------
          Total Liabilities and
             Stockholders' Equity.......   $21,137,000    $20,554,000   $19,700,000
                                           ===========    ===========   ===========

                             UNION BANKSHARES, LTD.

                         CONDENSED STATEMENTS OF INCOME

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                        -----------------------   ------------------------------------
                                           1998         1997         1997         1996         1995
                                        ----------   ----------   ----------   ----------   ----------
                                              (UNAUDITED)
OPERATING INCOME
  Dividends from subsidiary...........  $  750,000   $1,150,000   $1,600,000   $1,250,000   $1,000,000
  Interest income.....................     135,000      154,000      224,000      241,000      343,000
                                        ----------   ----------   ----------   ----------   ----------
          Total operating income......     885,000    1,304,000    1,824,000    1,491,000    1,343,000
                                        ----------   ----------   ----------   ----------   ----------
OPERATING EXPENSES
  Interest............................     101,000      209,000      268,000      385,000      543,000
  Losses on sales of investment
     securities.......................          --           --           --           --        6,000
  Amortization of excess of investment
     in subsidiary over net assets
     acquired.........................     170,000      170,000      226,000      226,000      226,000
  Salaries and employee benefits......     382,000      345,000      479,000      354,000      322,000
  Occupancy and equipment.............      17,000       13,000       13,000       13,000       14,000
  Other...............................     319,000      253,000      305,000      321,000      357,000
                                        ----------   ----------   ----------   ----------   ----------
          Total operating expenses....     989,000      990,000    1,291,000    1,299,000    1,468,000
                                        ----------   ----------   ----------   ----------   ----------
INCOME (LOSS) BEFORE EQUITY IN
  UNDISTRIBUTED EARNINGS OF
  SUBSIDIARY, INCOME TAX BENEFIT, AND
  EXTRAORDINARY ITEM..................    (104,000)     314,000      533,000      192,000     (125,000)
EQUITY IN UNDISTRIBUTED EARNINGS OF
  SUBSIDIARY..........................   1,038,000      983,000    1,337,000    1,398,000      989,000
INCOME TAX BENEFIT....................     314,000      214,000      266,000      320,000      362,000
                                        ----------   ----------   ----------   ----------   ----------
INCOME BEFORE EXTRAORDINARY ITEM......   1,248,000    1,511,000    2,136,000    1,910,000    1,226,000
EXTRAORDINARY ITEM
  Loss on early extinguishment of debt
     (net of applicable income taxes
     of $201,000).....................  --........           --           --      337,000           --
                                        ----------   ----------   ----------   ----------   ----------
NET INCOME............................  $1,248,000   $1,511,000   $2,136,000   $1,573,000   $1,226,000
                                        ==========   ==========   ==========   ==========   ==========

                             UNION BANKSHARES, LTD.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                                          -------------------------   ---------------------------------------
                                                             1998          1997          1997          1996          1995
                                                          -----------   -----------   -----------   -----------   -----------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................................  $1,248,000..  $ 1,511,000   $ 2,136,000   $ 1,573,000   $ 1,226,000
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    (Gains) losses on repurchase of notes payable.......           --            --            --        65,000        (8,000)
    Losses on sales of securities.......................           --            --            --            --         6,000
    Net amortization of premiums (accretion of
      discounts) on investments.........................        1,000       (28,000)      (20,000)      (99,000)        4,000
    Amortization of debt issuance costs.................           --            --            --       490,000        83,000
    Amortization of excess of cost over net assets
      acquired..........................................      169,000       169,000       226,000       226,000       226,000
    Deferred taxes......................................           --         1,000        (3,000)      (12,000)      (11,000)
  Change in:
    Other assets........................................           --        26,000        26,000       (26,000)       20,000
    Accrued interest receivable.........................      (35,000)      (26,000)       (4,000)       16,000       (20,000)
    Due from subsidiary                                            --         7,000         7,000        41,000         6,000
    Equity in undistributed earnings of subsidiary......   (1,038,000)     (983,000)   (1,337,000)   (1,398,000)     (989,000)
    Other liabilities...................................      (54,000)       96,000       164,000      (228,000)      118,000
                                                          -----------   -----------   -----------   -----------   -----------
         Net cash provided by operating activities......      291,000       773,000     1,195,000       648,000       661,000
                                                          -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available-for-sale securities............   (2,686,000)   (3,699,000)   (3,704,000)   (6,351,000)   (5,665,000)
  Proceeds from sales of available-for-sale
    securities..........................................           --            --            --     4,890,000     4,892,000
  Proceeds from maturities of available-for-sale
    securities..........................................    3,700,000     3,460,000     3,460,000     3,830,000       700,000
                                                          -----------   -----------   -----------   -----------   -----------
         Net cash provided by (used in) investing
           activities...................................    1,014,000      (239,000)     (244,000)    2,369,000       (73,000)
                                                          -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable...........................           --            --            --     4,000,000            --
  Principal repayments of notes payable.................   (1,000,000)     (750,000)   (1,500,000)   (7,077,000)     (180,000)
  Proceeds from issuance of common stock................       26,000       112,000       149,000        51,000        25,000
  Repurchase of common stock............................           --            --            --            --      (150,000)
  Repurchase of stock warrants..........................           --            --            --            --       (69,000)
                                                          -----------   -----------   -----------   -----------   -----------
         Net cash used in financing activities..........     (974,000)     (638,000)   (1,351,000)   (3,026,000)     (374,000)
                                                          -----------   -----------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....      331,000      (104,000)     (400,000)       (9,000)      214,000
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR............      311,000       711,000       711,000       720,000       506,000
                                                          -----------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..................  $   642,000   $   607,000   $   311,000   $   711,000   $   720,000
                                                          ===========   ===========   ===========   ===========   ===========

                             UNION BANKSHARES, LTD.

NOTE 17: REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighing, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table following) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted total assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

                             UNION BANKSHARES, LTD.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table. In accordance with FDIC regulations, no amount has been deducted from capital for interest rate risk.

                                                                                           TO BE WELL
                                                                                        CAPITALIZED UNDER
                                                                     FOR CAPITAL        PROMPT CORRECTIVE
                                                 ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                           -------------------   -------------------   -------------------
                                             AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                           -----------   -----   -----------   -----   -----------   -----
As of December 31, 1997:
  Total risk-based capital (to
    risk-weighted assets):
    Consolidated.........................  $17,208,000   11.2%   $12,308,000   8.0%    $15,386,000   10.0%
    Bank.................................  $15,415,000   10.1%   $12,216,000   8.0%    $15,270,000   10.0%
  Tier I risk-based capital (to
    risk-weighted assets):
    Consolidated.........................  $15,249,000   9.9%    $ 6,154,000   4.0%    $ 9,231,000   6.0%
    Bank.................................  $13,504,000   8.8%    $ 6,108,000   4.0%    $ 9,162,000   6.0%
  Tier I leverage capital (to adjusted
    total assets):
    Consolidated.........................  $15,249,000   6.9%    $ 8,866,000   4.0%    $11,083,000   5.0%
    Bank.................................  $13,504,000   6.6%    $ 8,230,000   4.0%    $10,287,000   5.0%
As of December 31, 1996:
  Total risk-based capital (to
    risk-weighted assets):
    Consolidated.........................  $14,252,000   11.8%   $11,402,000   8.0%    $12,101,000   10.0%
    Bank.................................  $13,673,000   11.4%   $ 9,618,000   8.0%    $12,022,000   10.0%
  Tier I risk-based capital (to
    risk-weighted assets):
    Consolidated.........................  $12,700,000   10.5%   $ 4,840,000   4.0%    $ 7,261,000   6.0%
    Bank.................................  $12,167,000   10.1%   $ 4,809,000   4.0%    $ 7,213,000   6.0%
  Tier I leverage capital (to adjusted
    total assets):
    Consolidated.........................  $12,700,000   7.0%    $ 7,261,000   4.0%    $ 9,080,000   5.0%
    Bank.................................  $12,167,000   6.7%    $ 7,292,000   4.0%    $ 9,115,000   5.0%

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, approximately $3,724,000 of retained earnings were available for dividend declaration without prior regulatory approval.

NOTE 18: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

CASH AND CASH EQUIVALENTS

For these short-term instruments, the carrying amount approximates fair value.

                             UNION BANKSHARES, LTD.

INVESTMENT SECURITIES

Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

LOANS

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

MORTGAGE LOANS HELD-FOR-SALE

Fair values of mortgage loans held-for-sale is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

DEPOSITS

The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

NOTES PAYABLE

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does

                             UNION BANKSHARES, LTD.

not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                     DECEMBER 31, 1997           DECEMBER 31, 1996
                                 -------------------------   -------------------------
                                  CARRYING                    CARRYING
                                   AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                 -----------   -----------   -----------   -----------
FINANCIAL ASSETS
  Cash and due from banks......  $15,314,000   $15,314,000   $12,356,000   $12,356,000
  Federal funds sold...........   11,400,000    11,400,000            --            --
  Available-for-sale
     securities................   37,180,000    37,180,000    39,904,000    39,904,000
  Held-to-maturity
     securities................   27,929,000    28,681,000    24,634,000    24,970,000
  Other investments............      916,000       916,000       494,000       494,000
  Interest receivable..........    1,353,000     1,353,000     1,107,000     1,107,000
  Loans, net of allowance for
     loan losses...............  120,659,000   123,906,000    98,978,000   100,566,000
  Mortgage loans
     held-for-sale.............    1,253,000     1,253,000            --            --
FINANCIAL LIABILITIES
  Deposits.....................  190,076,000   186,829,000   156,409,000   157,049,000
  Federal funds purchased......           --            --     6,200,000     6,200,000
  Notes payable................   12,000,000    12,137,000     3,500,000     3,500,000
  Interest payable.............      187,000       187,000        95,000        95,000
UNRECOGNIZED FINANCIAL
  INSTRUMENTS
  (net of contract amount):
  Commitments to extend
     credit....................           --            --            --            --
  Letters of credit............           --            --            --            --
  Lines of credit..............           --            --            --            --

NOTE 19: FUTURE CHANGES IN ACCOUNTING PRINCIPLE

The Financial Accounting Standards Board recently issued Statement No. 131 (Statement No. 131) "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131, which is to become effective for periods beginning after December 15, 1997, and requires that business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Management believes that Statement No. 131 will have no significant impact on the Company's financial statements.

The Financial Accounting Standards Board recently issued Statement No. 133 (Statement No. 133) "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133, which becomes effective for periods beginning after June 15, 1999, and requires that business enterprises recognized all derivatives either as assets or liabilities in the financial statements and record those instruments at fair value. Changes in fair value of these derivatives are recognized in the statement of income or comprehensive income in the period of change. Management believes that Statement No. 133 will have no significant impact on the Company's financial statements.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Lakewood State Bank
Lakewood, Colorado

We have audited the accompanying balance sheets of Lakewood State Bank (an S corporation) as of December 31, 1997 and 1996 and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lakewood State Bank at December 31, 1997 and 1996 and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ Fortner, Bayens, Levkulich and Co.

Denver, Colorado
January 28, 1998

                              LAKEWOOD STATE BANK

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                          SEPTEMBER 30,   -------------------------
                                              1998           1997          1996
                                          -------------   -----------   -----------
                                           (UNAUDITED)
ASSETS
Cash and due from banks.................   $ 1,873,054    $ 1,974,685   $ 1,794,738
Federal funds sold......................     4,960,000      5,020,000     1,710,000
Securities to be held to maturity.......    11,988,109      7,188,865     6,796,897
Loans...................................    23,962,756     24,585,765    26,138,527
Less allowance for loan losses..........      (336,738)      (363,660)     (372,196)
                                           -----------    -----------   -----------
                                            23,626,018     24,222,105    25,766,331
Bank premises and equipment.............     1,944,997      2,031,654     2,066,324
Accrued interest receivable.............       321,774        196,163       220,561
Real estate acquired by foreclosure.....       158,375        158,375       168,627
Other assets............................        18,233         14,795        21,930
                                           -----------    -----------   -----------
                                           $44,890,560    $40,806,642   $38,545,408
                                           ===========    ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits
     Demand, non-interest bearing.......   $10,351,062    $ 9,782,566   $10,023,075
     Demand, interest bearing...........     9,020,490      8,639,973     7,941,649
     Savings............................     7,239,615      5,925,937     5,311,318
     Time, $100,000 and over............     2,278,863      1,917,320     1,898,307
     Other time.........................    11,392,812     10,297,325     8,869,353
                                           -----------    -----------   -----------
                                            40,282,842     36,563,121    34,043,702
  Accrued interest payable..............       242,499        140,200       112,080
  Income taxes payable..................         3,952          3,952       252,395
  Deferred income tax liability.........        56,558         56,558       321,017
  Other liabilities.....................        47,724         34,956        24,358
                                           -----------    -----------   -----------
          Total liabilities.............    40,633,575     36,798,787    34,753,552
Commitments (note G)
Stockholders' equity
  Common stock -- authorized, issued and
     outstanding, 100,000 shares of $10
     par value..........................     1,000,000      1,000,000     1,000,000
  Capital surplus.......................     1,455,205      1,455,205     1,455,205
  Retained earnings.....................     1,801,780      1,552,650     1,336,651
                                           -----------    -----------   -----------
                                             4,256,985      4,007,855     3,791,856
                                           -----------    -----------   -----------
                                           $44,890,560    $40,806,642   $38,545,408
                                           ===========    ===========   ===========

The accompanying notes are an integral part of these statements.

                              LAKEWOOD STATE BANK

                              STATEMENTS OF INCOME

                                       NINE MONTHS ENDED            YEARS ENDED
                                         SEPTEMBER 30,             DECEMBER 31,
                                    -----------------------   -----------------------
                                       1998         1997         1997         1996
                                    ----------   ----------   ----------   ----------
                                          (UNAUDITED)
Interest income
  Interest and fees on loans......  $1,780,666   $1,995,812   $2,644,190   $2,209,894
  Interest on taxable investment
     securities...................     391,744      241,315      326,014      329,663
  Interest on non-taxable
     investment securities........       4,710        4,743        6,313       13,110
  Interest on federal funds
     sold.........................     218,652       39,507      104,587       77,348
                                    ----------   ----------   ----------   ----------
          Total interest income...   2,395,772    2,281,377    3,081,104    2,630,015
Interest expense
  Demand deposits.................     152,247      142,747      193,504      174,545
  Savings deposits................     137,385      119,247      162,550      152,315
  Time deposits...................     571,212      484,820      664,027      402,997
  Interest on federal funds
     purchased....................          --        1,439        1,439       13,668
                                    ----------   ----------   ----------   ----------
          Total interest
             expense..............     860,844      748,253    1,021,520      743,525
                                    ----------   ----------   ----------   ----------
Net interest income...............   1,534,928    1,533,124    2,059,584    1,886,490
Provision to allowance for loan
  losses (note C).................          --           --           --           --
                                    ----------   ----------   ----------   ----------
          Net interest income
             after reduction in
             allowance for loan
             losses...............   1,534,928    1,533,124    2,059,584    1,886,490
Other income
  Service charges on deposit
     accounts.....................     185,001      214,640      278,775      268,990
  Miscellaneous income............     100,424       97,010      124,200      113,376
                                    ----------   ----------   ----------   ----------
          Total other income......     285,425      311,650      402,975      382,366
Other expenses
  Salaries and employee
     benefits.....................     615,201      579,830      808,079      712,674
  Occupancy expenses of
     premises.....................     158,019      161,490      203,944      202,312
  Furniture and equipment
     expense......................      64,923       72,520      102,554       54,930
  Other expenses..................     358,080      379,970      527,379      444,470
                                    ----------   ----------   ----------   ----------
          Total other expenses....   1,196,223    1,193,810    1,641,956    1,414,386
                                    ----------   ----------   ----------   ----------
          Income before income
             taxes................     624,130      650,964      820,603      854,470
Income tax benefit (expense)
  Current income tax..............          --      (16,400)     (24,063)    (262,362)
  Deferred income tax.............          --      253,007      264,459      (23,638)
                                    ----------   ----------   ----------   ----------
                                            --      236,607      240,396     (286,000)
                                    ----------   ----------   ----------   ----------
NET INCOME........................  $  624,130   $  887,571   $1,060,999   $  568,470
                                    ==========   ==========   ==========   ==========
Earnings per common share.........  $     6.24   $     8.87   $    10.61   $     5.68
                                    ==========   ==========   ==========   ==========
Average shares outstanding........     100,000      100,000      100,000      100,000
                                    ==========   ==========   ==========   ==========

The accompanying notes are an integral part of these statements.

                              LAKEWOOD STATE BANK

                       STATEMENT OF STOCKHOLDERS' EQUITY
                     TWO YEARS ENDED DECEMBER 31, 1997 AND
                NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

                                                                   UNREALIZED
                                                                    LOSS ON
                                                                   SECURITIES
                                                                   AVAILABLE
                             COMMON      CAPITAL      RETAINED     FOR SALE,
                             STOCK       SURPLUS      EARNINGS    NET OF TAXES     TOTAL
                           ----------   ----------   ----------   ------------   ----------
Balance at January 1,
  1996...................  $1,000,000   $1,455,205   $  868,181      $(429)      $3,322,957
Cash dividend
  paid -- $1.00 per
  share..................          --           --     (100,000)        --         (100,000)
Net income for the
  1996...................          --           --      568,470         --          568,470
Change in unrealized loss
  on securities available
  for sale...............          --           --           --        429              429
                           ----------   ----------   ----------      -----       ----------
Balance at December 31,
  1996...................   1,000,000    1,455,205    1,336,651         --        3,791,856
Cash dividend
  paid -- $8.45 per
  share..................          --           --     (845,000)        --         (845,000)
Net income for the
  1997...................          --           --    1,060,999         --        1,060,999
                           ----------   ----------   ----------      -----       ----------
Balance at December 31,
  1997...................   1,000,000    1,455,205    1,552,650         --        4,007,855
Cash dividend
  paid -- $3.75 per
  share..................          --           --     (375,000)        --         (375,000)
                           ----------   ----------   ----------      -----       ----------
Net income for period....          --           --      624,130         --          624,130
                           ----------   ----------   ----------      -----       ----------
Balance at September 30,
  1998...................  $1,000,000   $1,455,205   $1,801,780      $  --       $4,256,985
                           ==========   ==========   ==========      =====       ==========

The accompanying notes are an integral part of this statement.

                              LAKEWOOD STATE BANK

                            STATEMENTS OF CASH FLOWS

                                             NINE MONTHS ENDED              YEARS ENDED
                                               SEPTEMBER 30,               DECEMBER 31,
                                         -------------------------   -------------------------
                                            1998          1997          1997          1996
                                         -----------   -----------   -----------   -----------
                                                (UNAUDITED)
Operating activities
  Net income...........................  $   624,130   $   887,571   $ 1,060,999   $   568,470
  Adjustments to reconcile net income
    to net cash provided by operating
    activities
    Depreciation and amortization......      143,850       119,970       159,999       118,642
    Deferred income taxes..............           --      (253,007)     (264,459)       23,638
    Writedown on real estate...........           --            --        10,252            --
    Changes in deferrals and accruals
       Decrease (increase) in interest
         receivable....................     (125,611)      (35,641)       24,398       (44,366)
       Increase in interest payable....      102,299        94,033        28,120        46,879
       Increase (decrease) in income
         taxes payable.................           --      (252,395)     (248,443)      252,395
       Other, net......................        9,330        19,138        17,733       (27,140)
                                         -----------   -----------   -----------   -----------
         Net cash provided by operating
           activities..................      753,998       579,669       788,599       938,518
Investing activities
  Net (increase) decrease in federal
    funds sold.........................       60,000      (830,000)   (3,310,000)      560,000
  Purchase of securities to be held to
    maturity...........................   (6,025,394)   (1,198,958)   (3,716,709)   (4,319,229)
  Proceeds from maturities of
    securities to be held to
    maturity...........................    1,200,000     2,410,000     3,310,000     3,820,000
  Proceeds from maturities of available
    for sale securities................           --            --            --       500,000
  Net decrease (increase) in loans.....      596,087      (197,157)    1,544,226    (6,992,808)
  Expenditures for equipment and
    building improvements..............      (31,043)      (73,694)     (110,588)     (107,208)
                                         -----------   -----------   -----------   -----------
         Net cash (applied to) provided
           by investing activities.....   (4,200,350)      110,191    (2,283,071)   (6,539,245)
Financing activities
  Net increase (decrease) in demand and
    savings deposits...................    2,262,691      (687,362)    1,072,434     1,598,190
  Net increase in certificates of
    deposit............................    1,457,030       507,790     1,446,985     4,378,971
  Cash dividends paid..................     (375,000)     (345,000)     (845,000)     (100,000)
                                         -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           financing activities........    3,344,721      (524,572)    1,674,419     5,877,161
                                         -----------   -----------   -----------   -----------
Net increase in cash and due from
  banks................................     (101,631)      165,288       179,947       276,434
Cash and due from banks at beginning of
  year.................................    1,974,685     1,794,738     1,794,738     1,518,304
                                         -----------   -----------   -----------   -----------
Cash and due from banks at end of
  year.................................  $ 1,873,054   $ 1,960,026   $ 1,974,685   $ 1,794,738
                                         ===========   ===========   ===========   ===========
Supplemental disclosures of cash flow
  information
  Cash paid for:
    Interest expense...................  $   758,545   $   654,220   $   993,400   $   696,646
    Income taxes.......................           --            --       272,506        20,188

                              LAKEWOOD STATE BANK

                         NOTES TO FINANCIAL STATEMENTS
               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

NOTE A -- SUMMARY OF ACCOUNTING POLICIES

NATURE OF OPERATIONS

Lakewood State Bank ("the Bank") provides a full range of banking and mortgage services to individual and corporate customers principally in the Lakewood area. A majority of the Bank's loans are related to real estate activities. Borrowers' abilities to honor their loans are dependent upon the continued economic viability of the area. The Bank is subject to competition from other financial institutions for loans and deposit accounts. The Bank is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination.

INVESTMENT SECURITIES

The Bank revalues securities designated as available for sale at each reporting period. The unrealized gain or loss, net of tax effect is recorded as an element of stockholders' equity.

The designation of a security as held to maturity or available for sale is made at the time of acquisition. The held to maturity classification includes debt securities that the Bank has the positive intent and ability to hold to maturity which are carried at amortized cost. The available for sale classification includes debt and equity securities which are carried at fair value. Unrealized gains and losses on securities available for sale are included as a separate component of stockholders' equity, net of tax effect. Gains or losses on sales of securities are recognized by the specific identification method.

                              LAKEWOOD STATE BANK

               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

LOANS

Loans are reported at the principal amount outstanding, net of loan fees and the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

Loan fee income, net of direct origination costs, which is equivalent to interest, is generally recognized in income over the term of the loan.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained through provisions or reductions for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, leases and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases and commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay.

For impairment recognized in accordance with Financial Accounting Standards Board ("FASB") Statement No. 114, Accounting by Creditors for Impairment of a Loan, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

                              LAKEWOOD STATE BANK

               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on the straight-line method.

INCOME TAXES

Through 1996, current and deferred income tax assets or liabilities were recognized subject to certain limitations, for the tax consequences of all events that have been recognized in the financial statements. The deferred income tax asset or liability is measured by the provisions of enacted tax laws.

Effective January 1, 1997, the Bank elected to be taxed under the provisions of Subchapter S and the Internal Revenue Code. Under these provisions, the Bank does not pay income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the Bank.

REAL ESTATE ACQUIRED BY FORECLOSURE

Real estate acquired by foreclosure is recorded by the Bank at the lower of cost or market. Gain or loss on the sale of real estate owned, if any, is recognized at the time of the sale.

STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, the Bank has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

NET INCOME PER SHARE OF COMMON STOCK

Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year.

NEW ACCOUNTING STANDARDS

Effective January 1, 1997, the Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 125,"Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". the adoption of SFAS No. 125 did not impact the Bank's financial condition or results of operations.

In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 129, "Disclosure of Information About Capital Structure," which codifies existing disclosure requirements regarding capital structure. SFAS No. 129 did not have a significant impact on the Bank's current capital structure disclosures.

                              LAKEWOOD STATE BANK

               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", (SFAS 130) and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 requires disclosures of the components of comprehensive income and the accumulated balance of other comprehensive income within total stockholders' equity. SFAS 131 requires disclosure of selected information about operating segments including segment income, revenues and asset data. Operating segments, as defined in SFAS 131, would include those components for which financial information is available and evaluated regularly by the chief operating decision maker in assessing performance and making resource allocation determinations for operating components such as those which exceeds 10 percent or more of combined revenue, income, or assets. These standards are effective for fiscal years beginning after December 15, 1997, and are not expected to have a material impact on the Bank's financial statements. The Bank had no items of accumulated comprehensive income at December 31, 1997, 1996 or September 30, 1998.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits", which revises employers' disclosures about pension and other post retirement benefit plans and suggests combined formats for presentation of pension and other postretirement benefit disclosures. It is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available. This standard is not expected to have a material impact on the Bank's financial statements.

NOTE B -- INVESTMENT SECURITIES

The Bank had securities with the following carrying value and estimated fair market values:

                                                 SEPTEMBER 30, 1998
                                 ---------------------------------------------------
                                                 GROSS        GROSS       ESTIMATED
                                  AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                    COST         GAINS        LOSSES        VALUE
                                 -----------   ----------   ----------   -----------
Securities to be Held to
  Maturity
  U.S. Treasury securities.....  $ 1,612,097    $10,515         $--      $ 1,622,612
  U.S. Agency securities.......   10,225,215     63,843          --       10,289,058
  State and political
     subdivision obligations...      150,797        899          --          151,696
                                 -----------    -------          --      -----------
                                 $11,988,109    $75,257         $--      $12,063,366
                                 ===========    =======         ===      ===========

                              LAKEWOOD STATE BANK

               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

                                                   DECEMBER 31, 1997
                                   -------------------------------------------------
                                                  GROSS        GROSS      ESTIMATED
                                   AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                      COST        GAINS        LOSSES       VALUE
                                   ----------   ----------   ----------   ----------
Securities to be Held to Maturity
  U.S. Treasury securities.......  $  814,200     $1,413      $ 1,334     $  814,279
  U.S. Agency securities.........   6,223,740      3,273       21,270      6,205,743
  State and political subdivision
     obligations.................     150,925         98          101        150,922
                                   ----------     ------      -------     ----------
                                   $7,188,865     $4,784      $22,705     $7,170,944
                                   ==========     ======      =======     ==========

                                                   DECEMBER 31, 1996
                                   -------------------------------------------------
                                                  GROSS        GROSS      ESTIMATED
                                   AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                      COST        GAINS        LOSSES       VALUE
                                   ----------   ----------   ----------   ----------
Securities to be Held to Maturity
  U.S. Treasury securities.......  $2,724,422     $4,260      $ 7,192     $2,721,490
  U.S. Agency securities.........   3,821,413      1,234        4,271      3,818,376
  State and political subdivision
     obligations.................     251,062         97          972        250,187
                                   ----------     ------      -------     ----------
                                   $6,796,897     $5,591      $12,435     $6,790,053
                                   ==========     ======      =======     ==========

The amortized cost and estimated market value of securities at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                            SECURITIES TO BE
                                                            HELD TO MATURITY
                                                         -----------------------
                                                         AMORTIZED      MARKET
                                                            COST        VALUE
                                                         ----------   ----------
Due in one year or less................................  $3,103,633   $3,101,381
Due after one year through five years..................   4,034,307    4,018,540
Due after five years through ten years.................      50,925       51,023
Due after ten years....................................          --           --
                                                         ----------   ----------
                                                         $7,188,865   $7,170,944
                                                         ==========   ==========

Securities included in the accompanying balance sheets at December 31, 1997 and 1996 with a carrying value of $100,000 and $99,967, respectively, are pledged as collateral for public deposits and for other purposes as required or permitted by law.

                              LAKEWOOD STATE BANK

               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

NOTE C -- LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

Loans consisted of the following:

                                                                DECEMBER 31,
                                          SEPTEMBER 30,   -------------------------
                                              1998           1997          1996
                                          -------------   -----------   -----------
Commercial and other....................   $ 4,496,241    $ 5,193,902   $ 5,461,607
Real estate -- construction and
  development...........................     3,789,430      2,376,170     2,321,442
Real estate -- other....................     8,622,005     10,510,598    12,614,516
Consumer................................     7,084,672      6,530,643     5,778,407
Overdrafts..............................         1,033          1,352           803
                                           -----------    -----------   -----------
                                            23,993,381     24,612,665    26,176,775
Less unearned loan fees.................       (30,625)       (26,900)      (38,248)
                                           -----------    -----------   -----------
                                           $23,962,756    $24,585,765   $26,138,527
                                           ===========    ===========   ===========

There were no loans transferred to foreclosed real estate in 1997 or 1996.

The Bank had loans having payments delinquent more than sixty days at December 31, 1997 and 1996 of $3,722 and $-0-, respectively.

The accrual of interest had been discontinued on principal balances of loans totaling $47,694, $30,600, and $-0- at September 30, 1998 and December 31, 1997
and 1996, respectively.

Transactions in the allowance for possible loan losses are as follows:

                                           NINE MONTHS
                                              ENDED              YEARS ENDED
                                          SEPTEMBER 30,         DECEMBER 31,
                                       -------------------   -------------------
                                         1998       1997       1997       1996
                                       --------   --------   --------   --------
Balance at beginning of year.........  $363,660   $372,196   $372,196   $290,210
Recoveries...........................     9,274     29,890     32,649     99,914
Loans charged off....................   (36,196)   (19,101)   (41,185)   (17,928)
                                       --------   --------   --------   --------
Balance at December 31,..............  $336,738   $382,985   $363,660   $372,196
                                       ========   ========   ========   ========

                              LAKEWOOD STATE BANK

               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

NOTE D -- BANK PREMISES AND EQUIPMENT

At December 31, bank premises and equipment, less accumulated depreciation, consisted of the following:

                                                              1997
                                             --------------------------------------
                                                          ACCUMULATED       NET
                                                COST      DEPRECIATION     AMOUNT
                                             ----------   ------------   ----------
Bank premises..............................  $2,612,829    $1,352,701    $1,260,128
Equipment..................................     669,319       498,193       171,126
Land.......................................     600,400            --       600,400
                                             ----------    ----------    ----------
                                             $3,882,548    $1,850,894    $2,031,654
                                             ==========    ==========    ==========

                                                              1996
                                             --------------------------------------
                                                          ACCUMULATED       NET
                                                COST      DEPRECIATION     AMOUNT
                                             ----------   ------------   ----------
Bank premises..............................  $2,586,015    $1,255,577    $1,330,438
Equipment..................................     585,544       450,058       135,486
Land.......................................     600,400            --       600,400
                                             ----------    ----------    ----------
                                             $3,771,959    $1,705,635    $2,066,324
                                             ==========    ==========    ==========

NOTE E -- DEPOSITS

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

1998........................................................   $ 8,138,935
1999........................................................     2,616,435
2000........................................................       414,952
2001........................................................       327,015
2002........................................................       528,578
Thereafter..................................................       188,730
                                                               -----------
                                                               $12,214,645
                                                               ===========

NOTE F -- INCOME TAXES

1997

Effective January 1, 1997, the Bank elected to be taxed under Subchapter S of the Internal Revenue Code. In accordance with generally accepted accounting principles, the Bank eliminated all unnecessary deferred tax assets and liabilities, which resulted in a tax

                              LAKEWOOD STATE BANK

               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

benefit of $240,396 being recognized in 1997. The remaining deferred tax liability at December 31, 1997 is attributable to the anticipated tax on the recapture of the allowance for loan losses for tax purposes.

1996

A deferred tax asset or liability was recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes. Listed below are the components of the net deferred tax liability as of December 31, 1996:

Deferred tax liabilities
  Depreciation..............................................   $(447,529)
Deferred tax assets
  Allowance for loan losses.................................      44,133
  Writedowns of other real estate owned.....................      82,379
                                                               ---------
          Total deferred tax assets.........................     126,512
Valuation allowance.........................................          --
                                                               ---------
          Net deferred tax liability........................   $(321,017)
                                                               =========

The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being tax-exempt income.

NOTE G -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                              LAKEWOOD STATE BANK

               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

                                                                 DECEMBER 31,
                                            SEPTEMBER 30,   -----------------------
                                                1998           1997         1996
                                            -------------   ----------   ----------
Financial instruments whose contract
  amounts represent credit risk
  Commitments to extend credit............   $4,843,712     $3,025,400   $2,532,500
  Stand-by letters of credit..............       52,425         47,915       45,565

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE H -- EMPLOYEE BENEFIT PLANS

The Bank has a profit sharing plan for employees under which it contributes a portion of its earnings annually. The annual amount contributed by the Bank to the plan is determined by the Board of Directors and is allocated to each eligible employee according to individual compensation. Participants vest in accordance with the provisions of the plan based on years of service completed to a maximum of 100%. Contributions of $3,000 and $30,000 were made to the plan in 1997 and 1996, respectively.

In 1996 the Bank established a defined contribution pension plan covering substantially all employees. The plan allows employees to make salary deferrals and allows the Bank to make discretionary matching contributions. Salaries and employee benefits expense includes $10,300 and $10,200 in 1997 and 1996 for this plan.

NOTE I -- RELATED PARTY TRANSACTIONS

At December 31, 1997 and 1996, the Bank had loans receivable from directors, officers and principal shareholders (more than ten percent ownership) of the Bank and their related business interests aggregating approximately $430,000 and $658,700, respectively.

                              LAKEWOOD STATE BANK

               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

NOTE J -- REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Colorado Division of Banking categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                              LAKEWOOD STATE BANK

               (ALL FINANCIAL INFORMATION FOR SEPTEMBER 30, 1998
                             AND 1997 IS UNAUDITED)

The Bank's actual capital amounts and ratios are also presented in the following table:

                                                                            TO BE WELL
                                                                         CAPITALIZED UNDER
                                                    FOR CAPITAL          PROMPT CORRECTIVE
                                 ACTUAL          ADEQUACY PURPOSES       ACTION PROVISIONS
                           ------------------   --------------------   ---------------------
                             AMOUNT     RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                           ----------   -----   ------------   -----   ------------   ------
As of December 31, 1997
  Total capital (to risk
     weighted assets)....  $4,372,000   11.4%     $3,065,000     8.0%    $3,831,000     10.0%
  Tier 1 capital (to risk
     weighted assets)....   4,008,000   10.5       1,533,000     4.0      2,299,000      6.0
  Tier 1 capital (to
     average assets).....   4,008,000    9.9       1,627,000     4.0      2,034,000      5.0
As of December 31, 1996
  Total capital (to risk
     weighted assets)....  $4,055,000   12.7%     $2,539,000     8.0%    $3,174,000     10.0%
  Tier 1 capital (to risk
     weighted assets)....   3,682,000   11.6       1,270,000     4.0      1,904,000      6.0
  Tier 1 capital (to
     average assets).....   3,682,000   10.9       1,342,000     4.0      1,677,000      5.0

Capital ratios for the Bank as of September 30, 1998, are as follows:

Total capital to risk-weighted assets.......................  17.3%
Tier 1 capital to risk-weighted assets......................  16.1%
Tier 1 capital to average assets............................   9.5%

NOTE K -- SUBSEQUENT EVENT (UNAUDITED)

On August 27, 1998, the Bank entered into an Agreement and Plan of Merger (Agreement) with Union Bank and Trust Company. Under the Agreement, shareholders of the Bank will exchange their stock for cash. The Agreement is subject to approval by certain regulatory authorities. It is anticipated the exchange will be completed in the fourth quarter of 1998.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THE INFORMATION HEREIN OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ----------------------

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                      1,315,790 Trust Preferred Securities
                        UNION BANKSHARES CAPITAL TRUST I
                              9% Cumulative Trust
                              Preferred Securities
                         (Liquidation Amount $7.60 Per
                           Trust Preferred Security)
                            Guaranteed as Described
                             in this Prospectus by
                             UNION BANKSHARES, LTD.
                              --------------------
                                   PROSPECTUS
                              --------------------

                      BIGELOW & COMPANY INVESTMENT BANKERS

                            BARINGTON CAPITAL GROUP
                               December 11, 1998
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